SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________

FORM 11-K

ANNUAL REPORT
PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

[X]        Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the Fiscal Year Ended December 31, 2019

OR

[ ]        Transition Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the transition period from ___________ to ____________.

Commission file number 001-02979
_______________________________________

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:
Wells Fargo & Company 401(k) Plan
c/o Wells Fargo & Company
550 S. 4th Street
Minneapolis, MN 55415

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
Wells Fargo & Company
420 Montgomery Street
San Francisco, CA 94104

(a)
The following financial statements and reports, which have been prepared pursuant to the requirements of the Employee Retirement Income Security Act of 1974, are filed as part of this Annual Report on Form 11-K:

Report of Independent Registered Public Accounting Firm

Financial Statements:
Statements of Net Assets Available for Benefits as of December 31, 2019 and 2018
Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2019 and 2018
Notes to Financial Statements

Supplemental Schedule:

Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2019

(b)	The following Exhibit is filed as part of this Annual Report on Form 11-K:

(23)        Consent of Independent Registered Public Accounting Firm.

WELLS FARGO & COMPANY 401(k) PLAN
Financial Statements and Supplemental Schedule
December 31, 2019 and 2018
(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm
To the Plan Participants and Plan Administrator
Wells Fargo & Company 401(k) Plan:
Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of Wells Fargo & Company 401(k) Plan (the Plan) as of December 31, 2019 and 2018, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2019 and 2018, and the changes in net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information
The supplemental information in the accompanying Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2019 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have not been able to determine the specific year that we began serving as the Plan’s auditor, however we are aware that we have served as the Plan’s auditor since at least 1989.

San Francisco, California
June 26, 2020

WELLS FARGO & COMPANY 401(k) PLAN
Statements of Net Assets Available for Benefits
December 31, 2019 and 2018
	2019	2018
Assets:
Investments at fair value (notes 3, 4, and 5):
Wells Fargo ESOP Fund (note 3):
Company common stock:
Allocated	$9,366,536,745	8,031,757,363
Unallocated	—	830
Company convertible preferred stock – unallocated	1,231,374,393	1,803,375,680
Short-term investments:
Allocated	116,280,137	104,969,272
Unallocated	86,224,731	—
	10,800,416,006	9,940,103,145
Multi-manager funds:
Collective investment funds	7,171,276,746	5,915,427,985
Mutual funds	3,546,242,857	3,004,463,403
	10,717,519,603	8,919,891,388
Collective investment funds	20,247,438,314	15,981,796,989
Mutual funds	689,913,628	566,630,229
Wells Fargo Stable Value Fund
Collective investment funds	299,158,085	316,795,534
Investments at fair value	42,754,445,636	35,725,217,285
Investments at contract value
Wells Fargo Stable Value Fund
Security-backed contracts	4,262,646,711	3,994,052,886
Total investments	47,017,092,347	39,719,270,171
Notes receivable from participants	934,038,551	1,082,441,301
Employer match contribution receivable	224,571,691	—
Employer profit sharing contribution receivable	—	193,042,633
Accrued income	1,163,585	1,303,079
Total assets	48,176,866,174	40,996,057,184
Liabilities:
ESOP notes payable – unallocated (notes 4 and 12)	(1,142,883,975)	(1,501,694,133)
Excess contributions and earnings payable (notes 2(l) and 14)	(34,080)	(37,518)
Total liabilities	(1,142,918,055)	(1,501,731,651)
Net assets available for benefits	$47,033,948,119	39,494,325,533

See accompanying notes to financial statements.

WELLS FARGO & COMPANY 401(k) PLAN
Statements of Changes in Net Assets Available for Benefits
December 31, 2019 and 2018
	2019	2018
Additions (deductions) to net assets attributed to:
Investment income:
Net appreciation (depreciation) in fair value of investments	$7,388,465,241	(4,764,260,163)
Dividends, net of pass-through dividends of $49,130,637
and $43,044,531 respectively	646,828,570	743,100,551
Interest	127,027,856	99,466,233
Total investment income (loss)	8,162,321,667	(3,921,693,379)
Contributions:
Employer	1,089,126,684	961,370,887
Participants, net of excess contributions of $30,976 and
$40,908 respectively	1,804,473,631	1,731,970,210
Total contributions	2,893,600,315	2,693,341,097
Interest income from notes receivable from participants	62,181,450	61,304,646
Other income (note 9)	—	47,973
Total additions (deductions) to plan assets	11,118,103,432	(1,166,999,663)
Benefits paid to participants	(3,554,312,644)	(3,532,543,608)
ESOP interest expense	(24,168,202)	(42,494,855)
Total deductions to plan assets	(3,578,480,846)	(3,575,038,463)
Net increase (decrease)	7,539,622,586	(4,742,038,126)
Net assets available for benefits:
Beginning of year	39,494,325,533	44,236,363,659
End of year	$47,033,948,119	39,494,325,533

See accompanying notes to financial statements.

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

(1)        Description of Plan
The following description of the Wells Fargo & Company 401(k) Plan (the “Plan”) provides only general information. Participants should refer to the Plan document, as amended, for a more complete description of the Plan’s provisions.
(a)       General
The Plan is a defined contribution plan with a 401(k) feature sponsored by Wells Fargo & Company (the “Company”, "Wells Fargo" or “Plan Sponsor”). A portion of the Plan invested in Company stock is an Employee Stock Ownership Plan (ESOP). All subsidiaries of the Company with U.S.-based employees are participating employers in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended, and the Internal Revenue Code (IRC), as amended. Employees, who satisfy the Plan’s eligibility requirements, become eligible to make salary deferral contributions (before‑tax, Roth, or a combination of both) on the first day of the month following one calendar month of service and are eligible to receive employer matching contributions on the first day of the quarter following the completion of one year of vesting service, subject to other eligibility requirements. Employees are also eligible to receive employer discretionary profit sharing contributions, if awarded by the Human Resources Committee of the board of directors of the Company, after completion of one year of vesting service and satisfaction of other eligibility requirements.
The Plan is a safe harbor 401(k) plan under the IRC. As a result, the matching contributions made to the Plan are considered safe harbor matching contributions, and the contributions will automatically satisfy the nondiscrimination testing requirements under IRC section 401(m). In addition, the salary deferral contributions for participants who have at least one year of service will also automatically satisfy the nondiscrimination testing requirements under IRC Section 401(k).
The Plan is administered by the Plan Administrator. The Plan document requires that Company common stock be offered as an available investment option to participants through the Wells Fargo ESOP Fund. The Employee Benefit Review Committee (the “Committee”) has discretion under the Plan to select additional investment alternatives to be offered to participants. Under the terms of a trust agreement between the Company, Wells Fargo Bank, N.A. (the “Trustee”), which is a wholly owned subsidiary of the Company, and the Plan, the Trustee manages the Plan’s assets in one or more funds (“Trust”) on behalf of the Plan, except to the extent the Trustee is directed by the Committee. GreatBanc Trust Company has been appointed the Independent Fiduciary (the “Independent Fiduciary”) to act as a named fiduciary by the Company for limited purposes in connection with the ESOP provisions of the Plan.
Effective January 1, 2019, the Plan was amended and restated to (i) incorporate all previous separate amendments; (ii) revise certain references to money sources; (iii) remove employer money sources from the regular in-service withdrawal feature; and (iv) remove historical references.

5(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

Effective January 1, 2019, the Plan’s loan rules were revised to (i) state that participants may have two loans outstanding at any time, with one of those loans being a principal residence loan; and (ii) revise certain references to money sources available for a loan.
Effective January 1, 2018, Section 10.9(b) of the Plan was amended to describe the available money sources for certain in-service withdrawals. Effective April 1, 2018, Section 5 of Exhibit II of the Plan was amended to describe the process related to claims based on disability, as required by regulatory changes. Effective July 27, 2018, the Plan was amended to remove the Well Fargo Non-ESOP Fund as an investment option.

(b)        Contributions and Vesting
Each year, eligible participants may make salary deferral contributions, subject to certain limitations, from 1% to 50% of their certified compensation, as defined in the Plan. These contributions are matched by the Company in an amount equal to 100% of up to 6% of participants’ annual, eligible certified compensation. Participants age 50 or older can make before-tax catch‑up, or Roth catch‑up (or a combination of both) salary deferral contributions each year in accordance with limits set by the IRS. Catch‑up contributions are generally not eligible for employer matching contributions. Participants are fully vested in their salary deferral contributions. The employer matching contributions are automatically invested in the Wells Fargo ESOP Fund, which is primarily invested in the Company’s common stock, and participants can reallocate their Plan account balance, including employer matching contributions, at any time. All actively employed participants in the Plan are fully vested in their employer matching contributions.

The Company may make a discretionary profit sharing contribution to the Plan for a year, which is allocated to eligible participants’ Plan accounts. If such a contribution is to be made for a particular year, the Company will determine the percentage of certified compensation for the year to be contributed for each eligible participant (not to exceed 4% of annual, eligible certified compensation). The profit sharing contributions are automatically invested in the Wells Fargo ESOP Fund, which is primarily invested in the Company’s common stock, and become 100% vested after three years of service. Participants can transfer out of the Wells Fargo ESOP Fund into any other available investment funds under the Plan at any time. For the year ended December 31, 2018, the Company made a 1% discretionary profit sharing contribution totaling $193,042,633. A discretionary profit sharing contribution to the Plan was not made for 2019.

Plan participants may also elect to roll over distributions from a former employer’s qualified retirement plan or a qualified Individual Retirement Account to the Plan.

(c)        Participant Accounts
Each participant’s Plan account is credited with the participant’s salary deferral contributions; the Company’s matching contributions, and any discretionary profit sharing contributions, which are subject to investment gains and losses. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested Plan account.

6(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

(d)        ESOP Plan Notes
As an ESOP, the Plan may borrow money from the Company or directly from outside lenders for the purpose of purchasing the Company’s common or preferred stock. The Plan may also purchase the Company’s common stock from entities other than the Company. During 2018, the Plan borrowed money from the Company to buy Company preferred stock (note 12). There was no new ESOP loan issued in 2019.
(e)        Payment of Benefits and Forfeitures
Upon termination of employment, a participant may elect to receive his or her vested Plan account balance as a lump sum or as a partial lump sum distribution. The option of installment payments was only available to participants who commenced installment payments prior to January 1, 2010. Certain participants with grandfathered benefits from plans merged into the Plan may also take their benefit as an annuity. Distributions from all funds are made in cash; however, a participant invested in the Company’s common stock may elect to receive shares of the Company’s common stock in-kind with the value of fractional shares paid in cash. If the participant’s balance is less than $1,000, a distribution is made as a lump sum upon termination, unless the participant elects to rollover their account balance or takes the portion of their account invested in the Company’s common stock in-kind.
While employed, a participant may make withdrawals from his or her Plan account (as allowed under IRS regulations) subject to certain restrictions, as described in the Plan. Certain restrictions associated with withdrawals may be waived in the event a participant demonstrates financial hardship. A participant invested in the Company’s common stock may request that the portion of their withdrawal invested in the Company’s common stock be disbursed in-kind with the value of fractional shares paid in cash.
When a participant terminates employment, he or she is entitled to distribution of his or her total vested account balance. The nonvested portion is forfeited and serves to reduce future employer contributions. Forfeitures used to offset employer contributions were approximately $3,332,000 and $2,923,000 for the years ended December 31, 2019 and 2018, respectively. The unallocated forfeiture account balance was $0 for both years ended December 31, 2019 and 2018.

(f)         Notes Receivable from Participants
Two types of participant loans are available under the Plan: general purpose and principal residence. General-purpose loans may be obtained for periods of up to five years. Principal residence loans are available only to finance the purchase or construction of the participant’s principal residence, and may not exceed 20 years. Prior to January 1, 2019, participants may have three loans outstanding at any time with one of those loans being a principal residence loan. The maximum amount of any loan, when added to the balance outstanding on all other loans to the participant, may not exceed the lesser of (1) $50,000 reduced by the excess (if any) of (A) the highest outstanding balance of loans from the Plan to the Participant during the one-year period

7(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

ending on the day before the date on which the loan is made, over (B) the outstanding balance of loans from the Plan to the Participant on the date on which the loan is made, or (2)    One-half of the value of the Participant’s vested Account balance on the date on which the loan is made. The minimum principal amount for any loan is $500. The loan interest rate is 2% above the prime rate charged by Wells Fargo Bank, N.A., the 401(k) Plan Trustee. Repayments on loans are generally made through biweekly payroll deductions and are immediately allocated back to the appropriate funds based on the participant’s investment elections. Loans may be repaid in full at any time. As of December 31, 2019, interest rates ranged from 3.25% to 11.50% and loans mature through December 16, 2039.

Upon termination of employment or death, loans must be repaid by the last business day of the calendar quarter following the calendar quarter in which termination or death occurred, or a taxable distribution will be declared.
(g)        ESOP
The Plan purchases Company preferred stock using the proceeds of the ESOP loans. As the Plan makes payments of principal on the loans, an appropriate percentage of preferred shares are released and converted to common stock. Common stock equal in value to the employer’s matching contribution is allocated to the participants’ accounts and invested in the Wells Fargo ESOP Fund (note 3).
Participants in the Plan may elect to have cash dividends from Company common stock that is held in their account in the Wells Fargo ESOP Fund to be either reinvested in the Wells Fargo ESOP Fund or distributed to them in cash. Dividends on employer contribution accounts that are reinvested are used to make payments on the loans and an appropriate percentage of preferred shares are released and converted to common stock. Common stock equal in value to the dividends are then allocated to the participant’s employer contribution accounts and reinvested in the Wells Fargo ESOP Fund.

(h)        Investment Options
Participants may direct the investment of their salary deferral contributions to the Plan in one or more of 30 investment funds (note 2(b)) in multiples of 1% of each contribution. If a participant does not choose an investment fund, the contributions are invested in the age appropriate Wells Fargo/State Street Target Date CIT, an age-based series of target retirement date funds. Participants may change their deferral percentage or investment direction at any time.
Employer contributions are automatically invested in Company common stock. Shares of Company common stock contributed by the Company may either be authorized, but previously unissued shares, or shares held by the Company as Treasury shares. Participants have the ability to divest out of the Wells Fargo ESOP Fund at any time and reinvest in any of the other eligible investment funds.

8(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

(2)         Summary of Significant Accounting Policies
(a)        Basis of Presentation
The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles.
(b)        Investment Funds
As of December 31, 2019, the Trust is comprised of the following 30 investment funds:

Wells Fargo 100% Treasury Money Market Fund	Diversified Real Asset Fund
Wells Fargo Stable Value Fund	Global Bond Fund
Wells Fargo / State Street Target Today CIT	State Street U.S. Bond Index Fund
Wells Fargo / State Street Target 2010 CIT	Large Cap Value Fund
Wells Fargo / State Street Target 2015 CIT	State Street S&P 500 Index Fund
Wells Fargo / State Street Target 2020 CIT	Large Cap Growth Fund
Wells Fargo / State Street Target 2025 CIT	State Street S&P Mid Cap Index Fund
Wells Fargo / State Street Target 2030 CIT	State Street Russell Small Cap Index Fund
Wells Fargo / State Street Target 2035 CIT	Small Cap Fund
Wells Fargo / State Street Target 2040 CIT	State Street Emerging Markets Index Fund
Wells Fargo / State Street Target 2045 CIT	State Street International Index Fund
Wells Fargo / State Street Target 2050 CIT	International Equity Fund
Wells Fargo / State Street Target 2055 CIT	Emerging Markets Equity Fund
Wells Fargo / State Street Target 2060 CIT	State Street NASDAQ 100 Index Fund
Black Rock Global ESG Equity Index Fund	Wells Fargo ESOP Fund
Under the terms of the Trust agreement, the Trustee maintains custody of the Plan's ownership interest in the funds on behalf of the Plan.
(c)         Administrative Expenses
All costs and expenses of administering the Plan and Trust are paid by the Company, except for certain investment management fees, which are netted against investment returns.
(d)        Fair Value Definition and Hierarchy
Investments are reported at fair value. The Plan bases its fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Their value measurements are based on exit prices and determined by maximizing the use of observable inputs. However, for certain investments the Plan may utilize unobservable inputs in determining fair value due to the lack of observable inputs in the market, which requires greater judgment in measuring fair value.

9(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

Assets and liabilities measured at fair value are grouped in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

•
Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model‑based valuation techniques, for which all significant assumptions are observable in the market.

•
Level 3 – Valuation is generated from model‑based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.
In the determination of the classification of financial instruments in Level 2 or Level 3 of the fair value hierarchy, the Plan considers all available information, including observable market data, indications of market liquidity and orderliness, and its understanding of the valuation techniques and significant inputs used. Based upon the specific facts and circumstances of each instrument or instrument category, judgments are made regarding the significance of the Level 3 inputs to the instruments’ fair value measurement to its entirely. If Level 3 inputs are considered significant, the instrument is classified as Level 3. See note 5 for discussion on fair value measurements.
(e)        Investments Valuation and Income Recognition
Securities transactions are recorded on the trade-date basis. Interest income is recorded on the accrual basis. Dividends are allocated based upon participant account holdings on the record date and are recorded in the Trust on the dividend payment date. Net appreciation or (depreciation) includes gains and or losses on investments bought and sold as well as held during the year.
At both December 31, 2019 and 2018, the Plan owned approximately 3.18% of the issued common stock of the Company. While the carrying value of these shares is based on the quoted market price, the sale of all such shares, if executed, would of necessity be accomplished over a period of time and may result in a price greater or less than the carrying value. Additionally, the Plan owned 1,071,418 shares and 1,623,903 shares of convertible preferred stock of the Company with a fair value of approximately $1,231 million and $1,803 million as of December 31, 2019 and 2018, respectively. These shares are convertible into additional shares of the

10(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

Company’s common stock based on the fair value of the common stock as of the date of conversion.
On January 25, 2018, the Plan purchased 1,100,000 shares of 2018 ESOP cumulative convertible preferred stock from the Company for $1,142.9 million and issued a note payable to the Company. The shares have a stated value of $1,000 per share and a fair market value of $1,039 per share as of the purchase date, with cumulative dividends payable quarterly at an initial annual rate of 7.00%. The note bears interest at 2.25% and is due December 31, 2027.
(f)         Notes Receivable from Participants
Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the Plan and Plan loan rules, as determined by the Plan Administrator.
(g)       Security-Backed Contracts
(i)     Description
The Wells Fargo Stable Value Fund (the “Stable Value Fund”) primarily invests in security-backed contracts issued by insurance companies and other financial institutions. The Stable Value Fund also invests in the Wells Fargo/BlackRock Short Term Investment Fund S, which invests in highly liquid assets. The Stable Value Fund uses this investment for daily liquidity needs.
A security-backed contract is an investment contract (also known as a synthetic guaranteed investment contract (GIC) or a separate account GIC) issued by an insurance company or other financial institution, backed by a portfolio of bonds. The bond portfolio is either owned directly by the Stable Value Fund or owned by the contract issuer and segregated in a separate account for the benefit of the Stable Value Fund. The portfolio underlying the contract is maintained separately from the contract issuer’s general assets, usually by a third-party custodian. The issuer guarantees that all qualified participant withdrawals will be at contract value. In the case of a full liquidation event, the issuer is responsible for covering any amount by which the contract value exceeds the fair value of the underlying portfolio. No payments related to the security backed contracts were made by the issuers during the years ended December 31, 2019 and 2018.
Risks arise when entering into any investment contract due to the potential inability of the issuer to meet the terms of the contract. In addition, security-backed contracts have the risk of default or the lack of liquidity of the underlying portfolio assets. The credit risk of each issuer is evaluated and monitored through the Plan’s investment advisor credit analysis. The credit analysis includes, but is not limited to, asset quality and liquidity, management quality, surplus adequacy, and profitability. The Plan requires that the issuers of each investment contract have at least an "A-" rating as of the contract effective date, and that all underlying portfolio assets be rated investment grade at the time of purchase.

11(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

(ii)     Valuation of Investments
Security-backed contracts are carried at contract value. Contract value is the relevant measure for fully benefit-responsive investment contracts because this is the amount received by participants when they initiate permitted transactions under the terms of the Plan. The contract rate resets periodically, normally each quarter or semi-annually, using end-of-period data. The underlying portfolio assets, the adjustments to contract value, and the accrued interest receivable are shown by contract on the supplemental schedule of assets (held at end of year). The short‑term investment fund investment is carried at the reported unit value of the fund. The underlying assets may contain issues that are considered illiquid.

(iii)  Withdrawal and Termination Provisions
All security-backed contracts held by the Stable Value Fund are fully benefit responsive, which means withdrawals from these investment contracts may be made at contract value for qualifying benefit payments, including participant‑directed transfers.
Security-backed contracts generally are evergreen contracts that contain termination provisions, allowing the Stable Value Fund or the contract issuer to terminate with notice, at any time at fair value, and providing for automatic termination of the contract if the contract value or the fair value of the underlying portfolio equals zero. The issuer is obligated to pay the excess contract value when the fair value of the underlying portfolio equals zero. Security-backed contracts are not assignable or transferable without consent of the issuer and have no publicly traded secondary market.
Security-backed contracts that permit the issuer to terminate at fair value generally provide that the Stable Value Fund may elect to convert such termination to an amortization election as described below. In addition, if the Stable Value Fund defaults in its obligations under the contract (including the issuer’s determination that the agreement constitutes a nonexempt prohibited transaction as defined under ERISA), and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Stable Value Fund will receive the fair value as of the date of termination. Each contract recognizes certain “events of default” which can invalidate contracts’ coverage. Among these are investments outside of the range of investments which are permitted under the investment guidelines contained in the investment contract, fraudulent or other material misrepresentations made to the investment contract provider, changes of control of the investment adviser not approved by the contract issuer, changes in certain key regulatory requirements, or failure of the Plan to be tax qualified.
Generally, security-backed contracts permit the issuer or investment manager to elect at any time to convert the underlying portfolio to a declining duration strategy whereby the contract would terminate at a date that corresponds to the duration of the underlying

12(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

portfolio on the date of the amortization election. After the effective date of an amortization election, the underlying portfolio must conform to the guidelines agreed upon by the contract issuer and the investment manager for the amortization election period. The guidelines are intended to result in the convergence of the contract value and the fair value of the underlying portfolio by the termination date.
Security‑backed contracts also generally provide for withdrawals associated with certain events, which are not in the ordinary course of Plan operations. These withdrawals are paid with a market value adjustment applied to the withdrawal as defined in the investment contract. Each contract issuer specifies the events, which may trigger a market value adjustment; however, such events may include, but not limited to, the following:
•material amendments to the Plan’s structure or administration;
•complete or partial termination of the Plan, including a merger with another plan;

•	the failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA;

•
the withdrawals due to the removal of a specifically identifiable group of employees from coverage under the participating plan (such as a group layoff or early retirement incentive program), the closing or sale of a subsidiary, employing unit, or affiliate, the bankruptcy or insolvency of a plan sponsor, the merger of the Plan with another plan, or the Plan sponsor’s establishment of another tax qualified defined contribution plan;

•	any change in law, regulation, ruling, administrative or judicial position, or accounting requirement, applicable to the Plan or participating plans; and

•	the delivery of any communication to Plan participants designed to influence a participant not to invest in the Plan.
At this time, the Stable Value Fund manager does not believe that the occurrence of any such market value event, which would limit the Plan’s ability to transact at contract value with participants, is probable.
(iv)    Investment Transactions and Interest Income
Investment transactions are accounted for on a trade-date basis. Realized gains and losses within the portfolios underlying the security-backed contracts are determined on the basis of average cost. Interest income, including the amortization of premiums and discounts, is recorded on an accrual basis.

13(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

(v)     Unit Issues, Redemptions, Distributions
In accordance with the terms of the Investment Management Agreement, the net asset value of the Stable Value Fund is calculated daily, and net investment income and realized and unrealized gains on investments are not distributed, but rather reinvested and reflected in the net asset value of the Stable Value Fund. Units of the Stable Value Fund are issued and redeemed at the current net asset value.
(vi)   Delayed Delivery Transactions
The Stable Value Fund may purchase or sell securities on a when-issued or forward-commitment basis in the portfolios underlying the security backed contracts of the Stable Value Fund. The price of the underlying securities and date when the securities will be delivered and paid for are fixed at the time the transaction is negotiated. Losses may arise due to changes in the market value of the securities or from the inability of counterparties to meet the terms of the contract. In connection with such purchases, the Stable Value Fund may be required to hold liquid assets as collateral with the Stable Value Fund’s custodian sufficient to cover the purchase price. The Stable Value Fund may enter into To-Be-Announced (TBA) sale commitments to hedge its portfolio positions or to sell mortgage-backed securities they own under delayed delivery arrangements. Proceeds of TBA sale commitments are not received until the contractual settlement date. During the time a TBA sale commitment is outstanding, equivalent deliverable securities, or an offsetting TBA purchase commitment deliverable, on or before the sale commitment date, are held as "cover" for the transaction. Unsettled TBA sale commitments are valued at the current market value of the underlying securities. The contract is "marked-to market" daily and the change in market value is recorded in the underlying portfolios as an unrealized gain or loss. If the TBA sale commitment is closed through the acquisition of an offsetting purchase commitment, the underlying portfolios would realize a gain or loss.

(vii)  Futures Transactions
The Stable Value Fund may use futures contracts to gain or to hedge against broad market or interest rate exposure. In order to gain exposure to or to protect against changes in the market, the portfolios underlying the security-backed contracts of the Stable Value Fund may buy or sell financial futures contracts on any U.S. or foreign exchange. Risks of entering into futures transactions include the possibility that there may be an illiquid market at the time of settlement or that a change in the value of the contract may not correlate with changes in the value of the underlying securities.
Upon entering into a futures contract, the Stable Value Fund is required to deposit either cash or securities in an amount equal to a percentage of the futures contract value (initial margin). Subsequent payments (variation margin) are made or received by the Stable Value Fund each day. The variation margin payments reflect the daily changes in the futures contract value and are recorded as unrealized gains and losses. The underlying portfolio

14(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

recognizes a realized gain or loss when the futures contract is closed or expires. With futures, there is minimal counterparty risk to the Stable Value Fund since futures are exchange traded and the exchange’s clearinghouse, as counterparty to all exchange traded futures, guarantees the futures against default.
(viii)   Expenses
The Stable Value Fund pays wrapper contract fees to the security-backed contract issuers to assure contract liquidity for plan participant‑directed withdrawals. Annual investment management fees in 2019 and 2018 were $321,029 and $226,163, respectively, based on separate agreements for various types of instruments.

(h)        Risks and Uncertainties
The Plan may invest in various types of investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits.
(i)         Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles may require management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.
(j)        Payment of Benefits
Benefits are recorded when paid.
(k)     New Accounting Pronouncement
In August 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU or Update) 2018-13, Fair Value Measurement (Topic 820) Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. The Update modifies fair value disclosure requirements by removing, modifying or adding to the required fair value disclosures. The Update is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted upon issuance of the Update; allowing an entity to early adopt any removed or modified disclosures upon issuance of the Update and delay adoption of the additional disclosures until their effective date. The Update will not affect the statement of net assets available for benefits or the statement of changes in net assets available for benefits as it only amends the disclosure requirements for fair value disclosures.

15(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

(l)     Excess Contributions and Earnings Payable
Excess contributions and earnings payable represent amounts withheld from participants in excess of IRC limitations that are to be refunded at year-end. As of December 31, 2019 and 2018, $34,080 and $37,518, respectively, of excess contributions and earnings thereon are required to be refunded prior to December 31, of the subsequent year. These amounts were refunded to participants prior to March of the year following the plan year-end. Excess contributions and earnings are netted against contributions and interest income in the statements of changes in net assets available for benefits.

16(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

(3)        Wells Fargo ESOP Fund
The Company’s common and preferred shares held in the Wells Fargo ESOP Fund that were purchased with the proceeds of the ESOP loans from the Company represent leveraged shares. These shares are held in an account called the “Unallocated Reserve.” The leveraged shares are released from the Unallocated Reserve as the ESOP loans are repaid and any preferred leverage shares are converted into Company common stock for allocation to participants’ Plan accounts. The preferred shares are convertible based on the then current market price of the common stock. Such stock is used to provide all or part of the Company matching contributions credited to participants’ accounts (note 1(g)).
Each participant is entitled to exercise voting rights attributable to the Company common stock allocated to his or her Plan account and is notified by the Trustee prior to the time that such rights are to be exercised. The Trustee will vote all shares of Company common stock held in the Wells Fargo ESOP Fund and the Unallocated Reserve in proportion to “votes" cast by participants.
Participants may elect to have dividends on their vested accounts held in the Wells Fargo ESOP Fund paid to them in cash or have the dividends automatically reinvested in additional shares of Company common stock in the Wells Fargo ESOP Fund. The dividend will be automatically reinvested in the Plan if: (i) a participant makes no election, (ii) if the total vested dividend for a participant is less than $5, or (iii) the participant is deceased.

The Plan provides that dividends received on the Company’s common and preferred stock held in the Unallocated Reserve, dividends attributable to the portion of the participants’ employer contribution account that are reinvested and dividends that are attributable to the participants’ nonvested accounts will be applied to make any required ESOP loan payments. Shares of the Company’s common stock that are released due to such ESOP loan payments will be transferred to the Wells Fargo ESOP Fund as reinvested dividends. To the extent that such dividends are not sufficient to make required ESOP loan payments, employer contributions will be applied to make the required payments.
In the event that the total dividends on the Company’s common stock held in the Wells Fargo ESOP Fund that are to be reinvested in participant employer contribution accounts exceed the amount that can be paid as allowable ESOP loan payments, the Plan will reclassify the dividend cash received that was not used as ESOP loan payments as an employer contribution. The Company will in turn fund that portion of the dividend with shares of Company common stock. Any amount of dividend cash that is reclassified as an employer contribution will be transferred to the Unallocated Reserve and will be used to make payments to fund the Company matching contributions. Such reclassification amounted to $233.4 million and $42.9 million in 2019 and 2018, respectively.

17(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

(4)        Shares and Investments Not Directed by Participants
Information about the net assets and significant components of the changes in net assets relating to nonparticipant directed investments as of and for the years ended December 31, 2019 and 2018 is presented in the following tables.

	2019	2018
	ESOP	ESOP
	Unallocated	Unallocated
Assets:
Company common stock	$—	830
Company convertible preferred stock	1,231,374,393	1,803,375,680
Short-term investments	86,224,731	—
Total investments	1,317,599,124	1,803,376,510
Accrued income	138,171	56,129
Total assets	1,317,737,295	1,803,432,639
Liabilities:
Notes payable	(1,142,883,975)	(1,501,694,133)
Total liabilities	(1,142,883,975)	(1,501,694,133)
Net assets available for benefits	$174,853,320	301,738,506
Company common shares:
Number of shares	—	18
Cost	$—	990
Fair value	—	830
Company convertible preferred shares:
Number of shares	1,071,418	1,623,903
Cost	$1,142,883,919	1,727,617,341
Estimated fair value	1,231,374,393	1,803,375,680

18(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

	2019	2018
	ESOP	ESOP
	Unallocated	Unallocated
Contributions	$367,493,728	1,059,914,602
Net depreciation	(27,792,103)	(141,778,376)
Dividend income	100,707,881	158,859,983
Interest income	1,083,523	304,115
Notes payable interest expense	(24,168,202)	(42,494,855)
Release of common stock 11,538,246 and 22,916,350
shares for 2019 and 2018, respectively	(544,210,013)	(1,110,160,634)
Decrease in net assets	(126,885,186)	(75,355,165)
Net assets:
Beginning of year	301,738,506	377,093,671
End of year	$174,853,320	301,738,506

(5)        Fair Value Measurements
The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2019 and 2018.
Investments in mutual funds are valued at fair value based upon quoted prices in an active market.
Investments in collective investment funds are redeemable daily at NAV, which is the readily determinable fair value. The price per share is quoted on a private market that is not active; however, the price per share is based on the value of the underlying investments, which are traded on an active market.
Investments in multi-manager funds are comprised of publicly traded mutual funds, which are valued at fair value based upon quoted prices in an active market, and collective investment funds that are valued at NAV. The NAV is based upon the value of the underlying investments which are traded on an active market.
Investments in the Stable Value Fund’s collective investment funds are valued at NAV as described above.

Investments in the Company’s common stock are valued at quoted market values.
Investments in the Company’s convertible preferred stock are valued at appraised value by an independent pricing service. The independent pricing service models the expected cash flows with the contractual dividends and Company’s common shares equal to $1,000 upon conversion of a preferred share. The independent pricing service then discounts the cash flows back to the present value by the appropriate preferred discount rate which is determined by analyzing a variety of market yields,

19(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

including yields on preferred securities and bonds issued by the Company and institutions similar to the Company.
The Wells Fargo ESOP Fund is structured as a unitized account that holds Wells Fargo common stock and a small percentage of a Short Term Investment Fund (STIF) to provide daily liquidity. Short‑term investments are investments in collective investment funds.
The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes it valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date. Please refer to note 2(d) for the definition of fair value and the fair value hierarchy.

The following tables sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2019 and 2018, respectively:

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Collective investment funds	$—	20,247,438,314	—	20,247,438,314
Mutual funds	689,913,628	—	—	689,913,628
Multi-manager funds:
Collective investment funds	—	7,171,276,746	—	7,171,276,746
Mutual funds	3,546,242,857	—	—	3,546,242,857
Total multi-
manager funds	3,546,242,857	7,171,276,746	—	10,717,519,603
Stable Value Fund
Collective investment funds	—	299,158,085	—	299,158,085
Company common stock	9,366,536,745	—	—	9,366,536,745
Company convertible preferred
stock	—	—	1,231,374,393	1,231,374,393
Short term investments	—	202,504,868	—	202,504,868
Total investments
at fair value	$13,602,693,230	27,920,378,013	1,231,374,393	42,754,445,636

20(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

	December 31, 2018
	Level 1	Level 2	Level 3	Total
Collective investment funds	$—	15,981,796,989	—	15,981,796,989
Mutual funds	566,630,229	—	—	566,630,229
Multi-manager funds:
Collective investment funds	—	5,915,427,985	—	5,915,427,985
Mutual funds	3,004,463,403	—	—	3,004,463,403
Total multi-
manager funds	3,004,463,403	5,915,427,985	—	8,919,891,388
Stable Value Fund
Collective investment funds	—	316,795,534	—	316,795,534
Company common stock	8,031,758,193	—	—	8,031,758,193
Company convertible preferred
stock	—	—	1,803,375,680	1,803,375,680
Short term investments	—	104,969,272	—	104,969,272
Total investments
at fair value	$11,602,851,825	22,318,989,780	1,803,375,680	35,725,217,285

Changes in Fair Value Levels
The Plan monitors the availability of observable market data to assess the appropriate classification of investments within the fair value hierarchy and transfers between Level 1, Level 2 and Level 3 accordingly. Observable market data includes but is not limited to quoted prices and market transactions. Changes in economic conditions or market liquidity generally will drive changes in availability of observable market data. Changes in availability of observable market data, which also may result in changing the valuation techniques used, are generally the cause of transfers between Level 1, Level 2 and Level 3. There were no transfers between the fair value levels in 2019 or 2018.

21(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

Level 3 Gains and Losses
The table below sets forth a summary of changes in the fair value of the Plan’s Level 3 assets:

Company
convertible
preferred
stock
Balance, December 31, 2017	$2,054,946,114
Realized losses	(121,812,183)
Unrealized losses relating to instruments still held at the reporting date	(19,545,908)
Purchases	1,142,900,000
Sales	(1,319,144,994)
Issuances	1,217,055,855
Settlements	(1,151,023,204)
Balance, December 31, 2018	1,803,375,680
Realized losses	(53,578,130)
Unrealized gains relating to instruments still held at the reporting date	25,868,067
Purchases	—
Sales	(358,810,158)
Issuances	382,896,318
Settlements	(568,377,384)
Balance, December 31, 2019	$1,231,374,393

Level 3 Significant Unobservable Inputs
The following table provides quantitative information about the valuation techniques and significant unobservable inputs used in the valuation of those Level 3 assets measured at fair value for which the Plan uses an internal model.

			Significant
	Fair value	Valuation	unobservable	Range of	Weighted
	Level 3	techniques	inputs	inputs	average (1)
December 31, 2019:
Convertible preferred stock	$1,231,374,393	Discounted	Discount
		cash flow	rate	3.65% – 3.78%	3.75%
December 31, 2018:
Convertible preferred stock	$1,803,375,680	Discounted	Discount
		cash flow	rate	4.79% – 4.95%	4.93%
(1)	Weighted averages are calculated using outstanding shares.

22(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

Level 3 Valuation Processes and Significant Fair Value Input Sensitivity
The Independent Fiduciary, acting on behalf of the Plan, has been given the responsibility by the Company to provide an opinion as to the values, as of December 31, 2019 and 2018, of the various series of Company preferred stock sold by the Company to the Plan through the ESOP portion of the Plan. The Independent Fiduciary generally determines fair value of our Level 3 assets by retaining a qualified independent financial advisor to render an opinion as to the fair value of each of the Company’s preferred stock series outstanding as of December 31, 2019 and 2018. The independent financial advisor reports directly to the Independent Fiduciary and not to the Trustee or the Company. The independent financial advisor generally uses discounted cash flow or similar internal modeling techniques to determine the fair value of the Plan’s Level 3 assets. Discounted cash flow valuation techniques generally consist of developing an estimate of future cash flows that are expected to occur over the life of an investment and discounting those cash flows at a rate of return that results in the fair value amounts. Use of these techniques requires determination of relevant inputs and assumptions, some of which represent significant unobservable inputs as indicated in the preceding table. Accordingly, changes in these unobservable inputs may have a significant impact on fair value.
Certain of these unobservable inputs will (in isolation) have a directionally consistent impact on the fair value of the instrument for a given change in that input. Alternatively, the fair value of the instrument may move in an opposite direction for a given change in another input. Where multiple inputs are used within the valuation technique of an asset, a change in one input in a certain direction may be offset by an opposite change in another input having a potentially muted impact to the overall fair value of that particular instrument. Additionally, a change in one unobservable input may result in a change to another unobservable input (that is, changes in certain inputs are interrelated on one another), which may counteract or magnify the fair value impact. These Level 3 assets would decrease (increase) in value based upon an increase (decrease) in discount rate.
(6)        Concentration of Investments
The Plan’s investment in shares of the Company’s common and preferred stock aggregate 24.79% and 27.53% of total investments at fair value as of December 31, 2019 and 2018, respectively. The Company, incorporated in Delaware, is a diversified financial services company providing banking, mortgage, and consumer finance throughout North America. The quoted market price of the Company’s common stock was $53.80 as of December 31, 2019 and $27.37 as of June 25, 2020.

(7)        Financial Instruments with Off‑Balance‑Sheet Risk
In the normal course of business, the Plan, through the securities-backed contracts of the Stable Value Fund, enters into transactions in various financial instruments with off-balance-sheet risk. The Plan may buy or sell interest rate futures contracts to protect against changes in the market. Payments are made or received by the Plan each day equal to the daily changes in the contract value and are recorded as appreciation or depreciation. Due to the inherent volatility in these financial instruments, the values of these investments may change in the near term, and those changes could differ materially from the amounts reported in the net assets of the Plan.

23(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

Credit risk represents the potential loss to the Plan due to possible nonperformance by obligors and counterparties of the terms of their contracts. Market risk represents the potential loss to the Plan due to the decrease or increase in the value of an off‑balance‑sheet financial instrument caused primarily by changes in interest rates or foreign exchange rates, or a combination thereof.
Forward contracts and futures represent commitments to purchase or sell securities, money market instruments, or foreign currencies at a future date and at a specified price. Short sells represent commitments to purchase securities at a future date and at a specified price. Both credit and market risks exist with respect to forward contracts. Market risk exists with respect to futures and short sells. These positions are carried at current market value within the portfolios underlying the security-back contracts. Financial futures are marked to market and settled with the broker on a daily basis. The Plan does not anticipate that losses, if any, as a result of credit or market risk would materially affect the net asset position of the Plan. The Plan, to a limited extent, enters into transactions involving other financial instruments and commitments as an integral part of the overall management of the investment portfolio.
The following table summarizes the net notional amounts and estimated fair value for the Plan’s derivative financial instruments as of December 31, 2019 and 2018:

	2019		2018
	Notional	Unrealized	Notional	Unrealized
	amount	loss	amount	loss
Future contracts	$175,680,519	312,145	128,200,394	(74,437)

Net realized (losses) and gains on futures for the years ended December 31, 2019 and 2018 were ($693,957) and $844,312, respectively, and are included in interest income on the statements of changes in net assets available for benefits.

(8)         Related-Party Transactions
The Plan engages in transactions involving acquisition or disposition of units of participation in commingled investment funds of the Trustee, as well as registered investment funds managed by the affiliates of the Company and the Trustee, all of which are parties in interest with respect to the Plan. These transactions are covered by an exemption from the “prohibited transaction” provisions of ERISA and the IRC. Additionally, the Stable Value Fund is managed by an affiliate of the Company and the Company pays the investment management fees of such affiliate that are associated with the Stable Value Fund.
During 2018, the Plan purchased Company preferred stock for the ESOP from the Company (note 2(e)) and allowed participants to invest in Company common stock.

24(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

(9)	Other Income
The Plan periodically receives monies from litigation settlements or other residual proceeds (“Proceeds”) related to the Plan, or prior plans that merged into the Plan, in which the Plan Administrator is responsible for determining how these Proceeds will be allocated to the Plan.
These Proceeds are deposited into an interest-bearing account until the Plan Administrator is able to determine how to allocate the monies into the Plan and are included as other assets on the statements of net assets available for benefits and in other income on the statements of changes of net assets available for benefits.

(10)     Federal Income Taxes
The IRS has determined and informed the Company by a letter dated August 2, 2017, that the Plan and related Trust are designed in accordance with applicable sections of the IRC. Although the Plan has been amended and restated since receiving the determination letter, the Plan Administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC, and therefore believe that the Plan is qualified, and the related Trust is tax-exempt.
Accounting principles generally accepted in the United States of America require the Plan Administrator to evaluate tax positions taken by the Plan and recognize a tax liability (or asset), if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2019, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.
The Plan is subject to routine audits by taxing jurisdictions and periodic compliance reviews. The Plan Sponsor received written notice dated March 6, 2015 from the IRS of an examination of the Plan. The Plan was under examination by the IRS for Plan year ending December 31, 2013. The IRS concluded its examination of the Plan in 2018.

(11)   Regulatory Matters
The Plan Sponsor received written notification dated August 29, 2014, from the Department of Labor (DOL) advising the Plan had been selected for review by the DOL. In the DOL’s August 29th written notification, the Plan Sponsor was informed the review will consist primarily of an on-site examination of Plan records and interviews of Plan officials. The DOL has requested to examine information for plan years 2010 through the present.

25(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

(12)     Notes Payable
Notes payable as of December 31 were:

	2019	2018
3.00% 2010 ESOP Convertible Preferred Stock Note, due
March 2020	$—	23,331,240
2.50% 2011 ESOP Convertible Preferred Stock Note, due
March 2021	29,073,660	67,048,660
2.30% 2012 ESOP Convertible Preferred Stock Note, due
December 2021	53,752,596	84,931,596
1.30% 2013 ESOP Convertible Preferred Stock Note, due
December 2022	106,763,320	146,003,320
1.50% 2014 ESOP Convertible Preferred Stock Note, due
December 2023	148,268,439	189,650,439
1.48% 2015 ESOP Convertible Preferred Stock Note, due
December 2024	127,154,475	157,155,283
1.70% 2016 ESOP Convertible Preferred Stock Note, due
December 2025	214,430,700	253,944,810
1.90% 2017 ESOP Convertible Preferred Stock Note, due
December 2026	198,552,930	229,542,930
2.25% 2018 ESOP Convertible Preferred Stock Note, due
December 2027	264,887,855	350,085,855
	$1,142,883,975	1,501,694,133

Maturities of notes payable are as follows:

Year ending December 31:
2020	$33,320,362
2021	260,668,610
2022	235,969,890
2023	195,785,463
2024	147,094,500
Thereafter	270,045,150
$1,142,883,975

The notes represent exempt ESOP loans to the Plan from the Company. The notes may be repaid in installments through March 31, 2027, with the last payment due December 31, 2027. The estimated fair value of the notes as of December 31, 2019 and 2018 was approximately $1,119 million and$1,405 million, respectively, determined by using interest rates currently available for issuance of debt with similar terms and remaining maturities.

26(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

(13)     Plan Termination
Although it has not expressed any intent to do so, the Company by action of its Board of Directors reserves the right to terminate the Plan at any time. In the event of Plan termination, participants shall become 100% vested in their accounts.
(14)     Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of changes in net assets per the financial statements to the Form 5500:

	2019	2018
Participant contributions per the financial statements	$1,804,473,631	1,731,970,210
Excess contributions to be refunded	30,976	40,908
Participant contributions per the Form 5500	$1,804,504,607	1,732,011,118
Interest income per the financial statements	$127,027,856	99,466,233
Interest income from notes receivable from participants per
the financial statements	62,181,450	61,304,646
Income (loss) on excess contributions to be refunded	3,104	(3,390)
Interest income per the Form 5500	$189,212,410	160,767,489

(15)   Legal Actions
The following class actions lawsuits have been brought on behalf of Plan participants and beneficiaries

a)
Plaintiffs filed two securities class actions in the Northern District of California against the Company and certain individual defendants: (1) Hefler v. Wells Fargo & Company et al., No. 16-cv-05479, filed on September 26, 2016 by Robbins Geller Rudman & Dowd LLP; and (2) Klein v. Wells Fargo & Company et al., No. 16-cv-05513, filed on September 28, 2016 by Pomerantz LLP. On January 5, 2017, Judge Jon S. Tigar issued an order consolidating the two cases. On March 6, 2017, plaintiffs filed a Consolidated Class Action Complaint for Violations of the Federal Securities Laws (the “First Consolidated Complaint”).

On March 15, 2018, plaintiffs filed a Second Consolidated Class Action Complaint for Violations of the Federal Securities Laws. In the second amended complaint, Plaintiffs purported to represent a class of all persons who acquired Wells Fargo common stock between February 26, 2014 and September 20, 2016. Plaintiffs alleged that defendants made material misstatements and omissions regarding, inter alia, Wells Fargo’s (i) cross-sell metrics, (ii) cross-selling strategy and the purpose of the strategy, (iii) risk management and the effectiveness of internal controls over financial reporting, and (iv) corporate culture and business practices. Plaintiffs allege that these misstatements and omissions were made in, inter alia, Wells Fargo’s quarterly and annual financial statements during the Class Period, quarterly and annual earnings press releases and analyst and investor conference calls, presentations at various investor and industry conferences, and in certain other public statements. On July 30, 2018, the parties entered into a Stipulation and Agreement

27(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

of Settlement (the “Settlement Agreement”). Therein, Wells Fargo agreed to pay $480,000,000 on behalf of all Defendants for the benefit of the settlement class in return for a release by the class members of all claims relating to the purchase, acquisition, or ownership of Wells Fargo common stock during the Class Period that were asserted or could have been asserted in the action and which relate to the allegations, facts, and circumstances referred to in the complaint.

The deadline for class members to opt out of the settlement or object to its terms was November 27, 2018. The hearing on final approval of the settlement was held on December 18, 2018, and the Court issued an order the same day granting final approval to the settlement. The deadline for class members to submit a claim under the settlement was January 23, 2019. The Plan received notice of the pendency of the proposed class settlement as a result of the Wells Fargo stock purchased and sold in the Plan during the Class Period on behalf of the Plan participants.

In order to avoid any potential conflict of interest with respect to whether to opt in or out of the settlement, the Employee Benefit Review Committee retained an Independent Fiduciary to review the settlement and determine whether it was in the best interest of the Plan participants and beneficiaries for the Trustee of the Plan to opt in or out of the settlement and then direct the Trustee whether to file a claim. The Independent Fiduciary determined that it is in the best interest of the Plan participants and beneficiaries for the Trustee to file a claim and directed the Trustee to file a claim. The Independent Fiduciary worked with the Trustee to determine the amount of the claim, and the Trustee timely filed the claim with the settlement administrator. The claim is currently pending approval in the settlement administration process. As of June 23, 2020, the Court is considering the proposed plan of distribution to class members and the claims identified by the settlement administrator as disputed. The final payout to the Plan will depend on, among other things, the total number of class members who submit claims under the settlement. The settlement funds have not yet been paid by the settlement administrator. It is not possible at this time to estimate the Plan’s recovery from the settlement.

b)
John Meiners v. Wells Fargo & Company, et al, (November, 2016) - On November 22, 2016, Plaintiff John Meiners filed a putative class action lawsuit in the United States District Court for the District of Minnesota against Defendants Wells Fargo & Company, the Human Resources Committee of the Wells Fargo Board of Directors, the Wells Fargo Employee Benefits Review Committee (the “EBRC”), and current and former members of the Board and the EBRC. Meiners, a former Wells Fargo financial advisor, alleged that from November 22, 2010, to the present, Defendants breached their duties under the Employee Retirement Income Security Act of 1974 by selecting and retaining the Wells Fargo Dow Jones Target Date Funds (“Target Date Funds”) as investment options within the Plan.

Meiners alleges that Defendants acted imprudently by including these proprietary funds as investment options within the Plan because (1) the Target Date Funds were selected as investment options in the Plan based on a conflict of interest; (2) the Plan was designed to funnel participant money into the Target Date Funds; and (3) there were less expensive and better-performing fund

28(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

options available, including the Vanguard Target Retirement Funds and the Fidelity Freedom Index Funds.

Meiners brought this action on behalf of a class of several hundred thousand Plan participants and beneficiaries who invested in the Wells Fargo Target Date Funds. The defendants filed a motion to dismiss on March 22, 2017. On May 25, 2017, the Court dismissed the action. Subsequently, the plaintiffs appealed the Court’s decision to the U.S Court of Appeals for the Eighth Circuit. On August 3, 2018, the Eighth Circuit affirmed the dismissal of the action. Plaintiffs did not appeal to the U.S. Supreme Court; therefore, this action is closed.

c)
Plan participants filed three putative class actions, now consolidated into one action, In re: Wells Fargo ERISA 401(k) Litigation (D. Minn.) against Wells Fargo and various individuals alleged to be fiduciaries under the Plan. The lawsuit alleges that the Company’s stock should not have been offered as an investment option in the Plan and seeks damages, as a result of the drop in the Company’s stock price. This consolidated class action arises out of the Wells Fargo government consent orders relating to sales practices, which were announced publicly on September 8, 2016.

Plaintiffs challenge the decision to offer the Wells Fargo Stock Fund as an investment option, alleging that the stock was trading at an artificially high price due to allegedly undisclosed sales practices and that the defendants should have acted on that information to prevent Plan participant losses when the stock price declined. Plaintiffs filed a consolidated, amended complaint on December 21, 2016, and defendants moved to dismiss the action on April 3, 2017. On September 21, 2017, the Court dismissed the action but allowed the plaintiffs to replead one count of the prior complaint. Plaintiffs filed an amended complaint, which defendants moved to dismiss on December 4, 2017. On July 19, 2018, the District Court dismissed the action completely. Plaintiffs appealed the dismissal to the Eighth Circuit Court of Appeals. The parties have fully briefed the appeal and the Eighth Circuit has indicated the Court will decide the appeal based on the briefs, without oral argument. As of June 23, 2020, the Court’s decision is pending.

(16)    Subsequent Events
Effective January 1, 2020, the Plan was amended and restated to (i) to incorporate a previous separate plan amendment related to the divesture of Eastdil Secured, L.L.C.; (ii) change how catch-up contributions are deducted; (iii) revise certain references to money sources; (iv) add reference to expenses and losses (including loss of income) incurred by the Participant on account of a disaster declared by the Federal Emergency Management Agency (FEMA) under the Robert T. Stafford Disaster Relief and Emergency Assistance Act, Public Law 100-707, as it relates to disaster hardship withdrawals; (v) change the Plan Administrator definition by the removal of the Head of Enterprise Company Solutions; (vi) change the definition of Company Representative by the removal of Head of Enterprise Company Solutions; (vii) update procedures Regarding Domestic Relations Orders; and (viii) make certain changes to hardship withdrawal requests.

29(Continued)

WELLS FARGO & COMPANY 401(K) PLAN
Notes to Financial Statements
December 31, 2019 and 2018

Plaintiff Yvonne Becker filed a putative class action Complaint against Wells Fargo & Company (“Wells Fargo”), Wells Fargo Bank, National Association, Galliard Capital Management, Inc. the Employee Benefits Review Committee, the Human Resources Committee of the Board of Directors of Wells Fargo & Company (“HRC”) and individual members Ronald L. Sargent, Wayne M. Hewett, Donald M. James, and Maria R. Morris on March 13, 2020 in the U.S. District Court for the Northern District of California. Plaintiff is a former employee of Wells Fargo and a participant in the Wells Fargo & Company 401(k) Plan (“Plan”). Plaintiff purports to bring this action on behalf of “all participants and beneficiaries in the Wells Fargo & Company 401(k) Plan from March 13, 2014 through the date of judgment.” Plaintiff alleges that several investment options in the Plan charged excessive fees, underperformed comparable investment alternatives, and paid fees to Wells Fargo. The challenged investments include:

•Wells Fargo/State Street Target Date Collective Investment Trusts;
•Wells Fargo/SSGA Global Equity Index Fund (through the Target Date Funds);
•Wells Fargo/SSGA Global Bond Index Fund (through the Target Date Funds);
•Wells Fargo/Causeway International Value Fund (through the International Equity Fund);
•Wells Fargo Treasury Money Market Fund;
•Wells Fargo Emerging Growth Fund (through the Small Cap Fund);
•Wells Fargo Federated Total Return Bond Fund (through the Global Bond Fund);
•Wells Fargo Stable Value Fund;
•Wells Fargo/Blackrock Short-Term Investment Fund (through the Target Date Funds); and
•Wells Fargo Stable Return Fund (through the Wells Fargo Stable Value Fund).

On the basis of these allegations, Plaintiff asserts four claims for breach of ERISA’s fiduciary duties and violation of ERISA’s prohibited transaction rules.

On May 8, 2020, the Court so ordered the parties’ stipulation in which Plaintiff voluntarily dismissed the HRC and individual members Ronald L. Sargent, Wayne M. Hewett, Donald M. James, and Maria R. Morris from the action.

On May 8, 2020, Defendants filed a motion to transfer venue to the District of Minnesota. Briefing on that motion is scheduled to conclude on July 3, 2020.

The spread of COVID-19 around the world in the first quarter of 2020 has caused significant volatility in the U.S. and abroad. There is significant uncertainty around the breadth and duration of the business disruptions related to COVID-19, as well as its impact on the U.S. and international economies and to the future market value of the Plan’s investments.

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
		Description of investment, including
		maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party		collateral, par, or maturing value	shares	Cost	Current value
*	Participant loans	162,911 Participant loans, interest
		rates ranging from 3.25% to 11.50%,
		maturing at various dates through
		December 16, 2039	N/A		$934,038,551

	State Street U.S. Bond Index Fund	Collective Investment Fund	131,191,956	(1)	1,498,605,718
	State Street S&P 500 Index Fund	Collective Investment Fund	175,335,278	(1)	5,037,382,536
	State Street S&P MidCap Index Fund	Collective Investment Fund	56,080,811	(1)	2,270,431,620
	State Street Russell Small Cap Index Fund	Collective Investment Fund	25,888,530	(1)	854,399,171
	State Street International Index Fund	Collective Investment Fund	29,989,653	(1)	743,473,492
	State Street NASDAQ 100 Index Fund	Collective Investment Fund	45,695,698	(1)	2,592,179,848
	Blackrock Global ESG Equity Index Fund	Collective Investment Fund	4,663,082	(1)	56,354,743
	State Street Emerging Markets Index Fund	Collective Investment Fund	2,081,792	(1)	70,466,580
*	Wells Fargo / State Street Target Today CIT	Collective Investment Fund	9,538,292	(1)	121,857,399
*	Wells Fargo / State Street Target 2010 CIT	Collective Investment Fund	3,499,909	(1)	51,340,865
*	Wells Fargo / State Street Target 2015 CIT	Collective Investment Fund	10,974,631	(1)	130,907,599
*	Wells Fargo / State Street Target 2020 CIT	Collective Investment Fund	30,226,492	(1)	544,197,763
*	Wells Fargo / State Street Target 2025 CIT	Collective Investment Fund	101,519,267	(1)	1,295,294,475
*	Wells Fargo / State Street Target 2030 CIT	Collective Investment Fund	50,782,943	(1)	1,078,954,719
*	Wells Fargo / State Street Target 2035 CIT	Collective Investment Fund	59,267,070	(1)	841,485,712
*	Wells Fargo / State Street Target 2040 CIT	Collective Investment Fund	37,646,525	(1)	957,004,779
*	Wells Fargo / State Street Target 2045 CIT	Collective Investment Fund	39,102,161	(1)	605,684,661
*	Wells Fargo / State Street Target 2050 CIT	Collective Investment Fund	68,724,655	(1)	1,029,385,373
*	Wells Fargo / State Street Target 2055 CIT	Collective Investment Fund	19,736,179	(1)	360,503,028
*	Wells Fargo / State Street Target 2060 CIT	Collective Investment Fund	7,521,666	(1)	107,528,233
					20,247,438,314

*	Wells Fargo 100% Treasury Money Market Fund	Mutual Fund	689,913,628	(1)	689,913,628
					689,913,628
	Large Cap Value Fund	Multi-Manager Fund
	Dodge & Cox Stock Fund	Mutual Fund	5,183,544	(1)	1,004,363,412
	T Rowe Price Equity Income Fund	Common Collective Fund	37,293,277	(1)	990,882,373
	MFS Large Cap Value Fund	Common Collective Fund	30,275,732	(1)	988,199,890
	Total Wells Fargo Large Cap Value Fund				2,983,445,675
	Large Cap Growth Fund	Multi-Manager Fund
	Los Angeles Large Cap Growth Fund	Common Collective Fund	43,036,903	(1)	1,038,050,097
	T Rowe Price Blue Chip Growth Fund	Common Collective Fund	21,992,852	(1)	1,073,910,962
	Delaware US Growth Fund	Mutual Fund	44,224,763	(1)	1,033,090,452
	Total Wells Fargo Large Cap Growth Fund				3,145,051,511
	Small Cap Fund	Multi-Manager Fund
*	Wells Fargo Emerging Growth Fund	Mutual Fund	17,764,193	(1)	273,923,863
	Advisory Research Small Cap Value Fund	Common Collective Fund	11,132,415	(1)	274,525,362
	SSGA Russell Small Cap Index Non Lending Fund	Common Collective Fund	17,156,386	(1)	566,212,193
	Wellington Select Small Cap Growth Fund	Common Collective Fund	15,217,126	(1)	274,364,775
	Wellington Small Cap Value Fund	Common Collective Fund	19,990,059	(1)	275,463,010
	Total Wells Fargo Small Cap Fund				1,664,489,203
	International Equity Fund	Multi-Manager Fund
*	Wells Fargo/Causeway International Value Fund	Common Collective Fund	28,569,639	(1)	397,537,956
	Sprucegrove Collective Fund	Common Collective Fund	40,577,432	(1)	403,339,672
	American Funds EuroPacific Growth Fund	Mutual Fund	14,274,007	(1)	792,921,077
	Total International Equity Fund				1,593,798,705
	Emerging Markets Equity Fund	Multi-Manager Fund
	Acadian Emerging Markets Fund	Common Collective Fund	30,142,851	(1)	386,129,919
	Lazard Emerging Markets Fund	Common Collective Fund	19,636,140	(1)	384,868,337
	DFA Emerging Markets Fund	Mutual Fund	9,075,066	(1)	189,215,124
	Total Emerging Markets Equity Fund				960,213,380
	Diversified Real Asset Fund	Multi-Manager Fund
	Principal Diversified Real Asset Fund	Common Collective Fund	3,608,767	(1)	41,212,122
	State Street Real Asset Fund	Common Collective Fund	1,214,781	(1)	13,774,402
	Total Diversified Real Asset Fund				54,986,524
	Global Bond Fund	Multi-Manager Fund
*	Wells Fargo Federated Total Return Bond Fund	Common Collective Fund	5,283,471	(1)	62,805,676
	Brandywine Global Opportunities Bond Fund	Mutual Fund	11,936,326	(1)	127,002,510
	PIMCO Global Advantage Strategy Bond Fund	Mutual Fund	11,306,333	(1)	125,726,419
	Total Global Bond Fund				315,534,605

31(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
		Description of investment, including
		maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party		collateral, par, or maturing value	shares	Cost	Current value
	Total Multi-Manager Funds				$10,717,519,603
*	Wells Fargo Stable Value Fund:
	Security-backed contracts:
	Transamerica Premier Life Ins. Co.	2.75%		(1)	335,239,647
	American General Life Ins. Co.	2.82%		(1)	—
	Voya Ins. and Annuity Co.	2.53%		(1)	342,249,174
	Metropolitan Life Ins. Co. Separate account 771	2.73%		(1)	332,456,517
	Metropolitan Life Ins. Co. Separate account 690	2.73%		(1)	268,341,483
	American General Life Ins. Co.	2.82%		(1)	—
	Pacific Life Ins. Co.	2.97%		(1)	—
	Prudential Ins. Co. of America	2.72%		(1)	—
	Massachusetts Mutual Life Ins.	2.62%		(1)	—
	Nationwide Life Insurance Co.	2.78%		(1)	—
	Royal Bank of Canada	2.67%		(1)	—
	State Street Bank and TrustCo.	2.85%		(1)	—
	Transamerica Premier Life Ins. Co.	2.75%		(1)	—
	Voya Ins. and Annuity Co.	2.53%		(1)	—
	3M Co	2.250%, $630,000 par, due 3/15/2023		(1)	635,314
	ABB Finance USA Inc	3.375%, $234,000 par, due 4/3/2023		(1)	243,265
	ABB Treasury Center USA Inc	4.000%, $550,000 par, due 6/15/2021		(1)	567,380
	AbbVie Inc	2.150%, $2,450,000 par, due 11/19/2021		(1)	2,453,550
	AbbVie Inc	2.300%, $3,680,000 par, due 11/21/2022		(1)	3,698,602
	AbbVie Inc	3.375%, $561,000 par, due 11/14/2021		(1)	575,484
	Access Group Inc 2013-1	2.292%, $1,226,119 par, due 2/25/2036		(1)	1,200,859
	AEP Texas Inc	2.400%, $153,000 par, due 10/1/2022		(1)	154,428
	AIG Global Funding	2.700%, $1,380,000 par, due 12/15/2021		(1)	1,401,224
	AIG Global Funding	2.300%, $1,660,000 par, due 7/1/2022		(1)	1,669,238
	AIG Global Funding	2.150%, $532,000 par, due 7/2/2020		(1)	532,511
	Alexandria Real Estate Equities Inc	3.450%, $2,000,000 par, due 4/30/2025		(1)	2,101,606
	Alexandria Real Estate Equities Inc	4.000%, $882,000 par, due 1/15/2024		(1)	939,785
	Alliant Energy Finance LLC	3.750%, $166,000 par, due 6/15/2023		(1)	173,292
	Ally Auto Receivables Trust 2018-1	2.350%, $1,339,123 par, due 6/15/2022		(1)	1,341,973
	Ally Auto Receivables Trust 2018-2	2.920%, $1,974,000 par, due 11/15/2022		(1)	1,986,006
	Ally Auto Receivables Trust 2018-3	3.000%, $766,000 par, due 1/17/2023		(1)	771,943
	Ally Auto Receivables Trust 2019-1	2.910%, $1,805,000 par, due 9/15/2023		(1)	1,827,292
	Ally Auto Receivables Trust 2019-3	1.930%, $1,490,000 par, due 5/15/2024		(1)	1,489,601
	Amal Ltd/Cayman Islands	3.465%, $298,060 par, due 8/21/2021		(1)	302,117
	Ameren Illinois Co	2.700%, $620,000 par, due 9/1/2022		(1)	631,094
	Ameren Illinois Co	3.250%, $1,000,000 par, due 3/1/2025		(1)	1,048,176
	American Electric Power Co Inc	3.650%, $400,000 par, due 12/1/2021		(1)	412,694
	American Electric Power Co Inc	2.150%, $283,000 par, due 11/13/2020		(1)	283,554
	American Express Co	2.750%, $850,000 par, due 5/20/2022		(1)	865,581
	American Express Co	3.375%, $1,026,000 par, due 5/17/2021		(1)	1,045,619
	American Express Co	3.400%, $360,000 par, due 2/22/2024		(1)	376,599
	American Express Co	3.400%, $355,000 par, due 2/27/2023		(1)	368,618
	American Express Credit Account Master Trust	2.040%, $175,000 par, due 5/15/2023		(1)	175,268
	American Express Credit Account Master Trust	2.870%, $990,000 par, due 10/15/2024		(1)	1,011,505
	American Express Credit Account Master Trust	3.180%, $3,633,000 par, due 4/15/2024		(1)	3,714,328
	American Express Credit Account Master Trust	3.060%, $4,000,000 par, due 2/15/2024		(1)	4,072,664
	American Express Credit Account Master Trust	2.670%, $869,000 par, due 10/17/2022		(1)	870,337
	American Express Credit Corp	2.375%, $736,000 par, due 5/26/2020		(1)	736,889
	American Express Credit Corp	2.250%, $156,000 par, due 5/5/2021		(1)	156,752
	American Express Credit Corp	2.944%, $1,000,000 par, due 9/14/2020		(1)	1,005,655
	American Express Credit Corp	2.200%, $478,000 par, due 3/3/2020		(1)	477,994
	American Honda Finance Corp	3.450%, $274,000 par, due 7/14/2023		(1)	286,858
	American Honda Finance Corp	1.950%, $312,000 par, due 7/20/2020		(1)	312,163
	American Honda Finance Corp	2.050%, $2,110,000 par, due 1/10/2023		(1)	2,118,081
	American Honda Finance Corp	2.450%, $319,000 par, due 9/24/2020		(1)	320,125
	American Honda Finance Corp	2.200%, $2,232,000 par, due 6/27/2022		(1)	2,249,361
	American Honda Finance Corp	3.000%, $715,000 par, due 6/16/2020		(1)	718,011
	American Transmission Systems Inc	5.250%, $755,000 par, due 1/15/2022		(1)	799,132
	AmeriCredit Automobile Receivables Trust 2017-2	1.980%, $945,936 par, due 12/20/2021		(1)	945,779
	AmeriCredit Automobile Receivables Trust 2017-3	1.900%, $513,847 par, due 3/18/2022		(1)	513,379
	Americredit Automobile Receivables Trust 2018-2	3.150%, $1,502,000 par, due 3/20/2023		(1)	1,517,715
	Americredit Automobile Receivables Trust 2018-3	3.380%, $1,240,000 par, due 7/18/2023		(1)	1,258,161
	AmeriCredit Automobile Receivables Trust 2019-3	2.060%, $2,120,000 par, due 4/18/2024		(1)	2,121,444

32(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
AmEx Credit Trust	1.930%, $992,000 par, due 9/15/2022		(1)	$991,955
Amphenol Corp	3.200%, $58,000 par, due 4/1/2024		(1)	60,182
Amphenol Corp	2.200%, $2,399,000 par, due 4/1/2020		(1)	2,399,309
Analog Devices Inc	2.850%, $353,000 par, due 3/12/2020		(1)	353,479
Analog Devices Inc	2.950%, $1,260,000 par, due 1/12/2021		(1)	1,270,539
Anheuser-Busch InBev Finance Inc	3.300%, $932,000 par, due 2/1/2023		(1)	965,600
Anheuser-Busch InBev Worldwide Inc	3.500%, $820,000 par, due 1/12/2024		(1)	864,155
Anheuser-Busch InBev Worldwide Inc	4.150%, $450,000 par, due 1/23/2025		(1)	490,441
Ann Arbor School District	2.016%, $3,500,000 par, due 5/1/2023		(1)	3,502,310
Apple Inc	2.400%, $925,000 par, due 5/3/2023		(1)	940,784
Apple Inc	2.400%, $180,000 par, due 1/13/2023		(1)	182,990
Archer-Daniels-Midland Co	3.375%, $1,310,000 par, due 3/15/2022		(1)	1,351,494
ARI Fleet Lease Trust 2017-A	1.910%, $308,400 par, due 4/15/2026		(1)	308,083
ARI Fleet Lease Trust 2018-B	3.220%, $2,605,613 par, due 8/16/2027		(1)	2,628,396
ARI Fleet Lease Trust 2019-A	2.410%, $1,780,000 par, due 11/15/2027		(1)	1,785,669
AT&T Inc	3.067%, $1,680,000 par, due 6/12/2024		(1)	1,709,151
AT&T Inc	2.450%, $2,854,000 par, due 6/30/2020		(1)	2,863,712
AvalonBay Communities Inc	2.950%, $264,000 par, due 9/15/2022		(1)	270,427
AvalonBay Communities Inc	3.625%, $1,400,000 par, due 10/1/2020		(1)	1,411,228
Aventura Mall Trust 2013-AVM	3.743%, $391,000 par, due 12/5/2032		(1)	393,742
BA Credit Card Trust	1.840%, $960,000 par, due 1/17/2023		(1)	959,910
BA Credit Card Trust	1.950%, $1,170,000 par, due 8/15/2022		(1)	1,170,117
BAE Systems Holdings Inc	3.800%, $1,850,000 par, due 10/7/2024		(1)	1,956,249
BAE Systems PLC	4.750%, $315,000 par, due 10/11/2021		(1)	328,835
Baker Hughes a GE Co LLC	2.773%, $1,312,000 par, due 12/15/2022		(1)	1,338,342
Bank of America Corp	3.499%, $220,000 par, due 5/17/2022		(1)	224,420
Bank of America Corp	3.004%, $2,629,000 par, due 12/20/2023		(1)	2,690,374
Bank of America Corp	2.881%, $517,000 par, due 4/24/2023		(1)	525,699
Bank of America Corp	2.894%, $960,000 par, due 7/23/2024		(1)	969,783
Bank of America Corp	2.936%, $2,214,000 par, due 4/24/2023		(1)	2,238,454
Bank of America Corp	3.124%, $1,162,000 par, due 1/20/2023		(1)	1,184,705
Bank of America Corp	3.300%, $405,000 par, due 1/11/2023		(1)	418,722
Bank of America Corp	3.864%, $157,000 par, due 7/23/2024		(1)	165,224
Bank of America NA	3.335%, $500,000 par, due 1/25/2023		(1)	513,740
Bank of Montreal	3.300%, $459,000 par, due 2/5/2024		(1)	478,463
Bank of Montreal	2.500%, $1,952,000 par, due 1/11/2022		(1)	1,977,630
Bank of Montreal	1.900%, $234,000 par, due 8/27/2021		(1)	234,441
Bank of Montreal	2.900%, $320,000 par, due 3/26/2022		(1)	326,267
Bank of Montreal	2.550%, $1,600,000 par, due 11/6/2022		(1)	1,631,906
Bank of Montreal	2.050%, $380,000 par, due 11/1/2022		(1)	381,557
Bank of Montreal	1.750%, $450,000 par, due 6/15/2021		(1)	449,963
Bank of New York Mellon Corp/The	2.986%, $700,000 par, due 10/30/2023		(1)	712,208
Bank of New York Mellon Corp/The	2.661%, $370,000 par, due 5/16/2023		(1)	375,700
Bank of New York Mellon Corp/The	1.950%, $980,000 par, due 8/23/2022		(1)	982,165
Bank of New York Mellon Corp/The	2.600%, $1,205,000 par, due 2/7/2022		(1)	1,223,324
Bank of New York Mellon Corp/The	3.450%, $202,000 par, due 8/11/2023		(1)	212,357
Bank of Nova Scotia/The	3.400%, $391,000 par, due 2/11/2024		(1)	409,709
Bank of Nova Scotia/The	2.700%, $890,000 par, due 3/7/2022		(1)	905,712
Bank of Nova Scotia/The	1.875%, $2,553,000 par, due 4/26/2021		(1)	2,554,190
Bank of Nova Scotia/The	3.125%, $1,399,000 par, due 4/20/2021		(1)	1,421,097
Bank of Nova Scotia/The	2.000%, $1,840,000 par, due 11/15/2022		(1)	1,842,970
Baptist Health South Florida Inc	4.590%, $1,470,000 par, due 8/15/2021		(1)	1,531,234
Bayer US Finance II LLC	3.875%, $454,000 par, due 12/15/2023		(1)	476,600
Bayer US Finance II LLC	2.904%, $860,000 par, due 12/15/2023		(1)	865,122
Bayer US Finance II LLC	3.500%, $413,000 par, due 6/25/2021		(1)	420,534
BMW US Capital LLC	3.400%, $76,000 par, due 8/13/2021		(1)	77,732
BMW US Capital LLC	3.150%, $378,000 par, due 4/18/2024		(1)	391,027
BMW US Capital LLC	2.000%, $350,000 par, due 4/11/2021		(1)	350,484
BMW US Capital LLC	3.100%, $405,000 par, due 4/12/2021		(1)	411,081
BMW US Capital LLC	2.950%, $1,485,000 par, due 4/14/2022		(1)	1,513,497
BMW US Capital LLC	2.700%, $1,095,000 par, due 4/6/2022		(1)	1,109,732
BMW Vehicle Lease Trust 2018-1	3.260%, $2,205,000 par, due 7/20/2021		(1)	2,225,048
BMW Vehicle Owner Trust 2019-A	1.920%, $2,970,000 par, due 1/25/2024		(1)	2,971,464
BNP Paribas SA	4.705%, $1,307,000 par, due 1/10/2025		(1)	1,416,196
Boeing Co/The	2.700%, $470,000 par, due 5/1/2022		(1)	477,373
Boeing Co/The	2.300%, $900,000 par, due 8/1/2021		(1)	905,093
33(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Boston Properties LP	3.800%, $624,000 par, due 2/1/2024		(1)	$660,101
Boston Properties LP	4.125%, $369,000 par, due 5/15/2021		(1)	377,659
Boston Properties LP	3.125%, $635,000 par, due 9/1/2023		(1)	655,389
BP Capital Markets America Inc	2.750%, $317,000 par, due 5/10/2023		(1)	324,327
BP Capital Markets America Inc	3.245%, $270,000 par, due 5/6/2022		(1)	278,696
BP Capital Markets America Inc	3.790%, $112,000 par, due 2/6/2024		(1)	119,200
BP Capital Markets America Inc	3.224%, $234,000 par, due 4/14/2024		(1)	244,317
BP Capital Markets America Inc	2.520%, $36,000 par, due 9/19/2022		(1)	36,476
BP Capital Markets America Inc	4.500%, $1,342,000 par, due 10/1/2020		(1)	1,367,132
BP Capital Markets PLC	2.500%, $560,000 par, due 11/6/2022		(1)	570,310
Brazos Higher Education Authority Inc	2.810%, $500,110 par, due 5/25/2029		(1)	499,751
Bristol-Myers Squibb Co	2.900%, $320,000 par, due 7/26/2024		(1)	330,431
Bristol-Myers Squibb Co	2.600%, $2,050,000 par, due 5/16/2022		(1)	2,084,151
Burlington Northern Santa Fe LLC	3.050%, $1,087,000 par, due 9/1/2022		(1)	1,117,354
Byron Center Public Schools	2.546%, $750,000 par, due 5/1/2024		(1)	764,775
Canadian Natural Resources Ltd	2.950%, $1,300,000 par, due 1/15/2023		(1)	1,326,202
Capital Auto Receivables Asset Trust 2018-1	2.790%, $849,711 par, due 1/20/2022		(1)	851,656
Capital One Financial Corp	3.450%, $1,010,000 par, due 4/30/2021		(1)	1,028,372
Capital One MultAsset Tr	2.000%, $1,183,000 par, due 1/17/2023		(1)	1,183,143
Capital One Multi-Asset Execution Trust	1.990%, $2,940,000 par, due 7/17/2023		(1)	2,943,111
Capital One NA	2.724%, $1,549,000 par, due 8/8/2022		(1)	1,560,597
Capital One NA	2.650%, $254,000 par, due 8/8/2022		(1)	257,830
Capital One NA	2.250%, $1,197,000 par, due 9/13/2021		(1)	1,202,407
Capital One Prime Auto Receivables Trust 2019-2	1.920%, $3,335,000 par, due 5/15/2024		(1)	3,330,514
Cardinal Health Inc	2.616%, $1,882,000 par, due 6/15/2022		(1)	1,901,272
Cargill Inc	3.250%, $1,596,000 par, due 11/15/2021		(1)	1,631,658
Cargill Inc	3.050%, $669,000 par, due 4/19/2021		(1)	679,249
Cargill Inc	3.300%, $389,000 par, due 3/1/2022		(1)	397,841
CarMax Auto Owner Trust 2017-3	1.970%, $1,327,642 par, due 4/15/2022		(1)	1,327,719
CarMax Auto Owner Trust 2018-1	2.480%, $2,420,000 par, due 11/15/2022		(1)	2,429,627
CarMax Auto Owner Trust 2018-2	2.980%, $679,000 par, due 1/17/2023		(1)	685,793
Carmax Auto Owner Trust 2018-4	3.360%, $1,585,000 par, due 9/15/2023		(1)	1,616,870
Carmax Auto Owner Trust 2019-3	2.210%, $5,695,000 par, due 12/15/2022		(1)	5,707,763
Carmax Auto Owner Trust 2019-4	2.020%, $4,445,000 par, due 11/15/2024		(1)	4,455,068
Caterpillar Financial Services Corp	3.650%, $261,000 par, due 12/7/2023		(1)	277,015
Caterpillar Financial Services Corp	3.350%, $645,000 par, due 12/7/2020		(1)	654,010
Caterpillar Financial Services Corp	2.165%, $680,000 par, due 9/7/2021		(1)	680,156
Caterpillar Financial Services Corp	2.650%, $770,000 par, due 5/17/2021		(1)	778,808
Caterpillar Financial Services Corp	2.850%, $135,000 par, due 5/17/2024		(1)	139,603
Caterpillar Financial Services Corp	2.550%, $99,000 par, due 11/29/2022		(1)	100,874
Caterpillar Financial Services Corp	1.700%, $81,000 par, due 8/9/2021		(1)	80,884
Caterpillar Financial Services Corp	2.950%, $2,550,000 par, due 2/26/2022		(1)	2,608,130
CenterPoint Energy Houston Electric LLC	1.850%, $1,348,000 par, due 6/1/2021		(1)	1,347,709
Charles Schwab Corp/The	3.250%, $2,425,000 par, due 5/21/2021		(1)	2,472,307
Chesapeake Funding II LLC	3.040%, $1,292,331 par, due 4/15/2030		(1)	1,306,952
Chesapeake Funding II LLC	3.390%, $1,681,781 par, due 1/15/2031		(1)	1,709,822
Chesapeake Funding II LLC	1.950%, $3,817,020 par, due 9/15/2031		(1)	3,808,871
Chesapeake Funding II LLC	3.230%, $561,575 par, due 8/15/2030		(1)	569,551
Chevron Phillips Chemical Co LLC	3.300%, $171,000 par, due 5/1/2023		(1)	176,118
Chubb INA Holdings Inc	2.300%, $872,000 par, due 11/3/2020		(1)	875,089
Cigna Corp	3.750%, $171,000 par, due 7/15/2023		(1)	179,344
Cigna Corp	3.400%, $967,000 par, due 9/17/2021		(1)	989,880
Cintas Corp No 2	2.900%, $2,129,000 par, due 4/1/2022		(1)	2,171,859
Cintas Corp No 2	4.300%, $360,000 par, due 6/1/2021		(1)	371,705
Citibank Credit Card Issuance Trust	1.920%, $1,192,000 par, due 4/7/2022		(1)	1,191,936
Citibank NA	3.165%, $2,200,000 par, due 2/19/2022		(1)	2,227,872
Citibank NA	3.400%, $1,067,000 par, due 7/23/2021		(1)	1,089,914
Citibank NA	3.650%, $340,000 par, due 1/23/2024		(1)	359,937
Citibank NA	2.844%, $920,000 par, due 5/20/2022		(1)	931,173
Citigroup Commercial Mortgage Trust 2012-GC8	2.608%, $807,701 par, due 9/10/2045		(1)	812,344
Citigroup Commercial Mortgage Trust 2014-GC19	3.552%, $1,636,290 par, due 3/10/2047		(1)	1,682,838
Citigroup Inc	4.044%, $430,000 par, due 6/1/2024		(1)	454,908
Citigroup Inc	2.900%, $1,440,000 par, due 4/25/2022		(1)	1,458,955
Citigroup Inc	2.312%, $2,980,000 par, due 11/4/2022		(1)	2,989,277
Citigroup Inc	2.930%, $480,000 par, due 6/1/2024		(1)	485,549
Citigroup Inc	4.500%, $292,000 par, due 1/14/2022		(1)	306,159

34(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Citigroup Inc	3.352%, $331,000 par, due 4/24/2025		(1)	$344,506
Citigroup Inc	2.700%, $554,000 par, due 10/27/2022		(1)	563,223
Citizens Bank NA/Providence RI	2.550%, $250,000 par, due 5/13/2021		(1)	251,923
Citizens Bank NA/Providence RI	2.250%, $575,000 par, due 10/30/2020		(1)	576,846
Citizens Bank NA/Providence RI	3.250%, $1,140,000 par, due 2/14/2022		(1)	1,168,278
City of Houston TX	2.978%, $585,000 par, due 3/1/2023		(1)	605,920
City of Houston TX	2.372%, $325,000 par, due 3/1/2020		(1)	325,406
Clorox Co/The	3.800%, $359,000 par, due 11/15/2021		(1)	370,995
CNH Equipment Trust 2016-B	1.630%, $46,456 par, due 8/15/2021		(1)	46,434
CNH Equipment Trust 2017-B	1.860%, $1,458,577 par, due 9/15/2022		(1)	1,456,701
CNH Equipment Trust 2019-A	3.010%, $1,335,000 par, due 4/15/2024		(1)	1,358,471
COLGATE UNIVERSITY	2.180%, $1,135,000 par, due 7/1/2023		(1)	1,138,382
College Loan Corp Trust I	2.690%, $8,720,000 par, due 4/25/2046		(1)	8,588,372
Comcast Corp	3.000%, $405,000 par, due 2/1/2024		(1)	419,787
Comcast Corp	2.850%, $141,000 par, due 1/15/2023		(1)	144,980
Comerica Inc	3.700%, $326,000 par, due 7/31/2023		(1)	342,711
COMM 2012-CCRE1 Mortgage Trust	3.053%, $131,700 par, due 5/15/2045		(1)	132,760
COMM 2012-CCRE2 Mortgage Trust	2.752%, $92,230 par, due 8/15/2045		(1)	92,433
COMM 2012-CCRE3 Mortgage Trust	2.372%, $1,114,623 par, due 10/15/2045		(1)	1,116,685
COMM 2012-CCRE5 Mortgage Trust	2.388%, $2,023,255 par, due 12/10/2045		(1)	2,027,089
Comm 2013-CCRE13 Mortgage Trust	4.194%, $810,000 par, due 11/10/2046		(1)	864,303
COMM 2013-CCRE7 Mortgage Trust	3.213%, $460,674 par, due 3/10/2046		(1)	472,780
COMM 2013-LC6 Mortgage Trust	2.941%, $427,000 par, due 1/10/2046		(1)	435,101
COMM 2014-CCRE19 Mortgage Trust	3.499%, $2,819,672 par, due 8/10/2047		(1)	2,903,008
COMM 2014-CR14 Mortgage Trust	3.743%, $2,222,889 par, due 2/10/2047		(1)	2,291,563
CommonSpirit Health	2.760%, $415,000 par, due 10/1/2024		(1)	418,842
Commonwealth Bank of Australia	3.350%, $337,000 par, due 6/4/2024		(1)	353,692
Commonwealth Bank of Australia	2.720%, $1,250,000 par, due 6/4/2024		(1)	1,264,911
Commonwealth Edison Co	3.400%, $129,000 par, due 9/1/2021		(1)	131,964
Connecticut Light & Power Co/The	2.500%, $1,020,000 par, due 1/15/2023		(1)	1,034,913
Consumers Energy Co	2.850%, $370,000 par, due 5/15/2022		(1)	378,228
Consumers Energy Co	3.375%, $460,000 par, due 8/15/2023		(1)	480,745
Cooperatieve Rabobank UA	2.807%, $470,000 par, due 9/26/2023		(1)	472,227
Cooperatieve Rabobank UA	2.625%, $2,005,000 par, due 7/22/2024		(1)	2,028,827
Cooperatieve Rabobank UA/NY	2.750%, $265,000 par, due 1/10/2023		(1)	270,200
Cooperatieve Rabobank UA/NY	2.500%, $1,130,000 par, due 1/19/2021		(1)	1,136,755
Cooperatieve Rabobank UA/NY	3.125%, $250,000 par, due 4/26/2021		(1)	253,939
County of Berks PA	1.817%, $1,000,000 par, due 11/15/2022		(1)	998,020
County of Spokane WA	2.096%, $1,400,000 par, due 12/1/2024		(1)	1,397,816
Credit Suisse Group AG	3.574%, $1,480,000 par, due 1/9/2023		(1)	1,520,774
Credit Suisse Group AG	4.207%, $420,000 par, due 6/12/2024		(1)	444,298
Credit Suisse Group AG	3.127%, $790,000 par, due 6/12/2024		(1)	799,459
Credit Suisse Group AG	2.997%, $324,000 par, due 12/14/2023		(1)	330,069
Credit Suisse Group AG	3.094%, $1,600,000 par, due 12/14/2023		(1)	1,617,477
CVS Health Corp	2.125%, $304,000 par, due 6/1/2021		(1)	304,525
CVS Health Corp	2.800%, $809,000 par, due 7/20/2020		(1)	811,306
CVS Health Corp	3.700%, $1,420,000 par, due 3/9/2023		(1)	1,480,117
CVS Health Corp	3.350%, $516,000 par, due 3/9/2021		(1)	524,579
CVS Health Corp	2.625%, $690,000 par, due 8/15/2024		(1)	695,886
Daimler Finance North America LLC	2.300%, $1,077,000 par, due 2/12/2021		(1)	1,079,037
Daimler Finance North America LLC	3.000%, $770,000 par, due 2/22/2021		(1)	777,574
Daimler Finance North America LLC	3.350%, $250,000 par, due 2/22/2023		(1)	257,115
Daimler Finance North America LLC	2.200%, $500,000 par, due 5/5/2020		(1)	500,252
Daimler Finance North America LLC	3.350%, $610,000 par, due 5/4/2021		(1)	619,516
Daimler Finance North America LLC	3.750%, $450,000 par, due 11/5/2021		(1)	462,573
Daimler Finance North America LLC	2.000%, $202,000 par, due 7/6/2021		(1)	201,613
Daimler Finance North America LLC	2.200%, $270,000 par, due 10/30/2021		(1)	270,452
Daimler Trucks Retail Trust 2018-1	2.850%, $697,557 par, due 7/15/2021		(1)	699,147
Deere & Co	2.600%, $980,000 par, due 6/8/2022		(1)	998,437
Dell Equipment Finance Trust 2017-2	2.190%, $195,184 par, due 10/24/2022		(1)	195,217
Dell Equipment Finance Trust 2018-1	3.180%, $840,000 par, due 6/22/2023		(1)	846,607
Dell Equipment Finance Trust 2018-2	3.370%, $1,350,000 par, due 10/22/2023		(1)	1,368,550
Dell Equipment Finance Trust 2019-2	1.910%, $2,905,000 par, due 10/22/2024		(1)	2,894,545
Diageo Capital PLC	3.000%, $705,000 par, due 5/18/2020		(1)	707,864
Diageo Capital PLC	3.500%, $1,502,000 par, due 9/18/2023		(1)	1,582,374
Discover Card Execution Note Trust	1.880%, $3,100,000 par, due 2/15/2023		(1)	3,100,282

35(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Discover Card Execution Note Trust	3.040%, $1,980,000 par, due 7/15/2024		(1)	$2,027,280
Discover Card Execution Note Trust	3.110%, $1,095,000 par, due 1/16/2024		(1)	1,116,221
DNB Boligkreditt AS	2.500%, $788,000 par, due 3/28/2022		(1)	797,852
Duke Energy Carolinas LLC	2.500%, $337,000 par, due 3/15/2023		(1)	342,179
Duke Energy Carolinas LLC	3.050%, $1,193,000 par, due 3/15/2023		(1)	1,229,705
Duke Energy Florida LLC	4.550%, $310,000 par, due 4/1/2020		(1)	311,877
Duke Energy Progress LLC	3.375%, $90,000 par, due 9/1/2023		(1)	94,046
Duke Energy Progress LLC	3.000%, $1,760,000 par, due 9/15/2021		(1)	1,792,314
DuPont de Nemours Inc	3.766%, $1,540,000 par, due 11/15/2020		(1)	1,561,343
DuPont de Nemours Inc	3.020%, $940,000 par, due 11/15/2023		(1)	958,541
Ecolab Inc	2.375%, $25,000 par, due 8/10/2022		(1)	25,256
EdLinc Student Loan Funding Trust 2012-1	2.792%, $1,121,703 par, due 9/25/2030		(1)	1,115,544
Edsouth Indenture No 2 LLC	2.942%, $193,780 par, due 9/25/2040		(1)	192,853
Edsouth Indenture No 3 LLC	2.522%, $516,986 par, due 4/25/2039		(1)	511,461
Edsouth Indenture No 4 LLC	2.362%, $453,638 par, due 2/26/2029		(1)	444,081
Edu Fund of South	2.758%, $544,303 par, due 3/25/2036		(1)	546,189
Edu Fund of South	2.590%, $837,884 par, due 4/25/2035		(1)	830,979
Education Loan ABS Tr	2.592%, $444,255 par, due 6/25/2026		(1)	444,864
EMD Finance LLC (Merck KGaA)	2.400%, $1,143,000 par, due 3/19/2020		(1)	1,143,350
Entergy Arkansas LLC	3.050%, $796,000 par, due 6/1/2023		(1)	817,898
Entergy Arkansas LLC	3.750%, $1,050,000 par, due 2/15/2021		(1)	1,066,261
Enterprise Fleet Fin	2.130%, $635,580 par, due 7/20/2022		(1)	635,584
Enterprise Fleet Financing 2018-2 LLC	3.140%, $1,970,551 par, due 2/20/2024		(1)	1,985,994
Enterprise Fleet Financing 2019-2 LLC	2.290%, $4,125,000 par, due 2/20/2025		(1)	4,138,893
Enterprise Fleet Financing 2019-3 LLC	2.060%, $2,630,000 par, due 5/20/2025		(1)	2,627,444
Enterprise Fleet Financing LLC	1.970%, $540,291 par, due 1/20/2023		(1)	540,082
Enterprise Fleet Financing LLC	2.130%, $387,090 par, due 5/22/2023		(1)	386,971
Enterprise Fleet Financing LLC	2.870%, $163,356 par, due 10/20/2023		(1)	164,047
Enterprise Products Operating LLC	2.800%, $1,247,000 par, due 2/15/2021		(1)	1,258,900
Enterprise Products Operating LLC	3.500%, $941,000 par, due 2/1/2022		(1)	969,642
Enterprise Products Operating LLC	2.850%, $405,000 par, due 4/15/2021		(1)	409,182
Equifax Inc	3.600%, $1,018,000 par, due 8/15/2021		(1)	1,041,568
Equifax Inc	2.300%, $864,000 par, due 6/1/2021		(1)	866,625
Equifax Inc	3.950%, $45,000 par, due 6/15/2023		(1)	47,266
Evergy Metro Inc	3.150%, $725,000 par, due 3/15/2023		(1)	747,306
Fannie Mae Grantor Trust 2004-T2	6.000%, $527,504 par, due 11/25/2043		(1)	595,203
Fannie Mae Pool	3.410%, $866,938 par, due 11/1/2023		(1)	906,521
Fannie Mae Pool	3.120%, $945,000 par, due 1/1/2024		(1)	979,952
Fannie Mae Pool	2.385%, $911,545 par, due 6/1/2022		(1)	919,312
Fannie Mae Pool	3.351%, $765,882 par, due 11/1/2048		(1)	784,029
Fannie Mae Pool	3.037%, $5,660,534 par, due 8/1/2049		(1)	5,772,160
Fannie Mae Pool	3.016%, $3,009,362 par, due 8/1/2049		(1)	3,060,832
Fannie Mae Pool	4.585%, $629,627 par, due 7/1/2033		(1)	662,341
Fannie Mae Pool	3.976%, $660,066 par, due 6/1/2033		(1)	680,761
Fannie Mae Pool	3.855%, $165,348 par, due 8/1/2035		(1)	171,190
Fannie Mae Pool	4.019%, $235,654 par, due 8/1/2033		(1)	243,328
Fannie Mae Pool	4.012%, $140,842 par, due 8/1/2033		(1)	145,099
Fannie Mae Pool	3.656%, $526,874 par, due 10/1/2033		(1)	540,956
Fannie Mae Pool	3.632%, $169,727 par, due 12/1/2033		(1)	175,812
Fannie Mae Pool	3.805%, $108,390 par, due 3/1/2034		(1)	112,084
Fannie Mae Pool	3.550%, $73,870 par, due 5/1/2034		(1)	76,439
Fannie Mae Pool	3.842%, $1,245,264 par, due 6/1/2034		(1)	1,286,878
Fannie Mae Pool	3.902%, $116,245 par, due 8/1/2034		(1)	120,220
Fannie Mae Pool	4.513%, $558,722 par, due 5/1/2038		(1)	585,781
Fannie Mae Pool	4.482%, $183,110 par, due 5/1/2037		(1)	191,945
Fannie Mae Pool	3.793%, $567,167 par, due 5/1/2036		(1)	581,487
Fannie Mae Pool	2.703%, $1,139,691 par, due 8/1/2044		(1)	1,159,637
Fannie Mae Pool	2.760%, $548,725 par, due 8/1/2044		(1)	558,932
Fannie Mae Pool	2.771%, $465,255 par, due 8/1/2044		(1)	473,491
Fannie Mae Pool	2.880%, $554,465 par, due 8/1/2044		(1)	565,609
Fannie Mae Pool	3.837%, $24,532 par, due 9/1/2044		(1)	25,355
Fannie Mae Pool	2.766%, $451,206 par, due 10/1/2044		(1)	459,238
Fannie Mae Pool	2.468%, $915,411 par, due 2/1/2045		(1)	945,655
Fannie Mae Pool	2.527%, $1,367,030 par, due 4/1/2045		(1)	1,389,430
Fannie Mae Pool	2.449%, $816,436 par, due 4/1/2045		(1)	839,429
Fannie Mae Pool	2.333%, $99,392 par, due 6/1/2045		(1)	100,625

36(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Fannie Mae Pool	2.638%, $384,925 par, due 7/1/2045		(1)	$391,583
Fannie Mae Pool	2.504%, $965,398 par, due 8/1/2045		(1)	979,791
Fannie Mae Pool	2.303%, $218,788 par, due 8/1/2045		(1)	223,783
Fannie Mae Pool	2.622%, $975,136 par, due 8/1/2045		(1)	992,150
Fannie Mae Pool	2.586%, $1,485,335 par, due 11/1/2045		(1)	1,509,995
Fannie Mae Pool	2.684%, $190,384 par, due 12/1/2045		(1)	193,593
Fannie Mae Pool	2.378%, $2,255,880 par, due 10/1/2046		(1)	2,277,270
Fannie Mae Pool	2.378%, $2,185,286 par, due 11/1/2046		(1)	2,206,002
Fannie Mae Pool	3.129%, $2,391,729 par, due 6/1/2047		(1)	2,438,105
Fannie Mae Pool	3.035%, $3,051,213 par, due 6/1/2047		(1)	3,106,043
Fannie Mae Pool	3.034%, $1,509,991 par, due 6/1/2047		(1)	1,537,322
Fannie Mae Pool	2.845%, $1,444,818 par, due 7/1/2047		(1)	1,465,200
Fannie Mae Pool	3.036%, $1,572,398 par, due 7/1/2047		(1)	1,599,988
Fannie Mae Pool	2.769%, $2,179,595 par, due 9/1/2047		(1)	2,211,145
Fannie Mae Pool	2.777%, $2,025,353 par, due 9/1/2047		(1)	2,054,664
Fannie Mae Pool	2.751%, $2,728,427 par, due 11/1/2047		(1)	2,766,527
Fannie Mae Pool	2.951%, $1,042,744 par, due 5/1/2047		(1)	1,059,001
Fannie Mae Pool	2.975%, $1,345,241 par, due 2/1/2048		(1)	1,367,670
Fannie Mae Pool	3.283%, $2,860,922 par, due 5/1/2048		(1)	2,929,273
Fannie Mae Pool	2.780%, $6,613,455 par, due 11/1/2049		(1)	6,704,919
Fannie Mae Pool	2.862%, $2,036,694 par, due 11/1/2049		(1)	2,067,123
Fannie Mae Pool	2.850%, $1,018,189 par, due 11/1/2049		(1)	1,033,020
Fannie Mae Pool	2.820%, $1,220,000 par, due 12/1/2049		(1)	1,237,369
Fannie Mae Pool	2.679%, $2,410,000 par, due 12/1/2049		(1)	2,437,486
Fannie Mae Pool	2.745%, $2,780,000 par, due 12/1/2049		(1)	2,816,932
Fannie Mae Pool	5.000%, $548,490 par, due 6/1/2035		(1)	604,400
Fannie Mae Pool	5.500%, $394,088 par, due 9/1/2036		(1)	443,560
Fannie Mae Pool	6.000%, $44,141 par, due 2/1/2033		(1)	50,564
Fannie Mae Pool	5.500%, $37,022 par, due 1/1/2036		(1)	39,246
Fannie Mae Pool	5.500%, $89,094 par, due 2/1/2036		(1)	91,964
Fannie Mae Pool	5.000%, $2,805,351 par, due 8/1/2056		(1)	3,110,158
Fannie Mae Pool	5.500%, $2,637 par, due 6/1/2021		(1)	2,667
Fannie Mae Pool	5.500%, $118,985 par, due 11/1/2021		(1)	120,954
Fannie Mae Pool	2.000%, $271,264 par, due 5/1/2023		(1)	271,404
Fannie Mae Pool	2.000%, $288,317 par, due 6/1/2023		(1)	288,484
Fannie Mae Pool	2.000%, $274,277 par, due 4/1/2023		(1)	271,486
Fannie Mae Pool	2.000%, $660,617 par, due 8/1/2023		(1)	661,075
Fannie Mae Pool	2.000%, $973,117 par, due 9/1/2023		(1)	963,195
Fannie Mae Pool	2.500%, $271,989 par, due 10/1/2023		(1)	274,416
Fannie Mae Pool	3.000%, $500,365 par, due 2/1/2031		(1)	516,132
Fannie Mae Pool	3.000%, $337,739 par, due 2/1/2031		(1)	348,378
Fannie Mae Pool	3.000%, $4,068,837 par, due 4/1/2031		(1)	4,197,038
Fannie Mae Pool	3.000%, $202,185 par, due 5/1/2031		(1)	208,427
Fannie Mae Pool	2.500%, $1,981,684 par, due 12/1/2026		(1)	1,999,658
Fannie Mae Pool	3.000%, $1,370,015 par, due 2/1/2027		(1)	1,403,795
Fannie Mae Pool	4.000%, $2,017,678 par, due 2/1/2034		(1)	2,126,790
Fannie Mae Pool	4.000%, $1,562,496 par, due 2/1/2034		(1)	1,651,099
Fannie Mae Pool	3.000%, $3,994,602 par, due 7/1/2034		(1)	4,113,925
Fannie Mae Pool	3.000%, $1,571,505 par, due 7/1/2034		(1)	1,611,712
Fannie Mae Pool	2.500%, $5,606,023 par, due 12/1/2031		(1)	5,671,002
Fannie Mae Pool	5.500%, $232,940 par, due 4/1/2033		(1)	262,229
Fannie Mae Pool	2.500%, $1,278,629 par, due 8/1/2027		(1)	1,295,741
Fannie Mae Pool	2.500%, $5,406,392 par, due 11/1/2027		(1)	5,478,865
Fannie Mae Pool	2.500%, $849,876 par, due 10/1/2024		(1)	857,514
Fannie Mae Pool	3.000%, $2,662,044 par, due 8/1/2027		(1)	2,731,968
Fannie Mae Pool	4.872%, $63,294 par, due 3/1/2042		(1)	65,738
Fannie Mae Pool	4.924%, $28,482 par, due 2/1/2041		(1)	29,277
Fannie Mae Pool	4.030%, $335,499 par, due 10/1/2041		(1)	348,836
Fannie Mae Pool	3.861%, $144,949 par, due 11/1/2041		(1)	149,515
Fannie Mae Pool	3.926%, $439,804 par, due 10/1/2032		(1)	454,579
Fannie Mae Pool	2.405%, $1,021,136 par, due 11/1/2032		(1)	1,016,855
Fannie Mae Pool	2.934%, $239,003 par, due 6/1/2022		(1)	244,582
Fannie Mae Pool	2.510%, $2,470,252 par, due 7/1/2020		(1)	2,474,027
Fannie Mae Pool	2.760%, $584,521 par, due 4/1/2022		(1)	595,311
Fannie Mae Pool	2.120%, $1,250,290 par, due 12/1/2020		(1)	1,249,477
Fannie Mae Pool	2.600%, $617,099 par, due 1/1/2021		(1)	618,589

37(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Fannie Mae REMIC Trust 2002-W12	5.066%, $22,327 par, due 2/25/2033		(1)	$22,832
Fannie Mae REMIC Trust 2003-W11	6.690%, $42,277 par, due 7/25/2033		(1)	46,079
Fannie Mae REMIC Trust 2004-W11	7.000%, $545,285 par, due 5/25/2044		(1)	604,607
Fannie Mae REMICS	5.500%, $1,713,394 par, due 4/25/2035		(1)	1,933,049
Fannie Mae REMICS	5.500%, $1,615,127 par, due 4/25/2035		(1)	1,818,859
Fannie Mae REMICS	3.000%, $34,472 par, due 6/25/2038		(1)	34,935
Fannie Mae REMICS	4.000%, $75,749 par, due 4/25/2027		(1)	78,073
Fannie Mae REMICS	2.500%, $52,742 par, due 3/25/2037		(1)	53,261
Fannie Mae Trust 2003-W6	6.500%, $201,764 par, due 9/25/2042		(1)	229,600
Fannie Mae Trust 2004-W1	7.000%, $409,437 par, due 12/25/2033		(1)	469,003
Fannie Mae-Aces	2.336%, $578,093 par, due 4/25/2024		(1)	579,399
Fannie Mae-Aces	2.263%, $327,535 par, due 2/25/2023		(1)	327,003
Federal Realty Investment Trust	2.750%, $518,000 par, due 6/1/2023		(1)	526,420
FedEx Corp	3.400%, $1,140,000 par, due 1/14/2022		(1)	1,170,959
FedEx Corp	2.625%, $270,000 par, due 8/1/2022		(1)	273,905
Fifth Third Auto Trust 2017-1	1.800%, $868,816 par, due 2/15/2022		(1)	868,023
Fifth Third Bancorp	3.650%, $220,000 par, due 1/25/2024		(1)	232,214
Fifth Third Bank/Cincinnati OH	3.350%, $1,610,000 par, due 7/26/2021		(1)	1,645,586
Fiserv Inc	3.800%, $450,000 par, due 10/1/2023		(1)	475,356
Fiserv Inc	2.700%, $788,000 par, due 6/1/2020		(1)	789,953
Fiserv Inc	2.750%, $1,690,000 par, due 7/1/2024		(1)	1,719,854
Florida Water Pollution Control Financing Corp	1.900%, $1,580,000 par, due 1/15/2022		(1)	1,584,566
FN 7/1 2.75 Jan 2020	2.750%, $7,945,000 par, due 1/1/2050		(1)	8,043,073
FN 7/1 HYB 2.75 FWD Jan 2020	2.750%, $5,500,000 par, due 1/1/2050		(1)	5,560,159
Ford Credit Auto Lease Trust	3.190%, $2,870,000 par, due 12/15/2021		(1)	2,890,061
Ford Credit Auto Lease Trust 2018-A	2.930%, $2,476,000 par, due 6/15/2021		(1)	2,481,380
Ford Credit Auto Lease Trust 2019-A	2.900%, $1,235,000 par, due 5/15/2022		(1)	1,246,300
Ford Credit Auto Lease Trust 2019-B	2.220%, $5,490,000 par, due 10/15/2022		(1)	5,510,362
Ford Credit Auto Owner Tr	2.310%, $1,415,000 par, due 8/15/2027		(1)	1,420,155
Ford Credit Auto Owner Tr	2.620%, $2,625,000 par, due 8/15/2028		(1)	2,655,311
Ford Credit Auto Owner Trust 2017-REV2	2.360%, $628,000 par, due 3/15/2029		(1)	632,006
Ford Credit Auto Owner Trust 2018-A	3.030%, $3,384,413 par, due 11/15/2022		(1)	3,412,209
Ford Credit Auto Owner Trust 2018-REV2	3.470%, $761,000 par, due 1/15/2030		(1)	794,598
Ford Credit Auto Owner Trust 2019-C	1.870%, $4,040,000 par, due 3/15/2024		(1)	4,036,590
Ford Motor Credit Co LLC	2.425%, $1,456,000 par, due 6/12/2020		(1)	1,455,109
Ford Motor Credit Co LLC	3.470%, $200,000 par, due 4/5/2021		(1)	201,855
Fortive Corp	2.350%, $912,000 par, due 6/15/2021		(1)	915,881
Fortune Brands Home & Security Inc	4.000%, $67,000 par, due 9/21/2023		(1)	70,806
Fragata Leasing LLC	1.732%, $557,694 par, due 9/18/2024		(1)	555,166
Freddie Mac Gold Pool	5.500%, $141,127 par, due 12/1/2033		(1)	154,047
Freddie Mac Gold Pool	6.000%, $1,847,667 par, due 8/1/2038		(1)	2,134,613
Freddie Mac Gold Pool	6.000%, $893,755 par, due 8/1/2038		(1)	1,032,380
Freddie Mac Gold Pool	5.500%, $40,697 par, due 11/1/2021		(1)	41,217
Freddie Mac Gold Pool	5.000%, $26,626 par, due 5/1/2020		(1)	27,518
Freddie Mac Gold Pool	3.000%, $2,303,615 par, due 8/1/2027		(1)	2,361,853
Freddie Mac Gold Pool	2.500%, $193,061 par, due 7/1/2023		(1)	194,889
Freddie Mac Gold Pool	3.000%, $495,371 par, due 10/1/2026		(1)	511,870
Freddie Mac Multifam Struct PT Cert	2.397%, $502,711 par, due 9/25/2022		(1)	502,613
Freddie Mac Multifam Struct PT Cert	2.347%, $64,610 par, due 1/25/2023		(1)	64,593
Freddie Mac Multifam Struct PT Cert	2.980%, $1,480,563 par, due 1/25/2046		(1)	1,490,537
Freddie Mac Multifam Struct PT Cert	2.791%, $2,500,000 par, due 1/25/2022		(1)	2,532,095
Freddie Mac Multifam Struct PT Cert	2.566%, $1,579,726 par, due 9/25/2020		(1)	1,579,795
Freddie Mac Multifam Struct PT Cert	2.615%, $11,470,000 par, due 1/25/2023		(1)	11,630,179
Freddie Mac Multifam Struct PT Cert	2.355%, $95,788 par, due 4/25/2021		(1)	95,651
Freddie Mac Non Gold Pool	4.239%, $422,603 par, due 9/1/2037		(1)	447,188
Freddie Mac Non Gold Pool	3.935%, $124,166 par, due 6/1/2036		(1)	129,616
Freddie Mac Non Gold Pool	3.985%, $376,040 par, due 8/1/2035		(1)	386,065
Freddie Mac Non Gold Pool	4.787%, $563,664 par, due 4/1/2038		(1)	594,875
Freddie Mac Non Gold Pool	4.651%, $77,029 par, due 5/1/2038		(1)	80,609
Freddie Mac Non Gold Pool	2.259%, $459,951 par, due 8/1/2043		(1)	471,045
Freddie Mac Non Gold Pool	2.336%, $954,666 par, due 10/1/2043		(1)	975,290
Freddie Mac Non Gold Pool	4.421%, $466,186 par, due 5/1/2044		(1)	485,826
Freddie Mac Non Gold Pool	2.683%, $530,507 par, due 8/1/2044		(1)	538,529
Freddie Mac Non Gold Pool	2.701%, $685,133 par, due 12/1/2044		(1)	698,073
Freddie Mac Non Gold Pool	2.605%, $534,985 par, due 1/1/2045		(1)	544,261
Freddie Mac Non Gold Pool	2.588%, $1,352,696 par, due 5/1/2045		(1)	1,373,837

38(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Freddie Mac Non Gold Pool	2.570%, $166,327 par, due 6/1/2045		(1)	$168,308
Freddie Mac Non Gold Pool	2.372%, $2,556,247 par, due 7/1/2045		(1)	2,586,047
Freddie Mac Non Gold Pool	2.223%, $177,438 par, due 8/1/2045		(1)	181,045
Freddie Mac Non Gold Pool	2.401%, $4,096,772 par, due 8/1/2045		(1)	4,146,290
Freddie Mac Non Gold Pool	2.678%, $373,171 par, due 8/1/2045		(1)	379,326
Freddie Mac Non Gold Pool	2.434%, $307,498 par, due 9/1/2045		(1)	315,242
Freddie Mac Non Gold Pool	2.312%, $276,382 par, due 10/1/2045		(1)	281,564
Freddie Mac Non Gold Pool	2.598%, $1,657,342 par, due 11/1/2045		(1)	1,681,324
Freddie Mac Non Gold Pool	2.542%, $2,267,390 par, due 2/1/2046		(1)	2,303,056
Freddie Mac Non Gold Pool	2.349%, $881,699 par, due 12/1/2042		(1)	889,680
Freddie Mac Non Gold Pool	2.278%, $259,372 par, due 10/1/2046		(1)	261,016
Freddie Mac Non Gold Pool	2.392%, $4,595,586 par, due 10/1/2046		(1)	4,634,207
Freddie Mac Non Gold Pool	2.413%, $2,285,485 par, due 10/1/2046		(1)	2,305,268
Freddie Mac Non Gold Pool	2.559%, $242,010 par, due 11/1/2046		(1)	244,818
Freddie Mac Non Gold Pool	2.222%, $2,717,942 par, due 1/1/2047		(1)	2,734,236
Freddie Mac Non Gold Pool	4.790%, $89,402 par, due 2/1/2042		(1)	92,500
Freddie Mac Non Gold Pool	4.359%, $61,337 par, due 1/1/2041		(1)	63,820
Freddie Mac Non Gold Pool	4.625%, $138,510 par, due 5/1/2042		(1)	143,937
Freddie Mac Non Gold Pool	4.625%, $29,794 par, due 6/1/2042		(1)	30,487
Freddie Mac Non Gold Pool	4.573%, $99,772 par, due 6/1/2042		(1)	103,463
Freddie Mac Non Gold Pool	4.532%, $112,569 par, due 7/1/2042		(1)	116,932
Freddie Mac Non Gold Pool	4.459%, $93,221 par, due 8/1/2042		(1)	95,879
Freddie Mac Non Gold Pool	4.027%, $533,860 par, due 9/1/2042		(1)	552,320
Freddie Mac Non Gold Pool	2.861%, $442,499 par, due 7/1/2047		(1)	448,052
Freddie Mac Non Gold Pool	2.968%, $490,829 par, due 8/1/2047		(1)	498,116
Freddie Mac Non Gold Pool	2.583%, $814,089 par, due 10/1/2047		(1)	821,851
Freddie Mac Non Gold Pool	2.767%, $1,217,214 par, due 11/1/2047		(1)	1,231,221
Freddie Mac Non Gold Pool	3.080%, $5,319,172 par, due 7/1/2049		(1)	5,420,082
Freddie Mac Non Gold Pool	2.739%, $4,882,509 par, due 11/1/2045		(1)	4,968,026
Freddie Mac Non Gold Pool	3.592%, $2,054,147 par, due 5/1/2048		(1)	2,112,060
Freddie Mac Non Gold Pool	2.916%, $588,427 par, due 5/1/2047		(1)	596,330
Freddie Mac Non Gold Pool	3.039%, $3,348,580 par, due 6/1/2047		(1)	3,402,656
Freddie Mac Pool	3.000%, $3,921,987 par, due 7/1/2034		(1)	4,021,884
Freddie Mac REMICS	3.500%, $37,162 par, due 4/15/2041		(1)	38,356
Freddie Mac REMICS	3.000%, $34,514 par, due 12/15/2044		(1)	35,637
Freddie Mac Struct PT Cert	5.231%, $2,539,366 par, due 5/25/2043		(1)	2,818,394
GE Cap Intl Funding	2.342%, $2,123,000 par, due 11/15/2020		(1)	2,124,713
General Dynamics Corp	3.375%, $283,000 par, due 5/15/2023		(1)	295,706
General Electric Co	5.550%, $215,000 par, due 5/4/2020		(1)	217,308
General Electric Co	5.500%, $838,000 par, due 1/8/2020		(1)	838,303
General Mills Inc	2.600%, $775,000 par, due 10/12/2022		(1)	786,881
General Mills Inc	3.700%, $480,000 par, due 10/17/2023		(1)	505,822
General Mills Inc	3.200%, $779,000 par, due 4/16/2021		(1)	793,063
General Motors Financial Co Inc	3.550%, $750,000 par, due 7/8/2022		(1)	772,072
General Motors Financial Co Inc	4.200%, $1,080,000 par, due 11/6/2021		(1)	1,119,734
Georgia-Pacific LLC	3.163%, $225,000 par, due 11/15/2021		(1)	229,245
Gilead Sciences Inc	2.550%, $1,615,000 par, due 9/1/2020		(1)	1,621,882
Gilead Sciences Inc	1.950%, $162,000 par, due 3/1/2022		(1)	162,230
Ginnie Mae II pool	3.000%, $326,166 par, due 10/20/2045		(1)	333,981
Ginnie Mae II pool	4.000%, $126,703 par, due 3/20/2042		(1)	130,288
Ginnie Mae II pool	3.875%, $458,092 par, due 4/20/2042		(1)	472,211
Ginnie Mae II pool	3.000%, $64,229 par, due 12/20/2045		(1)	66,323
Ginnie Mae II pool	5.850%, $3,380 par, due 12/20/2058		(1)	3,826
Ginnie Mae II pool	5.470%, $11,486 par, due 8/20/2059		(1)	12,349
Ginnie Mae II pool	2.657%, $3,684,602 par, due 5/20/2058		(1)	3,728,759
Ginnie Mae II pool	3.190%, $462,884 par, due 6/20/2058		(1)	470,081
Ginnie Mae II pool	4.740%, $1,030 par, due 6/20/2061		(1)	1,144
Ginnie Mae II Pool	4.346%, $139,649 par, due 12/20/2066		(1)	141,073
Ginnie Mae II Pool	4.350%, $63,751 par, due 1/20/2067		(1)	64,393
GlaxoSmithKline Capital Inc	3.375%, $495,000 par, due 5/15/2023		(1)	516,278
GlaxoSmithKline Capital PLC	2.850%, $740,000 par, due 5/8/2022		(1)	756,309
GlaxoSmithKline Capital PLC	3.125%, $740,000 par, due 5/14/2021		(1)	752,797
GlaxoSmithKline Capital PLC	2.875%, $1,520,000 par, due 6/1/2022		(1)	1,553,176
GM Fin Consumer Auto Recv Tr 2017-3A	1.970%, $1,053,887 par, due 5/16/2022		(1)	1,054,103
GM Fin Consumer Auto Recv Tr 2018-1	2.320%, $2,111,030 par, due 7/18/2022		(1)	2,116,603
GM Fin Consumer Auto Recv Tr 2018-2	2.810%, $2,728,000 par, due 12/16/2022		(1)	2,750,724
39(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
GM Financial Automobile Leasing Trust 2018-1	2.610%, $1,351,975 par, due 1/20/2021		(1)	$1,353,552
GM Financial Automobile Leasing Trust 2018-2	3.060%, $481,001 par, due 6/21/2021		(1)	482,559
GM Financial Automobile Leasing Trust 2018-3	3.180%, $630,000 par, due 6/21/2021		(1)	633,117
GM Financial Automobile Leasing Trust 2019-1	2.980%, $1,975,000 par, due 12/20/2021		(1)	1,992,418
GM Financial Consumer Automobile Rec Trust 2019-3	2.180%, $2,110,000 par, due 4/16/2024		(1)	2,119,725
GNMA	2.774%, $3,470,733 par, due 12/20/2066		(1)	3,519,129
GNMA	2.424%, $3,386,683 par, due 10/20/2065		(1)	3,387,617
Goldman Sachs Group Inc/The	2.876%, $1,321,000 par, due 10/31/2022		(1)	1,339,744
Goldman Sachs Group Inc/The	2.600%, $1,420,000 par, due 4/23/2020		(1)	1,421,849
Goldman Sachs Group Inc/The	2.625%, $171,000 par, due 4/25/2021		(1)	172,492
Goldman Sachs Group Inc/The	3.000%, $2,094,000 par, due 4/26/2022		(1)	2,120,447
Goldman Sachs Group Inc/The	2.936%, $179,000 par, due 7/24/2023		(1)	180,733
Goldman Sachs Group Inc/The	5.750%, $945,000 par, due 1/24/2022		(1)	1,014,472
Goldman Sachs Group Inc/The	3.625%, $1,147,000 par, due 2/20/2024		(1)	1,204,062
Goldman Sachs Group Inc/The	2.875%, $511,000 par, due 2/25/2021		(1)	516,088
Government National Mortgage Association	2.674%, $1,645,745 par, due 1/20/2066		(1)	1,661,210
Green Bay Area Public School District	2.050%, $2,040,000 par, due 4/1/2023		(1)	2,041,142
GS Mortgage Securities Trust 2012-GCJ7	2.935%, $1,284,526 par, due 5/10/2045		(1)	1,286,717
GS Mortgage Securities Trust 2012-GCJ9	2.368%, $1,832,441 par, due 11/10/2045		(1)	1,837,742
GS Mortgage Securities Trust 2012-GCJ9	2.773%, $3,556,004 par, due 11/10/2045		(1)	3,601,257
GS Mortgage Securities Trust 2013-GC16	4.271%, $576,000 par, due 11/10/2046		(1)	614,150
GSMS 2012-GCJ7 A4 9.2-Yr CMBS	3.377%, $1,228,995 par, due 5/10/2045		(1)	1,246,127
Guardian Life Global Funding	2.500%, $301,000 par, due 5/8/2022		(1)	304,081
Guardian Life Global Funding	3.400%, $327,000 par, due 4/25/2023		(1)	340,061
Guardian Life Global Funding	2.000%, $954,000 par, due 4/26/2021		(1)	955,314
Halliburton Co	3.500%, $333,000 par, due 8/1/2023		(1)	346,392
Harlandale Independent School District	5.000%, $1,880,000 par, due 8/15/2023		(1)	2,033,615
Hewlett Packard Enterprise Co	2.250%, $950,000 par, due 4/1/2023		(1)	949,045
Hewlett Packard Enterprise Co	3.500%, $1,170,000 par, due 10/5/2021		(1)	1,199,451
Hewlett Packard Enterprise Co	2.763%, $616,000 par, due 10/5/2021		(1)	616,081
Honda Auto Receivables 2018-2 Owner Trust	3.010%, $2,750,000 par, due 5/18/2022		(1)	2,775,369
Honda Auto Receivables 2019-3 Owner Trust	1.780%, $5,255,000 par, due 8/15/2023		(1)	5,243,071
Honda Auto Receivables 2019-4 Owner Trust	1.830%, $3,085,000 par, due 1/18/2024		(1)	3,078,204
HOUSTON TX UTILITY SYS REVENUE	1.716%, $2,115,000 par, due 11/15/2022		(1)	2,101,358
HSBC Bank PLC	4.750%, $652,000 par, due 1/19/2021		(1)	669,923
HSBC Holdings PLC	2.950%, $700,000 par, due 5/25/2021		(1)	708,892
HSBC Holdings PLC	3.262%, $587,000 par, due 3/13/2023		(1)	600,419
HSBC Holdings PLC	3.950%, $229,000 par, due 5/18/2024		(1)	240,944
HSBC Holdings PLC	2.904%, $770,000 par, due 5/18/2024		(1)	776,254
HSBC Holdings PLC	2.504%, $200,000 par, due 5/18/2021		(1)	200,204
HSBC Holdings PLC	2.537%, $1,610,000 par, due 9/11/2021		(1)	1,613,526
HSBC Holdings PLC	3.803%, $238,000 par, due 3/11/2025		(1)	249,854
Huntington National Bank/The	3.125%, $1,695,000 par, due 4/1/2022		(1)	1,732,995
Huntington National Bank/The	3.550%, $319,000 par, due 10/6/2023		(1)	334,680
Hyundai Auto Lease Securitization Trust 2018-B	3.040%, $1,369,000 par, due 10/15/2021		(1)	1,376,327
Hyundai Auto Lease Securitization Trust 2019-A	2.980%, $2,055,000 par, due 7/15/2022		(1)	2,078,246
Hyundai Auto Receivables Trust 2018-A	2.790%, $1,044,000 par, due 7/15/2022		(1)	1,051,183
IBM Credit LLC	3.600%, $1,450,000 par, due 11/30/2021		(1)	1,498,640
IBM Credit LLC	3.000%, $387,000 par, due 2/6/2023		(1)	398,365
Intel Corp	3.100%, $400,000 par, due 7/29/2022		(1)	412,789
Intel Corp	2.700%, $1,450,000 par, due 12/15/2022		(1)	1,485,960
International Business Machines Corp	2.850%, $1,350,000 par, due 5/13/2022		(1)	1,380,540
International Business Machines Corp	2.800%, $420,000 par, due 5/13/2021		(1)	425,638
International Business Machines Corp	1.625%, $500,000 par, due 5/15/2020		(1)	499,839
International Business Machines Corp	3.000%, $418,000 par, due 5/15/2024		(1)	433,766
Iowa Stud Ln Liq Co	2.276%, $1,027,723 par, due 9/25/2037		(1)	984,372
Iraq Government AID Bond	2.149%, $1,010,000 par, due 1/18/2022		(1)	1,018,812
Jackson National Life Global Funding	3.300%, $690,000 par, due 2/1/2022		(1)	709,543
Jackson National Life Global Funding	2.375%, $870,000 par, due 9/15/2022		(1)	878,065
Jackson National Life Global Funding	3.300%, $909,000 par, due 6/11/2021		(1)	927,336
John Deere Capital Corp	1.950%, $1,745,000 par, due 6/13/2022		(1)	1,748,710
John Deere Capital Corp	2.950%, $1,660,000 par, due 4/1/2022		(1)	1,699,740
John Deere Capital Corp	2.875%, $174,000 par, due 3/12/2021		(1)	176,150
John Deere Capital Corp	2.150%, $434,000 par, due 9/8/2022		(1)	437,677
John Deere Capital Corp	3.650%, $148,000 par, due 10/12/2023		(1)	156,850
John Deere Capital Corp	3.200%, $660,000 par, due 1/10/2022		(1)	678,449

40(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
John Deere Capital Corp	2.700%, $164,000 par, due 1/6/2023		(1)	$167,699
John Deere Owner Trust 2017	1.780%, $301,262 par, due 4/15/2021		(1)	301,175
John Deere Owner Trust 2018	2.660%, $1,961,379 par, due 4/18/2022		(1)	1,968,770
John Deere Owner Trust 2019-A	2.910%, $1,625,000 par, due 7/17/2023		(1)	1,648,452
John Deere Owner Trust 2019-B	2.210%, $1,565,000 par, due 12/15/2023		(1)	1,575,237
JPMBB Comml Mtg Sec Tr	3.157%, $1,141,024 par, due 7/15/2045		(1)	1,153,423
JPMBB Comml Mtg Sec Tr	3.761%, $1,243,781 par, due 8/15/2046		(1)	1,277,899
JPMorgan Chase & Co	3.514%, $693,000 par, due 6/18/2022		(1)	708,010
JPMorgan Chase & Co	2.435%, $1,694,000 par, due 3/9/2021		(1)	1,694,230
JPMorgan Chase & Co	2.400%, $1,220,000 par, due 6/7/2021		(1)	1,228,047
JPMorgan Chase & Co	3.207%, $1,960,000 par, due 4/1/2023		(1)	2,006,740
JPMorgan Chase & Co	3.797%, $99,000 par, due 7/23/2024		(1)	104,351
JPMorgan Chase & Co	4.500%, $283,000 par, due 1/24/2022		(1)	297,157
JPMorgan Chase & Co	2.972%, $90,000 par, due 1/15/2023		(1)	91,704
JPMorgan Chase & Co	2.700%, $256,000 par, due 5/18/2023		(1)	260,658
JPMorgan Chase & Co	4.023%, $330,000 par, due 12/5/2024		(1)	351,936
JPMorgan Chase & Co	2.824%, $670,000 par, due 7/23/2024		(1)	675,335
JPMorgan Chase & Co	2.776%, $139,000 par, due 4/25/2023		(1)	141,195
JPMorgan Chase & Co	2.550%, $861,000 par, due 10/29/2020		(1)	864,917
JPMorgan Chase Bank NA	2.604%, $1,912,000 par, due 2/1/2021		(1)	1,913,010
JPMorgan Chase Comml Mtg Sec Tr	3.414%, $372,898 par, due 1/15/2046		(1)	380,387
JPMorgan Chase Comml Mtg Sec Tr	4.166%, $630,000 par, due 12/15/2046		(1)	672,716
JPMorgan Chase Comml Mtg Sec Tr 2013-C13	3.994%, $3,895,502 par, due 1/15/2046		(1)	4,099,926
JPMorgan Comm Mtg Sec Tr	3.144%, $158,761 par, due 5/15/2045		(1)	160,595
JPMorgan Comm Mtg Sec Tr	3.483%, $911,307 par, due 6/15/2045		(1)	929,084
JPMorgan Comm Mtg Sec Tr	4.388%, $3,063,376 par, due 7/15/2046		(1)	3,124,622
JPMorgan Comm Mtg Sec Tr	3.037%, $340,414 par, due 6/15/2045		(1)	341,505
Kaiser Foundation Hospitals	3.500%, $4,075,000 par, due 4/1/2022		(1)	4,211,590
Kentucky Utilities Co	3.250%, $540,000 par, due 11/1/2020		(1)	543,980
KeyBank NA/Cleveland OH	3.300%, $920,000 par, due 2/1/2022		(1)	945,147
KeyBank NA/Cleveland OH	2.250%, $1,200,000 par, due 3/16/2020		(1)	1,200,706
KeyBank NA/Cleveland OH	3.350%, $560,000 par, due 6/15/2021		(1)	572,103
Kraft Heinz Foods Co	3.375%, $535,000 par, due 6/15/2021		(1)	544,525
Kubota Credit Owner Trust 2018-1	3.100%, $1,000,000 par, due 8/15/2022		(1)	1,011,662
L'Anse Creuse Public Schools	2.159%, $790,000 par, due 5/1/2020		(1)	791,074
Leland Stanford Junior Uni Board of Trustees	6.875%, $1,185,000 par, due 2/1/2024		(1)	1,407,593
Liberty Property LP	3.375%, $2,629,000 par, due 6/15/2023		(1)	2,733,185
Lincoln Airport Authority	2.123%, $500,000 par, due 7/1/2022		(1)	500,705
Lincoln Airport Authority	2.303%, $500,000 par, due 7/1/2023		(1)	501,700
Lincoln Airport Authority	1.911%, $710,000 par, due 7/1/2021		(1)	709,006
Lockheed Martin Corp	2.500%, $2,380,000 par, due 11/23/2020		(1)	2,392,531
M&T Bank Corp	2.616%, $512,000 par, due 7/26/2023		(1)	514,342
Manufacturers & Traders Trust Co	2.514%, $1,870,000 par, due 5/18/2022		(1)	1,877,764
Manufacturers & Traders Trust Co	2.100%, $595,000 par, due 2/6/2020		(1)	595,004
Marathon Petroleum Corp	5.125%, $1,500,000 par, due 3/1/2021		(1)	1,553,093
Marathon Petroleum Corp	3.400%, $360,000 par, due 12/15/2020		(1)	364,098
Marathon Petroleum Corp	4.750%, $1,100,000 par, due 12/15/2023		(1)	1,195,473
Marsh & McLennan Cos Inc	3.500%, $1,050,000 par, due 12/29/2020		(1)	1,065,416
Marsh & McLennan Cos Inc	2.750%, $225,000 par, due 1/30/2022		(1)	228,607
Marsh & McLennan Cos Inc	2.350%, $76,000 par, due 3/6/2020		(1)	76,027
Marsh & McLennan Cos Inc	3.875%, $420,000 par, due 3/15/2024		(1)	448,055
Massachusetts Water Resources Authority	1.772%, $2,740,000 par, due 8/1/2023		(1)	2,703,147
MassMutual Global Funding II	2.500%, $1,210,000 par, due 10/17/2022		(1)	1,227,636
MassMutual Global Funding II	2.250%, $1,842,000 par, due 7/1/2022		(1)	1,856,191
Maxim Integrated Products Inc	3.375%, $94,000 par, due 3/15/2023		(1)	96,156
McCormick & Co Inc/MD	2.700%, $1,847,000 par, due 8/15/2022		(1)	1,876,397
McCormick & Co Inc/MD	3.900%, $451,000 par, due 7/15/2021		(1)	461,774
McDonald's Corp	3.350%, $886,000 par, due 4/1/2023		(1)	922,861
McDonald's Corp	2.200%, $902,000 par, due 5/26/2020		(1)	902,656
McDonald's Corp	2.750%, $260,000 par, due 12/9/2020		(1)	261,779
Medtronic Inc	3.150%, $864,000 par, due 3/15/2022		(1)	888,640
Mercedes-Benz Auto Lease Trust 2018-A	2.410%, $958,456 par, due 2/16/2021		(1)	959,028
Mercedes-Benz Auto Lease Trust 2018-B	3.210%, $2,065,000 par, due 9/15/2021		(1)	2,082,102
Mercedes-Benz Auto Lease Trust 2019-A	3.100%, $1,705,000 par, due 11/15/2021		(1)	1,720,418
Mercedes-Benz Auto Receivables Trust 2018-1	3.030%, $660,000 par, due 1/17/2023		(1)	666,496
METLIFE SECURITIZATION TRUST 2019-1	3.750%, $360,087 par, due 4/25/2058		(1)	371,512

41(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Metropolitan Life Global Funding I	2.050%, $780,000 par, due 6/12/2020		(1)	$780,459
Metropolitan Life Global Funding I	2.400%, $540,000 par, due 6/17/2022		(1)	545,661
Metropolitan Life Global Funding I	2.400%, $2,356,000 par, due 1/8/2021		(1)	2,367,653
Metropolitan Life Global Funding I	3.000%, $320,000 par, due 1/10/2023		(1)	329,265
Metropolitan Life Global Funding I	3.450%, $850,000 par, due 10/9/2021		(1)	873,654
Metropolitan Life Global Funding I	3.375%, $1,230,000 par, due 1/11/2022		(1)	1,264,610
Metropolitan Life Global Funding I	3.600%, $260,000 par, due 1/11/2024		(1)	275,092
Microchip Technology Inc	3.922%, $815,000 par, due 6/1/2021		(1)	833,485
Microchip Technology Inc	4.333%, $220,000 par, due 6/1/2023		(1)	232,419
Mill City Mortgage Loan Trust 2017-1	2.750%, $642,389 par, due 11/25/2058		(1)	643,541
Mitsubishi UFJ Financial Group Inc	2.665%, $193,000 par, due 7/25/2022		(1)	195,859
Mitsubishi UFJ Financial Group Inc	3.455%, $99,000 par, due 3/2/2023		(1)	102,462
Mitsubishi UFJ Financial Group Inc	3.761%, $139,000 par, due 7/26/2023		(1)	146,433
Mitsubishi UFJ Financial Group Inc	3.218%, $2,010,000 par, due 3/7/2022		(1)	2,059,559
Mitsubishi UFJ Financial Group Inc	2.796%, $300,000 par, due 7/26/2023		(1)	302,177
Mitsubishi UFJ Financial Group Inc	3.535%, $1,561,000 par, due 7/26/2021		(1)	1,597,733
MMAF Equipment Finance LLC 2016-A	1.760%, $1,711,822 par, due 1/17/2023		(1)	1,707,667
MMAF Equipment Finance LLC 2017-A	2.040%, $1,954,078 par, due 2/16/2022		(1)	1,953,838
MMAF Equipment Finance LLC 2017-A	2.410%, $495,000 par, due 8/16/2024		(1)	497,378
MMAF Equipment Finance LLC 2018-A	3.200%, $3,840,000 par, due 9/12/2022		(1)	3,883,592
MMAF Equipment Finance LLC 2019-A	2.840%, $1,435,000 par, due 11/13/2023		(1)	1,455,681
MMAF Equipment Finance LLC 2019-B	2.010%, $4,385,000 par, due 12/12/2024		(1)	4,371,981
MO State Higher Ed Std Asst	2.765%, $1,166,822 par, due 5/20/2030		(1)	1,168,474
Mondelez International Holdings Netherlands BV	2.125%, $1,225,000 par, due 9/19/2022		(1)	1,225,262
Mondelez International Inc	3.625%, $211,000 par, due 5/7/2023		(1)	221,246
Monongahela Power Co	4.100%, $1,103,000 par, due 4/15/2024		(1)	1,181,762
Morgan Stanley	5.500%, $516,000 par, due 1/26/2020		(1)	517,096
Morgan Stanley	3.875%, $67,000 par, due 4/29/2024		(1)	71,226
Morgan Stanley	2.625%, $1,753,000 par, due 11/17/2021		(1)	1,774,015
Morgan Stanley	2.750%, $153,000 par, due 5/19/2022		(1)	155,825
Morgan Stanley	3.146%, $1,155,000 par, due 1/20/2022		(1)	1,165,521
Morgan Stanley	2.650%, $920,000 par, due 1/27/2020		(1)	920,302
Morgan Stanley	2.883%, $1,246,000 par, due 7/22/2022		(1)	1,257,793
Morgan Stanley BAML Trust	1.706%, $39,417 par, due 5/15/2048		(1)	39,323
Morgan Stanley BAML Trust	3.824%, $228,106 par, due 10/15/2046		(1)	234,357
Morgan Stanley BAML Trust 2014-C15	4.051%, $945,000 par, due 4/15/2047		(1)	1,005,319
Morgan Stanley Barclays Bank Trust	2.200%, $1,400,000 par, due 9/13/2031		(1)	1,396,581
MPLX LP	3.375%, $730,000 par, due 3/15/2023		(1)	749,710
National Australia Bank Ltd/New York	3.700%, $1,100,000 par, due 11/4/2021		(1)	1,134,991
Navient Student Loan Trust 2016-3	2.558%, $57,818 par, due 6/25/2065		(1)	57,884
Navient Student Loan Trust 2016-6	2.458%, $1,921,073 par, due 3/25/2066		(1)	1,923,618
NC State Edu Asst Auth	2.292%, $91,279 par, due 12/26/2039		(1)	89,869
New Hamp Higher Ed Ln Co	2.208%, $603,907 par, due 10/25/2028		(1)	596,382
New York Life Global Funding	2.250%, $1,358,000 par, due 7/12/2022		(1)	1,371,315
New York Life Global Funding	3.250%, $340,000 par, due 8/6/2021		(1)	347,850
New York Life Global Funding	2.411%, $738,000 par, due 6/10/2022		(1)	741,320
New York Life Global Funding	2.300%, $1,340,000 par, due 6/10/2022		(1)	1,352,018
New York State Dormitory Authority	2.027%, $1,930,000 par, due 2/15/2023		(1)	1,931,718
New York State Urban Development Corp	2.860%, $185,000 par, due 3/15/2024		(1)	190,611
NextEra Energy Capital Holdings Inc	3.150%, $171,000 par, due 4/1/2024		(1)	177,341
NextEra Energy Capital Holdings Inc	2.900%, $1,400,000 par, due 4/1/2022		(1)	1,428,860
NextEra Energy Capital Holdings Inc	2.403%, $1,500,000 par, due 9/1/2021		(1)	1,510,820
Nissan Auto Lease Trust 2019-B	2.270%, $2,555,000 par, due 7/15/2022		(1)	2,563,414
Nissan Auto Receivables 2018-B Owner Trust	3.060%, $595,000 par, due 3/15/2023		(1)	603,054
Nissan Auto Receivables 2019-A Owner Trust	2.900%, $2,855,000 par, due 10/16/2023		(1)	2,899,572
Nissan Auto Receivables 2019-C Owner Trust	1.930%, $4,645,000 par, due 7/15/2024		(1)	4,646,844
Nissan Auto Recv Owner Tr	1.320%, $64,640 par, due 1/15/2021		(1)	64,620
North Carolina State Education Assistance Auth	2.592%, $3,459,858 par, due 7/25/2039		(1)	3,432,421
North TX Higher Ed Auth	2.708%, $2,051,410 par, due 12/1/2034		(1)	2,047,308
Northern States Power Co/MN	2.600%, $277,000 par, due 5/15/2023		(1)	281,360
Northrop Grumman Corp	2.080%, $438,000 par, due 10/15/2020		(1)	438,484
Northrop Grumman Corp	2.550%, $3,129,000 par, due 10/15/2022		(1)	3,176,436
Northstar Edu Fin Inc	2.492%, $1,767,199 par, due 12/26/2031		(1)	1,749,098
Novartis Capital Corp	2.400%, $530,000 par, due 5/17/2022		(1)	537,572
NYC Transit Fin Auth Future Tax Rev	2.400%, $2,890,000 par, due 2/1/2022		(1)	2,920,287
Occidental Petroleum Corp	2.900%, $570,000 par, due 8/15/2024		(1)	579,313

42(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Occidental Petroleum Corp	2.700%, $1,410,000 par, due 8/15/2022		(1)	$1,424,657
Oklahoma Water Resources Board	1.884%, $2,565,000 par, due 4/1/2024		(1)	2,553,586
Oncor Electric Delivery Co LLC	2.750%, $418,000 par, due 6/1/2024		(1)	423,211
Oracle Corp	2.500%, $2,092,000 par, due 5/15/2022		(1)	2,119,468
Oracle Corp	2.500%, $173,000 par, due 10/15/2022		(1)	176,210
Oracle Corp	2.625%, $2,876,000 par, due 2/15/2023		(1)	2,937,118
PA State Higher Ed Asst	2.342%, $130,272 par, due 4/25/2030		(1)	128,607
PA State Higher Ed Asst	3.040%, $527,849 par, due 1/25/2028		(1)	528,640
PACCAR Financial Corp	2.850%, $530,000 par, due 3/1/2022		(1)	541,104
PACCAR Financial Corp	2.000%, $1,540,000 par, due 9/26/2022		(1)	1,548,752
PACCAR Financial Corp	2.300%, $173,000 par, due 8/10/2022		(1)	174,757
PacifiCorp	2.950%, $450,000 par, due 2/1/2022		(1)	458,818
PacifiCorp	3.600%, $225,000 par, due 4/1/2024		(1)	237,513
PacifiCorp	2.950%, $640,000 par, due 6/1/2023		(1)	657,613
Packaging Corp of America	4.500%, $337,000 par, due 11/1/2023		(1)	362,103
Packaging Corp of America	3.650%, $1,695,000 par, due 9/15/2024		(1)	1,782,108
Panhandle Higher Ed Auth	3.229%, $35,706 par, due 10/1/2035		(1)	35,600
Parker-Hannifin Corp	2.700%, $456,000 par, due 6/14/2024		(1)	465,872
Parker-Hannifin Corp	3.500%, $630,000 par, due 9/15/2022		(1)	653,717
Partners Healthcare System Inc	3.443%, $2,368,000 par, due 7/1/2021		(1)	2,419,606
Petroleos Mexicanos	2.351%, $544,500 par, due 4/15/2025		(1)	546,110
Petroleos Mexicanos	2.340%, $1,923,125 par, due 2/15/2024		(1)	1,920,342
Petroleos Mexicanos	1.950%, $2,370,000 par, due 12/20/2022		(1)	2,366,210
PHEAA Student Loan Trust 2013-1	2.292%, $1,084,514 par, due 11/25/2036		(1)	1,061,231
PHEAA Student Loan Trust 2016-1	2.942%, $1,307,598 par, due 9/25/2065		(1)	1,305,573
Phillips 66	2.517%, $405,000 par, due 2/26/2021		(1)	405,024
PNC Bank NA	2.436%, $440,000 par, due 7/27/2022		(1)	442,055
PNC Bank NA	2.450%, $590,000 par, due 11/5/2020		(1)	592,775
PNC Bank NA	2.232%, $1,550,000 par, due 7/22/2022		(1)	1,555,656
PNC Bank NA	2.625%, $440,000 par, due 2/17/2022		(1)	446,193
PNC Bank NA	2.500%, $551,000 par, due 1/22/2021		(1)	554,281
PNC Bank NA	2.450%, $260,000 par, due 7/28/2022		(1)	263,552
PNC Bank NA	2.028%, $2,130,000 par, due 12/9/2022		(1)	2,132,927
PNC Bank NA	3.500%, $250,000 par, due 6/8/2023		(1)	262,267
Pomona Redevelopment Agency Successor Agency	3.406%, $425,000 par, due 2/1/2021		(1)	431,617
Pomona Redevelopment Agency Successor Agency	3.632%, $400,000 par, due 2/1/2023		(1)	418,340
PPL Electric Utilities Corp	3.000%, $1,500,000 par, due 9/15/2021		(1)	1,523,900
Premier Air Leasing EXIN	3.576%, $105,957 par, due 2/6/2022		(1)	108,411
Providence Health & Services Obligated Group	4.379%, $1,225,000 par, due 10/1/2023		(1)	1,323,752
PSNH Funding LLC 3	3.094%, $1,820,897 par, due 2/1/2026		(1)	1,857,885
Public Service Co of Colorado	2.250%, $2,680,000 par, due 9/15/2022		(1)	2,702,976
Public Service Co of Colorado	2.500%, $750,000 par, due 3/15/2023		(1)	758,978
Public Service Electric & Gas Co	3.250%, $2,195,000 par, due 9/1/2023		(1)	2,286,356
Public Service Electric & Gas Co	2.375%, $2,050,000 par, due 5/15/2023		(1)	2,077,614
Realty Income Corp	3.250%, $663,000 par, due 10/15/2022		(1)	684,705
Reckitt Benckiser Treasury Services PLC	2.750%, $1,240,000 par, due 6/26/2024		(1)	1,264,764
Reckitt Benckiser Treasury Services PLC	2.375%, $979,000 par, due 6/24/2022		(1)	986,282
Regions Bank/Birmingham AL	3.374%, $520,000 par, due 8/13/2021		(1)	524,020
Regions Bank/Birmingham AL	2.750%, $1,128,000 par, due 4/1/2021		(1)	1,137,379
Regions Financial Corp	3.800%, $790,000 par, due 8/14/2023		(1)	836,343
Reliance Industries Ltd	1.870%, $248,368 par, due 1/15/2026		(1)	247,813
RI State Std Ln Authority	2.359%, $539,951 par, due 9/1/2036		(1)	536,506
Roche Holdings Inc	1.750%, $477,000 par, due 1/28/2022		(1)	477,155
Rockwall Independent School District	4.000%, $2,000,000 par, due 2/15/2025		(1)	2,181,100
Rockwell Collins Inc	3.200%, $330,000 par, due 3/15/2024		(1)	343,468
Rolls-Royce PLC	2.375%, $1,841,000 par, due 10/14/2020		(1)	1,848,036
Roper Technologies Inc	3.650%, $247,000 par, due 9/15/2023		(1)	259,380
Roper Technologies Inc	2.350%, $440,000 par, due 9/15/2024		(1)	442,523
Royal Bank of Canada	2.300%, $1,479,000 par, due 3/22/2021		(1)	1,487,124
Royal Bank of Canada	2.703%, $1,300,000 par, due 10/5/2023		(1)	1,309,766
Royal Bank of Canada	3.700%, $729,000 par, due 10/5/2023		(1)	770,721
Royal Bank of Canada	2.750%, $770,000 par, due 2/1/2022		(1)	783,934
Royal Bank of Canada	3.350%, $2,240,000 par, due 10/22/2021		(1)	2,298,041
Royal Bank of Canada	2.639%, $1,031,000 par, due 2/1/2022		(1)	1,041,445
Royal Bank of Canada	2.800%, $880,000 par, due 4/29/2022		(1)	898,127
Ryder System Inc	2.875%, $1,060,000 par, due 6/1/2022		(1)	1,076,309

43(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Ryder System Inc	3.500%, $569,000 par, due 6/1/2021		(1)	$580,635
Ryder System Inc	3.650%, $292,000 par, due 3/18/2024		(1)	305,956
Salvation Army/United States	3.140%, $255,000 par, due 9/1/2021		(1)	258,347
Salvation Army/United States	3.396%, $230,000 par, due 9/1/2023		(1)	237,455
San Diego Gas & Electric Co	1.914%, $262,861 par, due 2/1/2022		(1)	261,945
San Jose Redevelopment Agency Successor Agency	2.259%, $1,840,000 par, due 8/1/2020		(1)	1,845,023
San Jose Redevelopment Agency Successor Agency	2.480%, $775,000 par, due 8/1/2021		(1)	783,688
SANFORD HEALTH	2.396%, $1,250,000 par, due 11/1/2023		(1)	1,253,675
SANFORD HEALTH	2.496%, $1,345,000 par, due 11/1/2024		(1)	1,348,726
Sanofi	3.375%, $616,000 par, due 6/19/2023		(1)	645,706
Santa Ana Community Redevelopment Agency	3.467%, $780,000 par, due 9/1/2022		(1)	809,071
Santa Ana Community Redevelopment Agency	3.683%, $870,000 par, due 9/1/2024		(1)	924,653
Santa Monica Community College District	3.254%, $430,000 par, due 8/1/2025		(1)	452,640
Santander Retail Auto Lease Trust 2019-B	2.290%, $3,280,000 par, due 4/20/2022		(1)	3,287,987
Santander Retail Auto Lease Trust 2019-C	1.860%, $2,910,000 par, due 2/21/2023		(1)	2,894,682
Sayarra Ltd	2.575%, $170,235 par, due 4/14/2022		(1)	171,909
SBA Small Business Investment Cos	2.507%, $2,146,213 par, due 3/10/2026		(1)	2,152,916
SBA Small Business Investment Cos	3.644%, $198,472 par, due 9/10/2023		(1)	202,643
SBA Small Business Investment Cos	2.517%, $467,884 par, due 3/10/2025		(1)	470,956
SBA Small Business Investment Cos	2.829%, $4,337,454 par, due 9/10/2025		(1)	4,417,025
SC State Std Ln Corp	2.441%, $821,529 par, due 5/1/2030		(1)	818,020
SC State Std Ln Corp	2.292%, $870,172 par, due 1/25/2041		(1)	868,579
Schlumberger Finance Canada Ltd	2.650%, $680,000 par, due 11/20/2022		(1)	691,444
Schlumberger Finance Canada Ltd	2.200%, $450,000 par, due 11/20/2020		(1)	450,673
Schlumberger Investment SA	2.400%, $1,808,000 par, due 8/1/2022		(1)	1,823,800
Schlumberger Investment SA	3.300%, $1,108,000 par, due 9/14/2021		(1)	1,132,604
Seasoned Credit Risk Transfer Trust Series 2018-3	3.500%, $198,330 par, due 8/25/2057		(1)	205,129
Sempra Energy	2.400%, $659,000 par, due 2/1/2020		(1)	659,045
Sempra Energy	2.900%, $79,000 par, due 2/1/2023		(1)	80,571
Shell International Finance BV	3.400%, $2,220,000 par, due 8/12/2023		(1)	2,328,147
Shell International Finance BV	3.500%, $274,000 par, due 11/13/2023		(1)	288,744
Shell International Finance BV	2.305%, $1,080,000 par, due 11/13/2023		(1)	1,082,007
Sherwin-Williams Co/The	2.750%, $762,000 par, due 6/1/2022		(1)	775,338
Siemens Financieringsmaatschappij NV	2.900%, $1,550,000 par, due 5/27/2022		(1)	1,585,383
Siemens Financieringsmaatschappij NV	2.150%, $489,000 par, due 5/27/2020		(1)	489,536
Siemens Financieringsmaatschappij NV	2.504%, $1,000,000 par, due 3/16/2022		(1)	1,004,604
Simon Property Group LP	2.750%, $1,100,000 par, due 6/1/2023		(1)	1,124,521
Simon Property Group LP	2.350%, $950,000 par, due 1/30/2022		(1)	958,465
Simon Property Group LP	2.500%, $83,000 par, due 7/15/2021		(1)	83,655
Simon Property Group LP	2.500%, $584,000 par, due 9/1/2020		(1)	585,430
SLCC Student Loan Trust I	3.012%, $65,788 par, due 10/25/2027		(1)	65,772
SLM Student Loan Trust 2005-4	2.060%, $383,771 par, due 1/25/2027		(1)	380,657
SLM Student Loan Trust 2005-8	2.490%, $414,730 par, due 1/25/2028		(1)	414,997
SLM Student Loan Trust 2008-9	3.440%, $494,309 par, due 4/25/2023		(1)	495,668
Southern California Edison Co	1.845%, $428,571 par, due 2/1/2022		(1)	423,363
Stanley Black & Decker Inc	3.400%, $352,000 par, due 12/1/2021		(1)	359,611
State of Arkansas	2.335%, $535,000 par, due 7/1/2020		(1)	536,835
State of Hawaii	1.934%, $1,000,000 par, due 10/1/2021		(1)	1,005,420
State of Hawaii	2.255%, $1,500,000 par, due 10/1/2023		(1)	1,520,700
State of Hawaii	2.375%, $480,000 par, due 1/1/2020		(1)	480,000
State of Mississippi	2.094%, $1,795,000 par, due 11/1/2028		(1)	1,797,280
State of New York	1.950%, $2,355,000 par, due 2/15/2023		(1)	2,356,601
State of Oregon	5.762%, $3,938,785 par, due 6/1/2023		(1)	4,232,106
State of Utah	4.554%, $1,470,000 par, due 7/1/2024		(1)	1,556,274
State of Utah	3.539%, $340,000 par, due 7/1/2025		(1)	357,041
State of Washington	3.250%, $750,000 par, due 8/1/2026		(1)	797,213
State Street Corp	3.776%, $63,000 par, due 12/3/2024		(1)	66,674
State Street Corp	2.653%, $1,080,000 par, due 5/15/2023		(1)	1,095,041
Student Loan Corp	2.492%, $2,406,590 par, due 7/25/2036		(1)	2,379,163
Student Loan Corp	2.740%, $1,328,558 par, due 4/25/2037		(1)	1,319,152
Sumitomo Mitsui Financial Group Inc	3.936%, $2,523,000 par, due 10/16/2023		(1)	2,676,863
Sumitomo Mitsui Financial Group Inc	2.801%, $1,310,000 par, due 10/16/2023		(1)	1,312,610
Sumitomo Mitsui Financial Group Inc	2.784%, $975,000 par, due 7/12/2022		(1)	991,873
Tagua Leasing LLC	1.732%, $231,950 par, due 9/18/2024		(1)	230,597
Texas A&M University	2.314%, $505,000 par, due 5/15/2021		(1)	509,040
Texas Children's Hospital	2.371%, $1,750,000 par, due 10/1/2020		(1)	1,752,149

44(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Thermo Fisher Scientific Inc	3.000%, $350,000 par, due 4/15/2023		(1)	$359,896
Toronto-Dominion Bank/The	3.350%, $740,000 par, due 10/22/2021		(1)	759,644
Toronto-Dominion Bank/The	1.900%, $1,860,000 par, due 12/1/2022		(1)	1,861,782
Toronto-Dominion Bank/The	2.250%, $2,168,000 par, due 3/15/2021		(1)	2,177,849
Toronto-Dominion Bank/The	3.250%, $497,000 par, due 3/11/2024		(1)	520,437
Toronto-Dominion Bank/The	2.650%, $736,000 par, due 6/12/2024		(1)	753,953
Total Capital Canada Ltd	2.750%, $387,000 par, due 7/15/2023		(1)	396,985
Total Capital International SA	2.700%, $600,000 par, due 1/25/2023		(1)	613,134
Total Capital International SA	3.700%, $402,000 par, due 1/15/2024		(1)	427,473
Total Capital International SA	2.434%, $1,273,000 par, due 1/10/2025		(1)	1,289,173
Towd Point Mortgage Trust 2015-4	3.500%, $378,106 par, due 4/25/2055		(1)	379,868
Towd Point Mortgage Trust 2015-5	2.750%, $32,183 par, due 5/25/2055		(1)	32,159
Towd Point Mortgage Trust 2015-6	3.500%, $340,024 par, due 4/25/2055		(1)	344,447
Towd Point Mortgage Trust 2016-1	2.750%, $783,806 par, due 2/25/2055		(1)	784,173
Towd Point Mortgage Trust 2016-2	2.750%, $1,192,778 par, due 8/25/2055		(1)	1,197,705
Towd Point Mortgage Trust 2016-3	2.250%, $815,646 par, due 4/25/2056		(1)	813,605
Towd Point Mortgage Trust 2016-4	2.250%, $97,886 par, due 7/25/2056		(1)	97,303
Towd Point Mortgage Trust 2017-1	2.750%, $1,614,216 par, due 10/25/2056		(1)	1,625,230
Towd Point Mortgage Trust 2017-2	2.750%, $562,074 par, due 4/25/2057		(1)	565,771
Towd Point Mortgage Trust 2017-5	2.392%, $610,627 par, due 2/25/2057		(1)	609,118
Towd Point Mortgage Trust 2017-6	2.750%, $1,028,339 par, due 10/25/2057		(1)	1,034,555
Towd Point Mortgage Trust 2018-1	3.000%, $470,724 par, due 1/25/2058		(1)	475,700
Towd Point Mortgage Trust 2018-2	3.250%, $3,337,696 par, due 3/25/2058		(1)	3,395,124
Towd Point Mortgage Trust 2018-3	3.750%, $1,894,481 par, due 5/25/2058		(1)	1,959,975
Towd Point Mortgage Trust 2019-HY3	2.792%, $3,356,459 par, due 10/25/2059		(1)	3,360,554
Toyota Auto Receivables 2018-B Owner Trust	2.960%, $1,634,000 par, due 9/15/2022		(1)	1,650,043
Toyota Auto Receivables 2019-A Owner Trust	2.910%, $2,385,000 par, due 7/17/2023		(1)	2,420,319
Toyota Auto Recv Owner Tr	1.730%, $382,182 par, due 2/16/2021		(1)	382,000
Toyota Motor Corp	2.157%, $380,000 par, due 7/2/2022		(1)	382,817
Toyota Motor Corp	3.419%, $405,000 par, due 7/20/2023		(1)	423,885
Toyota Motor Credit Corp	3.350%, $198,000 par, due 1/8/2024		(1)	207,888
Toyota Motor Credit Corp	2.650%, $850,000 par, due 4/12/2022		(1)	865,172
Transportation Finance Equipment Trust 2019-1	1.850%, $4,520,000 par, due 4/24/2023		(1)	4,493,707
Tricahue Leasing LLC	3.744%, $149,102 par, due 2/26/2022		(1)	152,515
Truist Bank	2.800%, $1,420,000 par, due 5/17/2022		(1)	1,447,014
Truist Bank	3.200%, $315,000 par, due 4/1/2024		(1)	327,758
Truist Bank	3.525%, $490,000 par, due 10/26/2021		(1)	495,770
Truist Bank	3.502%, $970,000 par, due 8/2/2022		(1)	992,098
Truist Bank	2.590%, $330,000 par, due 1/29/2021		(1)	330,722
Truist Bank	2.625%, $565,000 par, due 1/15/2022		(1)	572,581
Truist Financial Corp	2.200%, $2,105,000 par, due 3/16/2023		(1)	2,118,984
Truist Financial Corp	3.200%, $503,000 par, due 9/3/2021		(1)	512,665
Truist Financial Corp	3.050%, $1,110,000 par, due 6/20/2022		(1)	1,137,740
Truist Financial Corp	2.700%, $184,000 par, due 1/27/2022		(1)	186,546
Trustees of Boston College	2.066%, $448,000 par, due 7/1/2020		(1)	447,955
Tyco Electronics Group SA	3.500%, $1,039,000 par, due 2/3/2022		(1)	1,068,622
Tyco Electronics Group SA	3.450%, $440,000 par, due 8/1/2024		(1)	461,106
UBS AG/London	2.450%, $515,000 par, due 12/1/2020		(1)	516,758
UBS Commercial Mortgage Trust 2012-C1	3.400%, $455,446 par, due 5/10/2045		(1)	464,557
UBS Commercial Mortgage Trust 2012-C1	3.002%, $129,614 par, due 5/10/2045		(1)	130,353
UBS Group AG	3.491%, $250,000 par, due 5/23/2023		(1)	257,285
UBS Group AG	3.130%, $2,325,000 par, due 5/23/2023		(1)	2,357,480
UBS Group AG	2.860%, $555,000 par, due 8/15/2023		(1)	558,552
UBS-Barclays Commercial Mortgage Trust 2012-C3	3.091%, $4,015,000 par, due 8/10/2049		(1)	4,094,842
UBS-Barclays Commercial Mortgage Trust 2012-C4	2.459%, $1,067,751 par, due 12/10/2045		(1)	1,071,492
UBS-Barclays Commercial Mortgage Trust 2012-C4	2.850%, $630,000 par, due 12/10/2045		(1)	640,312
Unilever Capital Corp	2.200%, $702,000 par, due 5/5/2022		(1)	707,106
Unilever Capital Corp	3.000%, $430,000 par, due 3/7/2022		(1)	440,435
Union 11 Leasing LLC	2.405%, $436,408 par, due 1/23/2024		(1)	441,072
Union Pacific Corp	3.150%, $94,000 par, due 3/1/2024		(1)	97,862
Union Pacific Corp	2.950%, $1,210,000 par, due 3/1/2022		(1)	1,236,527
Union Pacific Corp	4.163%, $900,000 par, due 7/15/2022		(1)	945,920
Union Pacific Corp	3.200%, $278,000 par, due 6/8/2021		(1)	283,330
Union Pacific Corp	3.500%, $1,622,000 par, due 6/8/2023		(1)	1,700,357
United Parcel Service Inc	2.500%, $950,000 par, due 4/1/2023		(1)	967,483
United States Small Business Administration	5.630%, $998,143 par, due 10/1/2028		(1)	1,077,014
45(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
		Description of investment, including
		maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party		collateral, par, or maturing value	shares	Cost	Current value
	United States Small Business Administration	1.880%, $111,184 par, due 3/1/2025		(1)	$112,006
	United States Small Business Administration	4.760%, $1,019,955 par, due 9/1/2025		(1)	1,059,795
	United States Small Business Administration	5.510%, $218,234 par, due 11/1/2027		(1)	236,108
	United States Small Business Administration	6.770%, $404,764 par, due 11/1/2028		(1)	443,602
	United States Small Business Administration	5.290%, $717,511 par, due 12/1/2027		(1)	758,112
	United States Small Business Administration	5.720%, $213,087 par, due 1/1/2029		(1)	230,281
	United States Treasury Inflation Indexed Bonds	.125%, $31,227,000 par, due 4/15/2022		(1)	32,995,326
	United States Treasury Inflation Indexed Bonds	.625%, $1,414,000 par, due 4/15/2023		(1)	1,487,647
	United States Treasury Note/Bond	2.250%, $23,755,000 par, due 4/15/2022		(1)	24,103,913
	United States Treasury Note/Bond	1.375%, $13,000,000 par, due 10/15/2022		(1)	12,920,778
	United States Treasury Note/Bond	2.500%, $13,000,000 par, due 2/15/2022		(1)	13,246,792
	United States Treasury Note/Bond	2.375%, $18,300,000 par, due 3/15/2022		(1)	18,616,682
	United States Treasury Note/Bond	1.500%, $41,285,000 par, due 9/15/2022		(1)	41,189,838
	United States Treasury Note/Bond	1.625%, $64,000,000 par, due 6/30/2021		(1)	64,025,024
	United States Treasury Note/Bond	1.625%, $20,890,000 par, due 11/15/2022		(1)	20,905,500
	United States Treasury Note/Bond	2.125%, $4,000,000 par, due 12/31/2022		(1)	4,060,936
	United States Treasury Note/Bond	1.625%, $14,000,000 par, due 12/15/2022		(1)	14,013,678
	United Technologies Corp	3.650%, $959,000 par, due 8/16/2023		(1)	1,011,176
	United Technologies Corp	3.350%, $801,000 par, due 8/16/2021		(1)	820,222
	United Technologies Corp	2.300%, $700,000 par, due 5/4/2022		(1)	705,866
	United Technologies Corp	1.950%, $166,000 par, due 11/1/2021		(1)	166,362
	UnitedHealth Group Inc	3.500%, $1,390,000 par, due 2/15/2024		(1)	1,467,465
	UnitedHealth Group Inc	3.350%, $690,000 par, due 7/15/2022		(1)	714,713
	UnitedHealth Group Inc	2.375%, $720,000 par, due 10/15/2022		(1)	729,006
	UnitedHealth Group Inc	3.500%, $1,435,000 par, due 6/15/2023		(1)	1,503,487
	UnitedHealth Group Inc	3.150%, $340,000 par, due 6/15/2021		(1)	346,287
	US Bancorp	3.375%, $292,000 par, due 2/5/2024		(1)	306,636
	US Bank NA/Cincinnati OH	3.000%, $1,740,000 par, due 2/4/2021		(1)	1,760,890
	US Bank NA/Cincinnati OH	3.400%, $472,000 par, due 7/24/2023		(1)	493,162
	US Bank NA/Cincinnati OH	2.050%, $1,170,000 par, due 10/23/2020		(1)	1,171,507
	US Bank NA/Cincinnati OH	3.450%, $2,070,000 par, due 11/16/2021		(1)	2,131,707
	US Bank NA/Cincinnati OH	3.104%, $960,000 par, due 5/21/2021		(1)	964,499
	US Bank NA/Cincinnati OH	2.650%, $930,000 par, due 5/23/2022		(1)	947,416
	USAA Capital Corp	2.000%, $1,954,000 par, due 6/1/2021		(1)	1,957,445
	USAA Capital Corp	2.450%, $346,000 par, due 8/1/2020		(1)	347,237
	Utah State Board of Regents	2.542%, $667,525 par, due 12/26/2031		(1)	666,410
	Ventas Realty LP	2.650%, $430,000 par, due 1/15/2025		(1)	433,244
	Ventas Realty LP	3.100%, $1,517,000 par, due 1/15/2023		(1)	1,552,809
	Verizon Communications Inc	4.600%, $802,000 par, due 4/1/2021		(1)	829,002
	Verizon Communications Inc	3.125%, $1,240,000 par, due 3/16/2022		(1)	1,272,730
	Verizon Communications Inc	2.894%, $1,802,000 par, due 3/16/2022		(1)	1,832,122
	Verizon Owner Trust 2017-1	2.060%, $234,057 par, due 9/20/2021		(1)	234,070
	Verizon Owner Trust 2017-2	1.920%, $114,083 par, due 12/20/2021		(1)	114,071
	Verizon Owner Trust 2017-3	2.060%, $759,432 par, due 4/20/2022		(1)	759,681
	Verizon Owner Trust 2018-1	2.820%, $2,656,000 par, due 9/20/2022		(1)	2,672,884
	Verizon Owner Trust 2018-A	3.230%, $4,672,000 par, due 4/20/2023		(1)	4,751,125
	Verizon Owner Trust 2019-A	2.930%, $2,794,000 par, due 9/20/2023		(1)	2,839,690
	Verizon Owner Trust 2019-B	2.330%, $4,020,000 par, due 12/20/2023		(1)	4,048,848
	Verizon Owner Trust 2019-C	1.940%, $7,890,000 par, due 4/22/2024		(1)	7,882,552
	Vermont Std Asst Corp	2.402%, $778,258 par, due 7/28/2034		(1)	776,865
	Virginia College Building Authority	3.500%, $390,000 par, due 2/1/2020		(1)	390,550
	Vodafone Group PLC	3.750%, $1,666,000 par, due 1/16/2024		(1)	1,762,306
	Volkswagen Auto Lease Trust 2019-A	1.990%, $2,160,000 par, due 11/21/2022		(1)	2,162,091
	Volkswagen Auto Loan Enhanced Trust 2018-1	3.020%, $1,976,000 par, due 11/21/2022		(1)	1,998,734
	Volkswagen Auto Loan Enhanced Trust 2018-2	3.250%, $1,275,000 par, due 4/20/2023		(1)	1,294,865
	Volkswagen Group of America Finance LLC	2.700%, $880,000 par, due 9/26/2022		(1)	890,056
	Volvo Fin Equip LLC	1.920%, $189,440 par, due 3/15/2021		(1)	189,376
	Volvo Financial Equipment LLC	2.040%, $3,180,000 par, due 11/15/2023		(1)	3,181,838
	Walmart Inc	2.350%, $1,590,000 par, due 12/15/2022		(1)	1,617,830
	Waste Management Inc	2.950%, $680,000 par, due 6/15/2024		(1)	702,031
	WEC Energy Group Inc	3.375%, $1,154,000 par, due 6/15/2021		(1)	1,177,431
	WEC Energy Group Inc	2.450%, $270,000 par, due 6/15/2020		(1)	270,278
	WEC Energy Group Inc	3.100%, $438,000 par, due 3/8/2022		(1)	447,382
*	Wells Fargo Commercial Mortgage Trust 2013-LC12	4.218%, $607,000 par, due 7/15/2046		(1)	643,942
	Welltower Inc	3.950%, $130,000 par, due 9/1/2023		(1)	137,215
	Welltower Inc	3.625%, $2,496,000 par, due 3/15/2024		(1)	2,622,610

46(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
		Description of investment, including
		maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party		collateral, par, or maturing value	shares	Cost	Current value
	Westpac Banking Corp	3.300%, $252,000 par, due 2/26/2024		(1)	$262,811
	Westpac Banking Corp	2.687%, $1,190,000 par, due 2/26/2024		(1)	1,195,827
	WestRock RKT LLC	4.900%, $2,080,000 par, due 3/1/2022		(1)	2,191,473
	WFRBS Commercial Mortgage Trust 2011-C5	3.667%, $3,500,000 par, due 11/15/2044		(1)	3,563,385
	WFRBS Commercial Mortgage Trust 2012-C10	2.453%, $749,426 par, due 12/15/2045		(1)	752,811
	WFRBS Commercial Mortgage Trust 2012-C10	2.875%, $1,850,000 par, due 12/15/2045		(1)	1,880,960
	WFRBS Commercial Mortgage Trust 2012-C8	2.559%, $140,958 par, due 8/15/2045		(1)	141,579
	WFRBS Commercial Mortgage Trust 2012-C8	2.737%, $219,723 par, due 8/15/2045		(1)	220,599
	WFRBS Commercial Mortgage Trust 2013-C12	2.838%, $216,353 par, due 3/15/2048		(1)	218,159
	WFRBS Commercial Mortgage Trust 2013-C17	4.023%, $382,000 par, due 12/15/2046		(1)	405,040
	WFRBS Commercial Mortgage Trust 2014-LC14	2.487%, $1,000,000 par, due 3/15/2047		(1)	1,000,252
	Wheels SPV 2 LLC	1.880%, $129,795 par, due 4/20/2026		(1)	129,760
	Windermere Aviation LLC	2.351%, $817,570 par, due 5/27/2026		(1)	827,889
	Wisconsin Public Service Corp	3.350%, $770,000 par, due 11/21/2021		(1)	791,433
	World Omni Auto Receivables Trust 2017-B	1.950%, $3,284,605 par, due 2/15/2023		(1)	3,283,613
	World Omni Auto Receivables Trust 2018-B	2.870%, $2,412,000 par, due 7/17/2023		(1)	2,433,964
	World Omni Auto Receivables Trust 2018-C	3.130%, $3,065,000 par, due 11/15/2023		(1)	3,114,043
	World Omni Auto Receivables Trust 2019-C	1.960%, $5,115,000 par, due 12/16/2024		(1)	5,111,251
	World Omni Automobile Lease Sec Trust 2018-B	3.190%, $1,920,000 par, due 12/15/2021		(1)	1,942,692
	World Omni Automobile Lease Sec Trust 2019-A	2.940%, $1,175,000 par, due 5/16/2022		(1)	1,190,000
	World Omni Automobile Lease Sec Trust 2019-B	2.030%, $2,900,000 par, due 11/15/2022		(1)	2,896,607
	World Omni Select Auto Trust 2019-A	2.000%, $5,370,000 par, due 8/15/2024		(1)	5,359,276
	WRKCo Inc	3.000%, $720,000 par, due 9/15/2024		(1)	734,776
	Xcel Energy Inc	2.400%, $730,000 par, due 3/15/2021		(1)	733,622
*	Wells Fargo/BlackRock Short Term Investment Fund S	34,480,102 units		(1)	34,480,102
					1,412,955,544
		Accrued income			5,429,549
		Payable for securities purchased on a forward commitment basis			(18,682,295)
		Payable for investment payments due			(1,930,000)
		Receivable for investment payments due			917,888
		Adjustment from fair value to current value			(44,627,460)
		Total			1,354,063,226
	Pacific Life Ins. Co.	2.97%
	Massachusetts Mutual Life Ins. Co.	2.62%
	Nationwide Life Insurance Co.	2.78%
	Royal Bank of Canada	2.67%
	State Street Bank and TrustCo.	2.85%
	Transamerica Premier Life Ins. Co.	2.75%
	3M Co	2.000%, $1,400,000 par, due 2/14/2025		(1)	1,392,475
	ABB Finance USA Inc	3.375%, $286,000 par, due 4/3/2023		(1)	297,324
	ABB Treasury Center USA Inc	4.000%, $1,500,000 par, due 6/15/2021		(1)	1,547,400
	AbbVie Inc	2.600%, $3,370,000 par, due 11/21/2024		(1)	3,397,270
	AbbVie Inc	2.950%, $1,120,000 par, due 11/21/2026		(1)	1,140,344
	AbbVie Inc	3.200%, $720,000 par, due 11/21/2029		(1)	732,495
	Access Group Inc 2013-1	2.292%, $632,836 par, due 2/25/2036		(1)	619,798
	Advocate Health & Hospitals Corp	3.829%, $1,830,000 par, due 8/15/2028		(1)	1,989,915
	AEP Texas Inc	2.400%, $417,000 par, due 10/1/2022		(1)	420,893
	AIG Global Funding	2.700%, $2,250,000 par, due 12/15/2021		(1)	2,284,605
	Air Liquide Finance SA	1.750%, $430,000 par, due 9/27/2021		(1)	428,463
	Alexandria Real Estate Equities Inc	3.800%, $1,010,000 par, due 4/15/2026		(1)	1,079,857
	Alexandria Real Estate Equities Inc	3.450%, $1,600,000 par, due 4/30/2025		(1)	1,681,285
	Alexandria Real Estate Equities Inc	4.300%, $780,000 par, due 1/15/2026		(1)	856,328
	Allergan PLC	3.800%, $1,170,000 par, due 3/15/2025		(1)	1,229,562
	Alliant Energy Finance LLC	3.750%, $884,000 par, due 6/15/2023		(1)	922,832
	Alvin Independent School District/TX	3.780%, $500,000 par, due 2/15/2021		(1)	501,205
	Amal Ltd/Cayman Islands	3.465%, $685,985 par, due 8/21/2021		(1)	695,321
	American Express Co	3.400%, $1,800,000 par, due 2/22/2024		(1)	1,882,996
	American Express Co	3.400%, $1,285,000 par, due 2/27/2023		(1)	1,334,293
	American Express Co	3.700%, $990,000 par, due 8/3/2023		(1)	1,040,882
	American Express Credit Account Master Trust	3.060%, $839,000 par, due 2/15/2024		(1)	854,241
	American Express Credit Account Master Trust	3.180%, $517,000 par, due 4/15/2024		(1)	528,574
	American Express Credit Account Master Trust	2.040%, $215,000 par, due 5/15/2023		(1)	215,329
	American Express Credit Corp	2.375%, $275,000 par, due 5/26/2020		(1)	275,332
	American Honda Finance Corp	2.400%, $990,000 par, due 6/27/2024		(1)	1,001,080
	American Honda Finance Corp	3.450%, $766,000 par, due 7/14/2023		(1)	801,946
	American Honda Finance Corp	3.625%, $1,720,000 par, due 10/10/2023		(1)	1,816,385

47(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
American Honda Finance Corp	1.650%, $528,000 par, due 7/12/2021		(1)	$526,781
AmEx Credit Trust	1.930%, $1,213,000 par, due 9/15/2022		(1)	1,212,945
Amphenol Corp	4.350%, $440,000 par, due 6/1/2029		(1)	492,683
Amphenol Corp	3.200%, $1,335,000 par, due 4/1/2024		(1)	1,385,235
Analog Devices Inc	2.950%, $369,000 par, due 1/12/2021		(1)	372,086
Anderson County School District No 1/SC	5.000%, $500,000 par, due 3/1/2022		(1)	502,525
Anglo American Capital PLC	3.625%, $200,000 par, due 9/11/2024		(1)	207,490
Anglo American Capital PLC	4.875%, $290,000 par, due 5/14/2025		(1)	318,674
Anheuser-Busch InBev Worldwide Inc	3.500%, $170,000 par, due 1/12/2024		(1)	179,154
Anheuser-Busch InBev Worldwide Inc	4.150%, $310,000 par, due 1/23/2025		(1)	337,859
Anheuser-Busch InBev Worldwide Inc	3.650%, $1,070,000 par, due 2/1/2026		(1)	1,141,222
Apple Inc	3.000%, $2,400,000 par, due 2/9/2024		(1)	2,492,539
Apple Inc	2.850%, $870,000 par, due 5/11/2024		(1)	899,962
AT&T Inc	4.500%, $870,000 par, due 5/15/2035		(1)	969,465
AT&T Inc	3.400%, $2,050,000 par, due 5/15/2025		(1)	2,146,908
AT&T Inc	3.067%, $320,000 par, due 6/12/2024		(1)	325,553
AT&T Inc	3.600%, $730,000 par, due 7/15/2025		(1)	772,744
AvalonBay Communities Inc	2.950%, $562,000 par, due 9/15/2022		(1)	575,681
AvalonBay Communities Inc	3.450%, $560,000 par, due 6/1/2025		(1)	591,949
BA Credit Card Trust	1.950%, $1,430,000 par, due 8/15/2022		(1)	1,430,143
BAE Systems Holdings Inc	3.850%, $1,200,000 par, due 12/15/2025		(1)	1,273,831
BAE Systems Holdings Inc	3.800%, $1,000,000 par, due 10/7/2024		(1)	1,057,432
BAE Systems PLC	4.750%, $1,485,000 par, due 10/11/2021		(1)	1,550,223
Baker Hughes a GE Co LLC	2.773%, $1,318,000 par, due 12/15/2022		(1)	1,344,463
Bank of America Corp	2.456%, $620,000 par, due 10/22/2025		(1)	624,148
Bank of America Corp	3.458%, $1,700,000 par, due 3/15/2025		(1)	1,775,286
Bank of America Corp	4.000%, $1,500,000 par, due 4/1/2024		(1)	1,606,625
Bank of America Corp	2.881%, $2,863,000 par, due 4/24/2023		(1)	2,911,170
Bank of America Corp	3.124%, $303,000 par, due 1/20/2023		(1)	308,921
Bank of America Corp	4.271%, $2,180,000 par, due 7/23/2029		(1)	2,423,103
Bank of America Corp	3.864%, $193,000 par, due 7/23/2024		(1)	203,110
Bank of America Corp	3.300%, $495,000 par, due 1/11/2023		(1)	511,772
Bank of Montreal	3.300%, $2,181,000 par, due 2/5/2024		(1)	2,273,479
Bank of Montreal	2.550%, $365,000 par, due 11/6/2022		(1)	372,278
Bank of Montreal	1.750%, $1,100,000 par, due 6/15/2021		(1)	1,099,910
Bank of New York Mellon Corp/The	3.500%, $700,000 par, due 4/28/2023		(1)	734,405
Bank of New York Mellon Corp/The	2.600%, $630,000 par, due 2/7/2022		(1)	639,580
Bank of New York Mellon Corp/The	2.950%, $1,100,000 par, due 1/29/2023		(1)	1,129,706
Bank of New York Mellon Corp/The	3.450%, $2,358,000 par, due 8/11/2023		(1)	2,478,897
Bank of Nova Scotia/The	3.400%, $2,269,000 par, due 2/11/2024		(1)	2,377,569
Bank of Nova Scotia/The	1.875%, $1,045,000 par, due 4/26/2021		(1)	1,045,487
Bank of Nova Scotia/The	4.500%, $210,000 par, due 12/16/2025		(1)	230,708
Barbers Hill Independent School District	4.000%, $2,175,000 par, due 2/15/2027		(1)	2,388,020
Bayer US Finance II LLC	4.375%, $1,200,000 par, due 12/15/2028		(1)	1,309,906
Bayer US Finance II LLC	4.250%, $790,000 par, due 12/15/2025		(1)	852,608
Bayer US Finance II LLC	3.875%, $556,000 par, due 12/15/2023		(1)	583,678
Black Hills Corp	4.250%, $710,000 par, due 11/30/2023		(1)	752,741
Black Hills Corp	3.150%, $630,000 par, due 1/15/2027		(1)	637,564
BMW US Capital LLC	2.700%, $665,000 par, due 4/6/2022		(1)	673,947
BMW US Capital LLC	3.150%, $3,362,000 par, due 4/18/2024		(1)	3,477,861
BMW US Capital LLC	3.400%, $494,000 par, due 8/13/2021		(1)	505,257
BNP Paribas SA	4.400%, $1,510,000 par, due 8/14/2028		(1)	1,678,024
BNP Paribas SA	4.705%, $1,283,000 par, due 1/10/2025		(1)	1,390,191
Boeing Co/The	2.700%, $1,420,000 par, due 2/1/2027		(1)	1,439,751
Boston Properties LP	3.850%, $1,162,000 par, due 2/1/2023		(1)	1,217,642
Boston Properties LP	3.125%, $165,000 par, due 9/1/2023		(1)	170,298
Boston Properties LP	2.750%, $1,150,000 par, due 10/1/2026		(1)	1,166,473
Boston Properties LP	3.650%, $1,550,000 par, due 2/1/2026		(1)	1,642,668
BP Capital Markets America Inc	3.216%, $1,200,000 par, due 11/28/2023		(1)	1,250,344
BP Capital Markets America Inc	2.750%, $275,000 par, due 5/10/2023		(1)	281,356
BP Capital Markets America Inc	3.790%, $678,000 par, due 2/6/2024		(1)	721,587
BP Capital Markets America Inc	3.224%, $286,000 par, due 4/14/2024		(1)	298,610
BP Capital Markets America Inc	3.796%, $600,000 par, due 9/21/2025		(1)	649,370
BP Capital Markets PLC	3.279%, $865,000 par, due 9/19/2027		(1)	910,235
BP Capital Markets PLC	3.814%, $560,000 par, due 2/10/2024		(1)	598,278
Bristol-Myers Squibb Co	2.900%, $3,020,000 par, due 7/26/2024		(1)	3,118,446

48(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Bristol-Myers Squibb Co	3.200%, $1,030,000 par, due 6/15/2026		(1)	$1,082,138
Brown-Forman Corp	3.500%, $950,000 par, due 4/15/2025		(1)	1,013,317
Burlington Northern Santa Fe LLC	3.400%, $1,840,000 par, due 9/1/2024		(1)	1,946,295
Canadian Natural Resources Ltd	2.950%, $1,320,000 par, due 1/15/2023		(1)	1,346,605
Canadian Pacific Railway Co	2.900%, $460,000 par, due 2/1/2025		(1)	472,481
Canadian Pacific Railway Co	4.500%, $775,000 par, due 1/15/2022		(1)	812,343
Capital One Financial Corp	3.900%, $650,000 par, due 1/29/2024		(1)	689,447
Capital One Financial Corp	3.200%, $230,000 par, due 1/30/2023		(1)	236,483
Capital One MultAsset Tr	2.000%, $1,447,000 par, due 1/17/2023		(1)	1,447,175
Capital One NA	2.650%, $1,571,000 par, due 8/8/2022		(1)	1,594,686
Cardinal Health Inc	2.616%, $468,000 par, due 6/15/2022		(1)	472,792
Cargill Inc	3.300%, $476,000 par, due 3/1/2022		(1)	486,818
Cargill Inc	3.250%, $1,610,000 par, due 3/1/2023		(1)	1,663,455
Carmax Auto Owner Trust 2018-4	3.360%, $2,295,000 par, due 9/15/2023		(1)	2,341,146
Caterpillar Financial Services Corp	2.150%, $500,000 par, due 11/8/2024		(1)	502,037
Caterpillar Financial Services Corp	3.650%, $1,329,000 par, due 12/7/2023		(1)	1,410,550
Caterpillar Financial Services Corp	2.550%, $876,000 par, due 11/29/2022		(1)	892,580
Caterpillar Financial Services Corp	2.850%, $985,000 par, due 5/17/2024		(1)	1,018,583
Caterpillar Financial Services Corp	1.700%, $100,000 par, due 8/9/2021		(1)	99,856
CenterPoint Energy Houston Electric LLC	2.250%, $1,298,000 par, due 8/1/2022		(1)	1,306,316
CenterPoint Energy Transition	2.161%, $245,481 par, due 10/15/2021		(1)	245,559
Chaffey Community College District	1.991%, $1,125,000 par, due 6/1/2026		(1)	1,104,075
Charles Schwab Corp/The	2.650%, $815,000 par, due 1/25/2023		(1)	830,967
Charles Schwab Corp/The	3.850%, $1,120,000 par, due 5/21/2025		(1)	1,213,717
Cherokee County Board of Education	5.626%, $1,000,000 par, due 8/1/2028		(1)	1,205,710
Chevron Corp	2.895%, $810,000 par, due 3/3/2024		(1)	839,630
Chevron Corp	2.566%, $1,000,000 par, due 5/16/2023		(1)	1,020,179
Chevron Corp	2.355%, $270,000 par, due 12/5/2022		(1)	273,781
Chevron Phillips Chemical Co LLC	3.300%, $209,000 par, due 5/1/2023		(1)	215,256
Children's Hospital Medical Center/Cincinnati OH	2.853%, $1,775,000 par, due 11/15/2026		(1)	1,804,153
CHRISTUS Health	4.341%, $1,810,000 par, due 7/1/2028		(1)	1,999,683
Chubb INA Holdings Inc	2.300%, $160,000 par, due 11/3/2020		(1)	160,567
Cigna Corp	3.750%, $1,039,000 par, due 7/15/2023		(1)	1,089,699
Cimarex Energy Co	3.900%, $640,000 par, due 5/15/2027		(1)	663,955
Cintas Corp No 2	3.250%, $1,180,000 par, due 6/1/2022		(1)	1,213,919
Cintas Corp No 2	4.300%, $440,000 par, due 6/1/2021		(1)	454,306
Cintas Corp No 2	2.900%, $231,000 par, due 4/1/2022		(1)	235,650
Cintas Corp No 2	3.700%, $850,000 par, due 4/1/2027		(1)	922,165
Citibank Credit Card Issuance Trust	1.920%, $1,458,000 par, due 4/7/2022		(1)	1,457,921
Citigroup Inc	3.400%, $760,000 par, due 5/1/2026		(1)	798,511
Citigroup Inc	3.352%, $1,144,000 par, due 4/24/2025		(1)	1,190,681
Citigroup Inc	2.750%, $790,000 par, due 4/25/2022		(1)	802,658
Citigroup Inc	3.300%, $380,000 par, due 4/27/2025		(1)	399,099
Citigroup Inc	2.700%, $1,060,000 par, due 10/27/2022		(1)	1,077,647
Citigroup Inc	3.520%, $500,000 par, due 10/27/2028		(1)	526,449
Citigroup Inc	3.668%, $880,000 par, due 7/24/2028		(1)	938,205
Citigroup Inc	3.142%, $370,000 par, due 1/24/2023		(1)	377,250
Citigroup Inc	4.044%, $1,325,000 par, due 6/1/2024		(1)	1,401,752
Citizens Bank NA/Providence RI	3.750%, $830,000 par, due 2/18/2026		(1)	885,828
Citizens Bank NA/Providence RI	3.700%, $1,720,000 par, due 3/29/2023		(1)	1,798,740
City & County of Honolulu HI	2.368%, $750,000 par, due 10/1/2024		(1)	760,395
City & County of Honolulu HI	3.753%, $425,000 par, due 9/1/2030		(1)	461,958
City of Austin TX	3.450%, $500,000 par, due 9/1/2021		(1)	505,800
City of Boston MA	4.400%, $975,000 par, due 4/1/2026		(1)	1,004,172
City of Chicago IL	6.050%, $390,000 par, due 1/1/2029		(1)	411,286
City of Houston TX	4.361%, $695,000 par, due 3/1/2020		(1)	697,836
City of Houston TX	3.725%, $735,000 par, due 3/1/2030		(1)	799,114
City of San Jose CA	2.450%, $2,500,000 par, due 9/1/2025		(1)	2,545,050
City of Worcester MA	6.250%, $1,250,000 par, due 1/1/2028		(1)	1,432,938
CLEVELAND CLINIC HEALTH SYSTEM	2.885%, $3,475,000 par, due 1/1/2032		(1)	3,480,699
Clorox Co/The	3.100%, $425,000 par, due 10/1/2027		(1)	438,210
Coast Community College District	2.788%, $3,610,000 par, due 8/1/2033		(1)	3,556,680
COLUMBUS GA WATER & SEWER	2.379%, $2,075,000 par, due 5/1/2026		(1)	2,068,962
Comcast Corp	3.700%, $450,000 par, due 4/15/2024		(1)	479,967
Comcast Corp	3.950%, $1,570,000 par, due 10/15/2025		(1)	1,713,518
Comcast Corp	2.750%, $810,000 par, due 3/1/2023		(1)	827,554

49(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Comcast Corp	3.000%, $1,265,000 par, due 2/1/2024		(1)	$1,311,188
Comerica Inc	3.700%, $1,684,000 par, due 7/31/2023		(1)	1,770,322
COMM 2012-LC4 A4 9.6-Yr CMBS	3.288%, $2,194,393 par, due 12/10/2044		(1)	2,229,174
COMM 2013-CCRE11 Mortgage Trust	4.258%, $3,900,000 par, due 8/10/2050		(1)	4,145,700
Comm 2013-CCRE13 Mortgage Trust	4.194%, $990,000 par, due 11/10/2046		(1)	1,056,371
COMM 2013-CCRE6 Mortgage Trust	3.101%, $2,880,000 par, due 3/10/2046		(1)	2,950,557
COMM 2013-CCRE7 Mortgage Trust	3.213%, $563,046 par, due 3/10/2046		(1)	577,842
COMM 2013-CCRE8 Mortgage Trust	3.612%, $2,165,000 par, due 6/10/2046		(1)	2,255,168
COMM 2013-LC6 Mortgage Trust	2.941%, $998,000 par, due 1/10/2046		(1)	1,016,935
COMM 2014-CCRE17 Mortgage Trust	3.977%, $2,355,000 par, due 5/10/2047		(1)	2,505,640
COMM 2014-CCRE18 Mortgage Trust	3.828%, $4,505,000 par, due 7/15/2047		(1)	4,771,146
COMM 2014-CCRE19 Mortgage Trust	3.796%, $2,420,133 par, due 8/10/2047		(1)	2,565,428
COMM 2014-CR14 Mortgage Trust	4.236%, $6,235,000 par, due 2/10/2047		(1)	6,653,381
CommonSpirit Health	2.760%, $370,000 par, due 10/1/2024		(1)	373,425
Commonwealth Bank of Australia	3.350%, $2,053,000 par, due 6/4/2024		(1)	2,154,685
Commonwealth of Massachusetts	4.500%, $2,000,000 par, due 8/1/2031		(1)	2,317,780
Commonwealth of Pennsylvania	4.650%, $750,000 par, due 2/15/2026		(1)	818,123
Contra Costa Community College District	2.048%, $2,740,000 par, due 8/1/2026		(1)	2,683,885
Cooperatieve Rabobank UA	3.875%, $300,000 par, due 9/26/2023		(1)	317,218
Cooperatieve Rabobank UA	2.625%, $535,000 par, due 7/22/2024		(1)	541,358
Cooperatieve Rabobank UA/NY	2.750%, $350,000 par, due 1/10/2022		(1)	355,912
Cooperatieve Rabobank UA/NY	2.750%, $2,075,000 par, due 1/10/2023		(1)	2,115,716
County of Baltimore MD	2.847%, $550,000 par, due 8/1/2026		(1)	562,980
County of Baltimore MD	2.778%, $1,000,000 par, due 7/1/2030		(1)	1,018,040
County of Broward FL Airport System Revenue	2.384%, $1,500,000 par, due 10/1/2026		(1)	1,486,740
County of Cuyahoga OH	2.141%, $2,455,000 par, due 12/1/2027		(1)	2,379,288
County of Lee County FL Water & Sewer Revenue	2.416%, $2,140,000 par, due 10/1/2028		(1)	2,122,901
County of Monroe PA	2.470%, $2,175,000 par, due 12/15/2025		(1)	2,167,627
County of Spokane WA	2.728%, $1,195,000 par, due 12/1/2031		(1)	1,181,891
County of Spokane WA	2.828%, $875,000 par, due 12/1/2032		(1)	863,888
Credit Suisse AG/New York NY	3.625%, $330,000 par, due 9/9/2024		(1)	351,089
Credit Suisse Group AG	3.574%, $700,000 par, due 1/9/2023		(1)	719,285
Credit Suisse Group AG	3.869%, $340,000 par, due 1/12/2029		(1)	362,295
Credit Suisse Group AG	2.593%, $640,000 par, due 9/11/2025		(1)	641,831
Credit Suisse Group AG	4.207%, $950,000 par, due 6/12/2024		(1)	1,004,959
Credit Suisse Group AG	2.997%, $816,000 par, due 12/14/2023		(1)	831,284
CRH America Finance Inc	3.400%, $410,000 par, due 5/9/2027		(1)	426,343
CRH America Finance Inc	3.950%, $370,000 par, due 4/4/2028		(1)	399,493
Crowley Conro LLC	4.181%, $1,641,600 par, due 8/15/2043		(1)	1,835,938
CVS Health Corp	3.500%, $340,000 par, due 7/20/2022		(1)	351,027
CVS Health Corp	3.000%, $400,000 par, due 8/15/2026		(1)	408,100
CVS Health Corp	4.300%, $1,920,000 par, due 3/25/2028		(1)	2,097,487
CVS Health Corp	4.100%, $1,790,000 par, due 3/25/2025		(1)	1,921,859
CVS Health Corp	4.000%, $570,000 par, due 12/5/2023		(1)	603,233
Daimler Finance North America LLC	2.450%, $920,000 par, due 5/18/2020		(1)	921,214
Daimler Finance North America LLC	3.000%, $285,000 par, due 2/22/2021		(1)	287,804
Daimler Finance North America LLC	3.350%, $150,000 par, due 2/22/2023		(1)	154,269
Daimler Finance North America LLC	2.700%, $1,640,000 par, due 6/14/2024		(1)	1,654,678
Daimler Finance North America LLC	2.000%, $483,000 par, due 7/6/2021		(1)	482,075
Daimler Finance North America LLC	2.200%, $470,000 par, due 10/30/2021		(1)	470,786
Dallas/Fort Worth International Airport	2.039%, $2,845,000 par, due 11/1/2024		(1)	2,817,062
Danone SA	2.589%, $1,760,000 par, due 11/2/2023		(1)	1,787,908
DBUBS 2011-LC1 Mortgage Trust	5.002%, $1,397,708 par, due 11/10/2046		(1)	1,418,342
DBUBS 2011-LC2 Mortgage Trust	4.537%, $1,998,209 par, due 7/10/2044		(1)	2,040,385
Denver City & County School District No 1	3.587%, $1,255,000 par, due 12/1/2032		(1)	1,329,497
Diageo Capital PLC	2.125%, $750,000 par, due 10/24/2024		(1)	750,176
Diageo Capital PLC	3.500%, $1,048,000 par, due 9/18/2023		(1)	1,104,080
Digital Realty Trust LP	4.750%, $580,000 par, due 10/1/2025		(1)	644,606
Digital Realty Trust LP	4.450%, $990,000 par, due 7/15/2028		(1)	1,096,370
Duke Energy Carolinas LLC	2.500%, $1,073,000 par, due 3/15/2023		(1)	1,089,491
Duke Energy Carolinas LLC	3.050%, $2,117,000 par, due 3/15/2023		(1)	2,182,134
Duke Energy Progress LLC	3.700%, $730,000 par, due 9/1/2028		(1)	796,558
Duke Energy Progress LLC	3.375%, $110,000 par, due 9/1/2023		(1)	114,945
Duke Energy Progress LLC	3.450%, $350,000 par, due 3/15/2029		(1)	375,181
Duke Energy Progress LLC	2.800%, $950,000 par, due 5/15/2022		(1)	970,160
Duke Realty LP	3.250%, $1,200,000 par, due 6/30/2026		(1)	1,243,326

50(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Duke Realty LP	3.750%, $1,820,000 par, due 12/1/2024		(1)	$1,934,769
Duke Realty LP	4.000%, $1,020,000 par, due 9/15/2028		(1)	1,112,368
DuPont de Nemours Inc	4.493%, $770,000 par, due 11/15/2025		(1)	848,070
DuPont de Nemours Inc	4.725%, $2,610,000 par, due 11/15/2028		(1)	2,963,496
Ecolab Inc	2.375%, $30,000 par, due 8/10/2022		(1)	30,307
Ecolab Inc	3.250%, $520,000 par, due 1/14/2023		(1)	536,624
EdLinc Student Loan Funding Trust 2012-1	2.792%, $227,944 par, due 9/25/2030		(1)	226,693
Edsouth Indenture No 2 LLC	2.942%, $147,617 par, due 9/25/2040		(1)	146,911
Edsouth Indenture No 3 LLC	2.522%, $632,062 par, due 4/25/2039		(1)	625,307
Edu Fund of South	2.758%, $2,781,994 par, due 3/25/2036		(1)	2,791,634
Edu Fund of South	2.590%, $909,806 par, due 4/25/2035		(1)	902,309
Education Loan ABS Tr	2.592%, $239,507 par, due 6/25/2026		(1)	239,836
EMD Finance LLC	3.250%, $2,210,000 par, due 3/19/2025		(1)	2,276,273
EMD Finance LLC (Merck KGaA)	2.400%, $1,268,000 par, due 3/19/2020		(1)	1,268,388
EMD Finance LLC (Merck KGaA)	2.950%, $780,000 par, due 3/19/2022		(1)	790,584
Entergy Arkansas LLC	3.050%, $1,943,000 par, due 6/1/2023		(1)	1,996,452
Entergy Arkansas LLC	3.500%, $1,610,000 par, due 4/1/2026		(1)	1,698,489
Enterprise Products Operating LLC	3.750%, $420,000 par, due 2/15/2025		(1)	447,623
Enterprise Products Operating LLC	3.500%, $99,000 par, due 2/1/2022		(1)	102,013
Equifax Inc	2.300%, $479,000 par, due 6/1/2021		(1)	480,455
Equifax Inc	2.600%, $730,000 par, due 12/1/2024		(1)	734,589
Equifax Inc	3.950%, $905,000 par, due 6/15/2023		(1)	950,567
ERP Operating LP	4.625%, $1,304,000 par, due 12/15/2021		(1)	1,362,431
Ethiopian Leasing 2012 LLC	2.646%, $1,193,931 par, due 5/12/2026		(1)	1,221,877
Ethiopian Leasing 2012 LLC	2.566%, $765,295 par, due 8/14/2026		(1)	783,465
Experian Finance PLC	4.250%, $600,000 par, due 2/1/2029		(1)	660,260
Export Leasing 2009 LLC	1.859%, $406,678 par, due 8/28/2021		(1)	407,051
Fannie Mae Grantor Trust 2002-T16	7.000%, $71,840 par, due 7/25/2042		(1)	84,091
Fannie Mae Grantor Trust 2002-T18	7.000%, $31,872 par, due 8/25/2042		(1)	37,841
Fannie Mae Grantor Trust 2004-T3	6.000%, $184,203 par, due 2/25/2044		(1)	209,517
Fannie Mae Pool	2.860%, $1,672,122 par, due 11/1/2021		(1)	1,701,906
Fannie Mae Pool	4.743%, $201,022 par, due 4/1/2036		(1)	205,203
Fannie Mae Pool	2.730%, $1,667,772 par, due 1/1/2023		(1)	1,698,184
Fannie Mae Pool	2.934%, $1,135,297 par, due 6/1/2022		(1)	1,161,797
Fannie Mae Pool	3.047%, $618,291 par, due 11/1/2022		(1)	633,709
Fannie Mae Pool	2.730%, $1,758,302 par, due 9/1/2023		(1)	1,794,838
Fannie Mae Pool	3.080%, $1,100,000 par, due 1/1/2026		(1)	1,147,818
Fannie Mae Pool	3.070%, $1,185,000 par, due 2/1/2026		(1)	1,236,276
Fannie Mae Pool	2.190%, $2,433,744 par, due 7/1/2023		(1)	2,439,974
Fannie Mae Pool	2.760%, $2,818,445 par, due 4/1/2022		(1)	2,870,471
Fannie Mae Pool	2.476%, $2,241,885 par, due 11/1/2022		(1)	2,279,472
Fannie Mae Pool	2.688%, $3,697,380 par, due 5/1/2023		(1)	3,748,796
Fannie Mae Pool	2.500%, $1,001,144 par, due 6/1/2031		(1)	1,015,823
Fannie Mae Pool	2.500%, $966,619 par, due 6/1/2031		(1)	981,452
Fannie Mae Pool	2.500%, $1,015,654 par, due 6/1/2031		(1)	1,030,554
Fannie Mae Pool	2.500%, $1,053,319 par, due 6/1/2031		(1)	1,070,942
Fannie Mae Pool	3.000%, $1,253,962 par, due 5/1/2031		(1)	1,292,674
Fannie Mae Pool	5.000%, $33,463 par, due 8/1/2020		(1)	34,570
Fannie Mae Pool	4.399%, $178,863 par, due 7/1/2035		(1)	185,122
Fannie Mae Pool	4.732%, $73,030 par, due 1/1/2041		(1)	76,605
Fannie Mae Pool	2.874%, $443,240 par, due 3/1/2044		(1)	453,640
Fannie Mae Pool	2.923%, $481,023 par, due 3/1/2044		(1)	492,299
Fannie Mae Pool	4.872%, $77,377 par, due 3/1/2042		(1)	80,365
Fannie Mae Pool	2.377%, $94,698 par, due 11/1/2041		(1)	94,278
Fannie Mae Pool	4.371%, $36,077 par, due 5/1/2036		(1)	37,874
Fannie Mae Pool	3.805%, $132,477 par, due 3/1/2034		(1)	136,991
Fannie Mae Pool	3.527%, $37,453 par, due 4/1/2044		(1)	37,733
Fannie Mae Pool	3.902%, $142,077 par, due 8/1/2034		(1)	146,936
Fannie Mae Pool	4.004%, $62,894 par, due 1/1/2035		(1)	64,944
Fannie Mae Pool	4.127%, $60,736 par, due 7/1/2035		(1)	62,793
Fannie Mae Pool	4.000%, $1,387,805 par, due 11/1/2045		(1)	1,484,883
Fannie Mae Pool	5.500%, $1,017,274 par, due 4/1/2033		(1)	1,145,182
Fannie Mae Pool	5.000%, $439,279 par, due 11/1/2033		(1)	484,210
Fannie Mae Pool	5.500%, $128,190 par, due 4/1/2036		(1)	144,253
Fannie Mae Pool	3.500%, $1,156,697 par, due 4/1/2046		(1)	1,218,617
Fannie Mae Pool	5.000%, $621,263 par, due 10/1/2035		(1)	684,752
51(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Fannie Mae Pool	5.000%, $991,683 par, due 6/1/2035		(1)	$1,092,768
Fannie Mae Pool	5.000%, $1,999,090 par, due 3/1/2036		(1)	2,203,453
Fannie Mae Pool	5.000%, $307,200 par, due 9/1/2033		(1)	338,532
Fannie Mae Pool	3.500%, $309,900 par, due 8/1/2032		(1)	323,068
Fannie Mae Pool	2.905%, $552,245 par, due 5/1/2044		(1)	564,384
Fannie Mae Pool	4.000%, $4,479,484 par, due 7/1/2056		(1)	4,801,774
Fannie Mae Pool	4.500%, $5,957,684 par, due 6/1/2056		(1)	6,461,859
Fannie Mae Pool	3.500%, $3,388,165 par, due 11/1/2046		(1)	3,550,035
Fannie Mae Pool	4.000%, $3,224,663 par, due 7/1/2056		(1)	3,456,677
Fannie Mae Pool	4.500%, $3,618,610 par, due 11/1/2048		(1)	3,880,394
Fannie Mae Pool	3.000%, $1,547,255 par, due 3/1/2033		(1)	1,594,152
Fannie Mae Pool	3.500%, $1,402,358 par, due 8/1/2049		(1)	1,442,033
Fannie Mae Pool	4.500%, $3,702,266 par, due 6/1/2056		(1)	4,015,562
Fannie Mae Pool	4.500%, $2,266,406 par, due 6/1/2056		(1)	2,458,193
Fannie Mae Pool	6.000%, $54,671 par, due 9/1/2038		(1)	57,657
Fannie Mae Pool	4.000%, $2,537,545 par, due 6/1/2056		(1)	2,720,132
Fannie Mae Pool	3.000%, $1,185,878 par, due 7/1/2032		(1)	1,221,771
Fannie Mae Pool	3.000%, $2,500,000 par, due 12/1/2049		(1)	2,551,230
Fannie Mae Pool	4.000%, $854,925 par, due 1/1/2041		(1)	910,787
Fannie Mae Pool	4.000%, $4,461,316 par, due 11/1/2040		(1)	4,751,413
Fannie Mae Pool	4.000%, $6,030,774 par, due 4/1/2041		(1)	6,422,871
Fannie Mae Pool	4.000%, $10,367,067 par, due 8/1/2051		(1)	11,077,015
Fannie Mae Pool	4.500%, $5,851,298 par, due 1/1/2051		(1)	6,273,089
Fannie Mae Pool	3.410%, $1,060,700 par, due 11/1/2023		(1)	1,109,131
Fannie Mae Pool	3.120%, $1,155,000 par, due 1/1/2024		(1)	1,197,719
Fannie Mae Pool	2.840%, $2,929,701 par, due 1/1/2027		(1)	3,010,344
Fannie Mae Pool	2.760%, $1,364,051 par, due 5/1/2025		(1)	1,400,269
Fannie Mae Pool	2.510%, $408,567 par, due 7/1/2025		(1)	413,082
Fannie Mae Pool	2.080%, $6,380,000 par, due 10/1/2026		(1)	6,283,764
Fannie Mae Pool	2.190%, $5,050,000 par, due 11/1/2026		(1)	5,007,893
Fannie Mae Pool	2.800%, $1,890,000 par, due 4/1/2024		(1)	1,938,677
Fannie Mae Pool	3.580%, $3,480,000 par, due 1/1/2026		(1)	3,711,107
Fannie Mae Pool	2.890%, $1,967,954 par, due 2/1/2025		(1)	2,034,254
Fannie Mae Pool	3.300%, $1,926,932 par, due 3/1/2026		(1)	2,026,839
Fannie Mae Pool	2.385%, $3,587,076 par, due 6/1/2022		(1)	3,617,642
Fannie Mae Pool	3.011%, $3,993,012 par, due 6/1/2024		(1)	4,131,558
Fannie Mae Pool	3.353%, $2,438,115 par, due 11/1/2026		(1)	2,558,062
Fannie Mae Pool	3.421%, $997,962 par, due 12/1/2027		(1)	1,068,020
Fannie Mae Pool	3.080%, $1,788,344 par, due 3/1/2027		(1)	1,864,930
Fannie Mae Pool	2.500%, $1,566,180 par, due 9/1/2034		(1)	1,580,537
Fannie Mae Pool	2.500%, $3,037,819 par, due 10/1/2034		(1)	3,073,191
Fannie Mae Pool	2.500%, $2,438,407 par, due 10/1/2034		(1)	2,460,760
Fannie Mae Pool	3.000%, $611,557 par, due 2/1/2031		(1)	630,828
Fannie Mae Pool	3.793%, $324,095 par, due 5/1/2036		(1)	332,278
Fannie Mae Pool	4.106%, $72,381 par, due 7/1/2035		(1)	74,760
Fannie Mae Pool	3.745%, $36,307 par, due 1/1/2037		(1)	37,139
Fannie Mae Pool	3.209%, $45,276 par, due 4/1/2037		(1)	46,175
Fannie Mae Pool	3.351%, $936,958 par, due 11/1/2048		(1)	959,159
Fannie Mae REMIC Trust 2005-W1	6.500%, $153,812 par, due 10/25/2044		(1)	178,433
Fannie Mae REMICS	5.500%, $257,009 par, due 4/25/2035		(1)	289,957
Fannie Mae Trust 2003-W6	6.500%, $91,082 par, due 9/25/2042		(1)	103,648
Fannie Mae Trust 2003-W8	7.000%, $15,164 par, due 10/25/2042		(1)	17,584
Fannie Mae Trust 2004-W2	7.000%, $94,572 par, due 2/25/2044		(1)	108,103
Fannie Mae-Aces	2.263%, $400,651 par, due 2/25/2023		(1)	400,000
Fannie Mae-Aces	2.614%, $1,166,936 par, due 10/25/2021		(1)	1,176,038
Federal Realty Investment Trust	2.750%, $1,632,000 par, due 6/1/2023		(1)	1,658,527
FedEx Corp	3.250%, $1,200,000 par, due 4/1/2026		(1)	1,249,007
FedEx Corp	4.200%, $1,730,000 par, due 10/17/2028		(1)	1,886,413
Fifth Third Bancorp	3.650%, $1,310,000 par, due 1/25/2024		(1)	1,382,729
Fifth Third Bancorp	2.375%, $730,000 par, due 1/28/2025		(1)	731,281
Fifth Third Bank/Cincinnati OH	3.950%, $785,000 par, due 7/28/2025		(1)	853,265
Fiserv Inc	3.800%, $2,280,000 par, due 10/1/2023		(1)	2,408,471
Fiserv Inc	2.700%, $1,000,000 par, due 6/1/2020		(1)	1,002,478
Fiserv Inc	2.750%, $390,000 par, due 7/1/2024		(1)	396,889
Fiserv Inc	3.200%, $570,000 par, due 7/1/2026		(1)	590,318
Florida Gas Transmission Co LLC	4.350%, $1,780,000 par, due 7/15/2025		(1)	1,919,481

52(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Florida Water Pollution Control Financing Corp	2.300%, $2,650,000 par, due 1/15/2026		(1)	$2,671,094
FMC Corp	4.100%, $1,000,000 par, due 2/1/2024		(1)	1,054,327
Ford Credit Auto Owner Tr	2.620%, $4,395,000 par, due 8/15/2028		(1)	4,445,749
Ford Credit Auto Owner Trust 2017-REV2	2.360%, $2,617,000 par, due 3/15/2029		(1)	2,633,694
Ford Motor Credit Co LLC	3.350%, $1,300,000 par, due 11/1/2022		(1)	1,313,228
Fortive Corp	2.350%, $2,055,000 par, due 6/15/2021		(1)	2,063,744
Fortune Brands Home & Security Inc	4.000%, $983,000 par, due 9/21/2023		(1)	1,038,841
Freddie Mac Gold Pool	3.500%, $196,430 par, due 2/1/2043		(1)	206,633
Freddie Mac Gold Pool	3.000%, $3,028,797 par, due 1/1/2043		(1)	3,123,677
Freddie Mac Gold Pool	4.000%, $1,983,061 par, due 4/1/2046		(1)	2,124,822
Freddie Mac Gold Pool	6.000%, $184,767 par, due 8/1/2038		(1)	213,461
Freddie Mac Gold Pool	6.000%, $58,934 par, due 9/1/2038		(1)	67,560
Freddie Mac Gold Pool	6.000%, $319,198 par, due 8/1/2038		(1)	368,707
Freddie Mac Gold Pool	4.000%, $1,498,472 par, due 1/1/2047		(1)	1,611,197
Freddie Mac Gold Pool	3.500%, $266,821 par, due 12/1/2025		(1)	276,592
Freddie Mac Gold Pool	4.000%, $252,591 par, due 2/1/2026		(1)	263,596
Freddie Mac Gold Pool	3.000%, $1,299,714 par, due 8/1/2027		(1)	1,332,572
Freddie Mac Gold Pool	5.000%, $1,778 par, due 5/1/2021		(1)	1,838
Freddie Mac Gold Pool	5.000%, $3,433 par, due 2/1/2020		(1)	3,548
Freddie Mac Multifam Struct PT Cert	2.177%, $312,833 par, due 9/25/2023		(1)	312,833
Freddie Mac Multifam Struct PT Cert	3.062%, $5,800,000 par, due 11/25/2023		(1)	5,988,581
Freddie Mac Multifamily Structured PT Certificates	2.862%, $6,240,000 par, due 5/25/2026		(1)	6,452,996
Freddie Mac Multifamily Structured PT Certificates	2.282%, $4,105,000 par, due 7/25/2026		(1)	4,110,345
Freddie Mac Non Gold Pool	2.861%, $2,119,515 par, due 7/1/2047		(1)	2,146,115
Freddie Mac Non Gold Pool	2.968%, $599,902 par, due 8/1/2047		(1)	608,809
Freddie Mac Non Gold Pool	2.583%, $2,452,366 par, due 10/1/2047		(1)	2,475,747
Freddie Mac Non Gold Pool	4.414%, $91,307 par, due 12/1/2036		(1)	96,086
Freddie Mac Non Gold Pool	2.847%, $458,658 par, due 1/1/2044		(1)	468,612
Freddie Mac Non Gold Pool	2.683%, $648,767 par, due 8/1/2044		(1)	658,576
Freddie Mac Non Gold Pool	4.790%, $109,294 par, due 2/1/2042		(1)	113,082
Freddie Mac Non Gold Pool	3.706%, $51,279 par, due 11/1/2040		(1)	53,544
Freddie Mac Non Gold Pool	2.628%, $68,704 par, due 7/1/2034		(1)	68,725
Freddie Mac Pool	2.500%, $13,330,000 par, due 12/1/2034		(1)	13,485,215
Freddie Mac Pool	3.500%, $588,655 par, due 8/1/2049		(1)	604,978
Freddie Mac Pool	3.000%, $6,427,310 par, due 11/1/2049		(1)	6,559,012
Freddie Mac Pool	3.000%, $6,300,000 par, due 12/1/2049		(1)	6,429,100
Freddie Struct PT Cert	7.000%, $649,955 par, due 7/25/2043		(1)	782,842
GE Cap Intl Funding	2.342%, $1,722,000 par, due 11/15/2020		(1)	1,723,390
General Dynamics Corp	3.375%, $347,000 par, due 5/15/2023		(1)	362,579
General Dynamics Corp	3.500%, $160,000 par, due 5/15/2025		(1)	171,468
General Electric Co	4.650%, $144,000 par, due 10/17/2021		(1)	150,136
General Electric Co	5.500%, $293,000 par, due 1/8/2020		(1)	293,106
General Mills Inc	3.700%, $550,000 par, due 10/17/2023		(1)	579,587
General Mills Inc	2.600%, $955,000 par, due 10/12/2022		(1)	969,640
General Motors Financial Co Inc	3.550%, $1,260,000 par, due 7/8/2022		(1)	1,297,081
Georgia-Pacific LLC	3.734%, $1,725,000 par, due 7/15/2023		(1)	1,806,042
Georgia-Pacific LLC	3.163%, $275,000 par, due 11/15/2021		(1)	280,188
Gilead Sciences Inc	1.950%, $198,000 par, due 3/1/2022		(1)	198,281
Ginnie Mae II pool	4.000%, $154,906 par, due 3/20/2042		(1)	159,289
Ginnie Mae II pool	2.657%, $2,302,876 par, due 5/20/2058		(1)	2,330,474
Ginnie Mae II pool	3.190%, $1,080,064 par, due 6/20/2058		(1)	1,096,856
Ginnie Mae II Pool	4.408%, $3,052,909 par, due 2/20/2067		(1)	3,329,875
Ginnie Mae II Pool	4.551%, $3,921,634 par, due 1/20/2067		(1)	4,306,833
Ginnie Mae II Pool	4.450%, $1,788,260 par, due 1/20/2067		(1)	1,957,906
Ginnie Mae II Pool	4.427%, $1,636,367 par, due 12/20/2066		(1)	1,790,383
Ginnie Mae II Pool	4.585%, $2,361,876 par, due 3/20/2065		(1)	2,541,114
GlaxoSmithKline Capital Inc	3.625%, $700,000 par, due 5/15/2025		(1)	751,582
GlaxoSmithKline Capital Inc	3.375%, $605,000 par, due 5/15/2023		(1)	631,006
GlaxoSmithKline Capital PLC	3.000%, $1,270,000 par, due 6/1/2024		(1)	1,324,615
GlaxoSmithKline Capital PLC	2.850%, $1,600,000 par, due 5/8/2022		(1)	1,635,262
GNMA	2.674%, $1,969,423 par, due 12/20/2066		(1)	1,989,675
GNMA	2.774%, $3,939,751 par, due 12/20/2066		(1)	3,994,687
GNMA	2.424%, $1,030,730 par, due 10/20/2065		(1)	1,031,014
Goldman Sachs Group Inc/The	2.876%, $677,000 par, due 10/31/2022		(1)	686,606
Goldman Sachs Group Inc/The	3.000%, $2,208,000 par, due 4/26/2022		(1)	2,235,887
Goldman Sachs Group Inc/The	3.625%, $1,513,000 par, due 2/20/2024		(1)	1,588,270

53(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Goldman Sachs Group Inc/The	3.500%, $630,000 par, due 1/23/2025		(1)	$661,382
Goldman Sachs Group Inc/The	5.750%, $920,000 par, due 1/24/2022		(1)	987,634
Goldman Sachs Group Inc/The	5.250%, $500,000 par, due 7/27/2021		(1)	524,710
Goldman Sachs Group Inc/The	2.625%, $209,000 par, due 4/25/2021		(1)	210,824
Goldman Sachs Group Inc/The	3.272%, $610,000 par, due 9/29/2025		(1)	631,535
Government National Mortgage Association	2.494%, $7,353,514 par, due 1/20/2069		(1)	7,387,745
GS Mortgage Securities Trust 2011-GC3	4.753%, $1,443,234 par, due 3/10/2044		(1)	1,464,207
GS Mortgage Securities Trust 2013-GC16	4.271%, $2,004,000 par, due 11/10/2046		(1)	2,136,729
GS Mortgage Securities Trust 2014-GC26	3.629%, $6,460,000 par, due 11/10/2047		(1)	6,819,092
GSMS 2012-GCJ7 A4 9.2-Yr CMBS	3.377%, $2,238,898 par, due 5/10/2045		(1)	2,270,108
Guardian Life Global Funding	2.900%, $840,000 par, due 5/6/2024		(1)	863,444
Guardian Life Global Funding	2.500%, $1,559,000 par, due 5/8/2022		(1)	1,574,959
Guardian Life Global Funding	3.400%, $83,000 par, due 4/25/2023		(1)	86,315
Guardian Life Global Funding	2.000%, $413,000 par, due 4/26/2021		(1)	413,569
Guardian Life Global Funding	1.950%, $1,300,000 par, due 10/27/2021		(1)	1,301,550
Gulfstream Natural Gas System LLC	6.190%, $1,510,000 par, due 11/1/2025		(1)	1,747,712
Halliburton Co	3.800%, $1,721,000 par, due 11/15/2025		(1)	1,835,947
Halliburton Co	3.500%, $407,000 par, due 8/1/2023		(1)	423,368
Healthcare Trust of America Holdings LP	3.500%, $580,000 par, due 8/1/2026		(1)	605,470
Healthpeak Properties Inc	3.500%, $580,000 par, due 7/15/2029		(1)	605,012
Healthpeak Properties Inc	3.250%, $750,000 par, due 7/15/2026		(1)	777,896
Heineken NV	3.500%, $960,000 par, due 1/29/2028		(1)	1,017,508
Helios Leasing I LLC	1.562%, $419,604 par, due 9/28/2024		(1)	415,214
Hewlett Packard Enterprise Co	3.600%, $950,000 par, due 10/15/2020		(1)	960,791
Hewlett Packard Enterprise Co	2.763%, $154,000 par, due 10/5/2021		(1)	154,020
Hexcel Corp	3.950%, $1,430,000 par, due 2/15/2027		(1)	1,492,061
Honda Auto Receivables 2018-2 Owner Trust	3.010%, $2,810,000 par, due 5/18/2022		(1)	2,835,922
HOUSTON TX UTILITY SYS REVENUE	3.973%, $685,000 par, due 11/15/2031		(1)	749,582
HSBC Holdings PLC	3.262%, $1,530,000 par, due 3/13/2023		(1)	1,564,977
HSBC Holdings PLC	3.033%, $940,000 par, due 11/22/2023		(1)	961,934
HSBC Holdings PLC	4.292%, $2,280,000 par, due 9/12/2026		(1)	2,465,651
HSBC Holdings PLC	3.803%, $2,187,000 par, due 3/11/2025		(1)	2,295,926
HSBC Holdings PLC	3.950%, $281,000 par, due 5/18/2024		(1)	295,657
HSBC Holdings PLC	4.583%, $400,000 par, due 6/19/2029		(1)	447,297
Huntington Auto Trust	1.930%, $2,654,785 par, due 4/15/2022		(1)	2,653,455
Huntington National Bank/The	3.550%, $1,511,000 par, due 10/6/2023		(1)	1,585,270
IBM Credit LLC	3.000%, $473,000 par, due 2/6/2023		(1)	486,891
Indiana Finance Authority	1.781%, $500,000 par, due 7/1/2021		(1)	498,860
Ingersoll-Rand Luxembourg Finance SA	3.500%, $1,310,000 par, due 3/21/2026		(1)	1,370,568
Ingredion Inc	3.200%, $600,000 par, due 10/1/2026		(1)	606,692
International Business Machines Corp	3.000%, $4,812,000 par, due 5/15/2024		(1)	4,993,499
International Paper Co	3.000%, $350,000 par, due 2/15/2027		(1)	360,928
Interstate Power & Light Co	3.250%, $870,000 par, due 12/1/2024		(1)	906,075
Iraq Government AID Bond	2.149%, $3,705,000 par, due 1/18/2022		(1)	3,737,326
Jackson National Life Global Funding	3.300%, $971,000 par, due 6/11/2021		(1)	990,587
Jackson National Life Global Funding	2.650%, $1,470,000 par, due 6/21/2024		(1)	1,491,378
John Deere Capital Corp	2.150%, $141,000 par, due 9/8/2022		(1)	142,195
John Deere Capital Corp	3.650%, $522,000 par, due 10/12/2023		(1)	553,215
John Deere Capital Corp	3.450%, $480,000 par, due 1/10/2024		(1)	506,008
John Deere Capital Corp	2.700%, $716,000 par, due 1/6/2023		(1)	732,149
JPMBB Commercial Mortgage Sec Trust 2014-C24	3.639%, $3,400,000 par, due 11/15/2047		(1)	3,590,839
JPMBB Commercial Mortgage Sec Trust 2014-C26	3.494%, $2,245,000 par, due 1/15/2048		(1)	2,357,470
JPMorgan Chase & Co	3.514%, $341,000 par, due 6/18/2022		(1)	348,386
JPMorgan Chase & Co	4.452%, $1,370,000 par, due 12/5/2029		(1)	1,559,185
JPMorgan Chase & Co	2.700%, $314,000 par, due 5/18/2023		(1)	319,713
JPMorgan Chase & Co	4.203%, $810,000 par, due 7/23/2029		(1)	904,195
JPMorgan Chase & Co	3.797%, $121,000 par, due 7/23/2024		(1)	127,540
JPMorgan Chase & Co	3.125%, $800,000 par, due 1/23/2025		(1)	834,910
JPMorgan Chase & Co	3.782%, $770,000 par, due 2/1/2028		(1)	830,356
JPMorgan Chase & Co	3.960%, $890,000 par, due 1/29/2027		(1)	965,944
JPMorgan Chase & Co	3.207%, $610,000 par, due 4/1/2023		(1)	624,547
JPMorgan Chase & Co	2.301%, $1,010,000 par, due 10/15/2025		(1)	1,008,861
JPMorgan Chase & Co	3.559%, $1,240,000 par, due 4/23/2024		(1)	1,292,190
JPMorgan Chase & Co	2.550%, $294,000 par, due 10/29/2020		(1)	295,337
JPMorgan Chase & Co	2.776%, $1,691,000 par, due 4/25/2023		(1)	1,717,703
JPMorgan Chase Comml Mtg Sec Tr	4.166%, $770,000 par, due 12/15/2046		(1)	822,208

54(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
JPMorgan Comm Mtg Sec Tr	3.143%, $2,461,239 par, due 12/15/2047		(1)	$2,525,650
JPMorgan Comm Mtg Sec Tr	4.388%, $1,663,699 par, due 7/15/2046		(1)	1,696,961
JPMorgan Comm Mtg Sec Tr	4.070%, $1,047,473 par, due 11/15/2043		(1)	1,053,041
JPMorgan Comm Mtg Sec Tr	4.717%, $1,082,080 par, due 2/15/2046		(1)	1,100,246
JPMorgan Comm Mtg Sec Tr	3.483%, $1,113,820 par, due 6/15/2045		(1)	1,135,548
Kellogg Co	3.400%, $690,000 par, due 11/15/2027		(1)	721,125
Kentucky Utilities Co	3.250%, $1,115,000 par, due 11/1/2020		(1)	1,123,219
KeyBank NA/Cleveland OH	3.400%, $1,320,000 par, due 5/20/2026		(1)	1,375,068
Kimco Realty Corp	3.400%, $1,300,000 par, due 11/1/2022		(1)	1,343,326
Kimco Realty Corp	2.700%, $330,000 par, due 3/1/2024		(1)	334,192
Kingdom of Jordan Gov AID	2.578%, $1,020,000 par, due 6/30/2022		(1)	1,036,489
KLA Corp	4.100%, $230,000 par, due 3/15/2029		(1)	252,001
Lake Orion Community School District	2.434%, $2,250,000 par, due 5/1/2026		(1)	2,251,980
Lam Research Corp	3.750%, $550,000 par, due 3/15/2026		(1)	589,680
Lam Research Corp	4.000%, $1,180,000 par, due 3/15/2029		(1)	1,299,562
Liberty Property LP	3.750%, $240,000 par, due 4/1/2025		(1)	256,647
Liberty Property LP	3.375%, $414,000 par, due 6/15/2023		(1)	430,406
M&T Bank Corp	2.616%, $560,000 par, due 7/26/2023		(1)	562,561
Magellan Midstream Partners LP	5.000%, $1,005,000 par, due 3/1/2026		(1)	1,134,856
Manufacturers & Traders Trust Co	2.500%, $1,060,000 par, due 5/18/2022		(1)	1,072,475
Marathon Oil Corp	3.850%, $850,000 par, due 6/1/2025		(1)	900,233
Marathon Petroleum Corp	3.400%, $2,280,000 par, due 12/15/2020		(1)	2,305,956
Marsh & McLennan Cos Inc	2.750%, $275,000 par, due 1/30/2022		(1)	279,408
Marsh & McLennan Cos Inc	4.375%, $1,320,000 par, due 3/15/2029		(1)	1,504,986
Marsh & McLennan Cos Inc	3.300%, $1,020,000 par, due 3/14/2023		(1)	1,055,358
Massachusetts Institute of Technology	3.959%, $500,000 par, due 7/1/2038		(1)	565,552
MassMutual Global Funding II	3.400%, $4,845,000 par, due 3/8/2026		(1)	5,107,124
Maxim Integrated Products Inc	3.375%, $1,216,000 par, due 3/15/2023		(1)	1,243,887
Maxim Integrated Products Inc	3.450%, $310,000 par, due 6/15/2027		(1)	319,257
McCormick & Co Inc/MD	2.700%, $734,000 par, due 8/15/2022		(1)	745,682
McCormick & Co Inc/MD	3.150%, $2,220,000 par, due 8/15/2024		(1)	2,305,388
McDonald's Corp	3.350%, $154,000 par, due 4/1/2023		(1)	160,407
MD Comm Dev Admin Housing Rev	3.500%, $385,000 par, due 9/1/2047		(1)	393,740
Medtronic Inc	3.150%, $522,000 par, due 3/15/2022		(1)	536,886
METLIFE SECURITIZATION TRUST 2019-1	3.750%, $2,039,026 par, due 4/25/2058		(1)	2,103,718
Microchip Technology Inc	4.333%, $1,140,000 par, due 6/1/2023		(1)	1,204,352
Mid-America Apartments LP	3.950%, $420,000 par, due 3/15/2029		(1)	458,364
Mill City Mortgage Loan Trust 2017-1	2.750%, $251,633 par, due 11/25/2058		(1)	252,085
Missouri Higher Ed Ln Auth	2.960%, $693,065 par, due 2/25/2036		(1)	688,282
Missouri Higher Ed Ln Auth	2.767%, $439,712 par, due 8/26/2030		(1)	438,670
Mitsubishi UFJ Financial Group Inc	3.407%, $830,000 par, due 3/7/2024		(1)	865,563
Mitsubishi UFJ Financial Group Inc	2.665%, $1,127,000 par, due 7/25/2022		(1)	1,143,698
Mitsubishi UFJ Financial Group Inc	3.455%, $511,000 par, due 3/2/2023		(1)	528,871
Mitsubishi UFJ Financial Group Inc	3.761%, $1,271,000 par, due 7/26/2023		(1)	1,338,971
MMAF Equipment Finance LLC 2014-A	1.590%, $368,469 par, due 2/8/2022		(1)	368,094
MMAF Equipment Finance LLC 2017-A	2.410%, $605,000 par, due 8/16/2024		(1)	607,906
MMAF Equipment Finance LLC 2017-A	2.680%, $2,695,000 par, due 7/16/2027		(1)	2,731,606
MMAF Equipment Finance LLC 2017-B	2.410%, $1,910,000 par, due 11/15/2024		(1)	1,923,599
MMAF Equipment Finance LLC 2018-A	3.390%, $1,250,000 par, due 1/10/2025		(1)	1,281,789
MMAF Equipment Finance LLC 2019-A	2.930%, $1,805,000 par, due 3/10/2026		(1)	1,837,887
MMAF Equipment Finance LLC 2019-B	2.010%, $4,090,000 par, due 12/12/2024		(1)	4,077,857
MO State Higher Ed Std Asst	2.765%, $2,490,891 par, due 5/20/2030		(1)	2,494,418
Mondelez International Holdings Netherlands BV	2.250%, $1,315,000 par, due 9/19/2024		(1)	1,311,503
Mondelez International Inc	3.625%, $780,000 par, due 2/13/2026		(1)	830,535
Mondelez International Inc	3.625%, $1,119,000 par, due 5/7/2023		(1)	1,173,336
Monongahela Power Co	4.100%, $2,137,000 par, due 4/15/2024		(1)	2,289,597
Morgan Stanley	3.750%, $500,000 par, due 2/25/2023		(1)	523,605
Morgan Stanley	2.720%, $540,000 par, due 7/22/2025		(1)	546,827
Morgan Stanley	2.750%, $517,000 par, due 5/19/2022		(1)	526,547
Morgan Stanley	4.431%, $610,000 par, due 1/23/2030		(1)	689,956
Morgan Stanley	3.950%, $600,000 par, due 4/23/2027		(1)	643,744
Morgan Stanley	3.700%, $1,000,000 par, due 10/23/2024		(1)	1,062,304
Morgan Stanley	3.625%, $2,465,000 par, due 1/20/2027		(1)	2,624,767
Morgan Stanley	3.125%, $570,000 par, due 1/23/2023		(1)	586,009
Morgan Stanley	3.875%, $83,000 par, due 4/29/2024		(1)	88,235
Morgan Stanley BAML Trust	3.176%, $2,400,000 par, due 8/15/2045		(1)	2,451,118

55(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Morgan Stanley BAML Trust	3.102%, $2,170,000 par, due 5/15/2046		(1)	$2,223,807
Morgan Stanley BAML Trust	2.858%, $1,754,529 par, due 11/15/2045		(1)	1,779,681
Morgan Stanley BAML Trust 2014 C19	3.526%, $3,020,000 par, due 12/15/2047		(1)	3,170,961
Morgan Stanley BAML Trust 2014-C15	4.051%, $1,155,000 par, due 4/15/2047		(1)	1,228,724
MPLX LP	4.000%, $490,000 par, due 3/15/2028		(1)	507,529
MS State Higher Ed Asst Co	2.472%, $916,589 par, due 10/25/2035		(1)	902,709
National Retail Properties Inc	3.900%, $1,590,000 par, due 6/15/2024		(1)	1,683,797
National Retail Properties Inc	4.300%, $650,000 par, due 10/15/2028		(1)	719,409
Navient Student Loan Trust 2016-6	2.458%, $422,961 par, due 3/25/2066		(1)	423,522
NC State Edu Asst Auth	2.292%, $732,674 par, due 12/26/2039		(1)	721,354
New Hamp Higher Ed Ln Co	2.208%, $246,067 par, due 10/25/2028		(1)	243,001
New York and Presbyterian Hospital/The	3.563%, $875,000 par, due 8/1/2036		(1)	895,859
New York Hospital for Special Surgery	3.737%, $285,000 par, due 4/1/2028		(1)	300,625
New York Life Global Funding	2.250%, $352,000 par, due 7/12/2022		(1)	355,451
New York State Dormitory Authority	2.657%, $1,535,000 par, due 2/15/2028		(1)	1,550,181
New York State Urban Development Corp	3.270%, $1,000,000 par, due 3/15/2027		(1)	1,054,240
New York State Urban Development Corp	2.860%, $230,000 par, due 3/15/2024		(1)	236,976
NextEra Energy Capital Holdings Inc	3.150%, $1,359,000 par, due 4/1/2024		(1)	1,409,393
Norfolk Southern Corp	3.650%, $460,000 par, due 8/1/2025		(1)	492,332
North Carolina Housing Finance Agency	2.870%, $645,000 par, due 7/1/2032		(1)	648,954
North TX Higher Ed Auth	2.708%, $2,434,284 par, due 12/1/2034		(1)	2,429,416
Northern States Power Co/MN	2.600%, $1,965,000 par, due 5/15/2023		(1)	1,995,929
Northern States Power Co/WI	3.300%, $1,100,000 par, due 6/15/2024		(1)	1,146,019
Northrop Grumman Corp	2.930%, $580,000 par, due 1/15/2025		(1)	598,096
Northrop Grumman Corp	3.250%, $1,865,000 par, due 1/15/2028		(1)	1,946,443
Northrop Grumman Corp	2.550%, $391,000 par, due 10/15/2022		(1)	396,928
Northstar Edu Fin Inc	2.492%, $303,924 par, due 12/26/2031		(1)	300,811
NYC Transit Fin Auth Future Tax Rev	3.430%, $1,500,000 par, due 8/1/2026		(1)	1,595,715
NYC Transit Fin Auth Future Tax Rev	3.350%, $1,250,000 par, due 8/1/2025		(1)	1,320,725
Occidental Petroleum Corp	3.200%, $1,140,000 par, due 8/15/2026		(1)	1,153,693
Occidental Petroleum Corp	2.600%, $620,000 par, due 4/15/2022		(1)	624,684
Occidental Petroleum Corp	6.950%, $500,000 par, due 7/1/2024		(1)	589,050
Oncor Electric Delivery Co LLC	2.750%, $2,652,000 par, due 6/1/2024		(1)	2,685,060
Oracle Corp	3.400%, $290,000 par, due 7/8/2024		(1)	306,149
Oracle Corp	2.500%, $212,000 par, due 10/15/2022		(1)	215,933
Oracle Corp	2.950%, $2,220,000 par, due 11/15/2024		(1)	2,307,708
Orlando Health Obligated Group	3.777%, $1,000,000 par, due 10/1/2028		(1)	1,062,203
Overseas Private Investment Corp	2.520%, $986,364 par, due 9/15/2022		(1)	993,483
PA State Higher Ed Asst	2.342%, $159,222 par, due 4/25/2030		(1)	157,187
PACCAR Financial Corp	2.850%, $1,020,000 par, due 3/1/2022		(1)	1,041,369
PacifiCorp	2.950%, $1,850,000 par, due 2/1/2022		(1)	1,886,253
PacifiCorp	3.600%, $1,385,000 par, due 4/1/2024		(1)	1,462,025
PacifiCorp	3.500%, $506,000 par, due 6/15/2029		(1)	546,230
Packaging Corp of America	3.400%, $430,000 par, due 12/15/2027		(1)	450,278
Packaging Corp of America	4.500%, $720,000 par, due 11/1/2023		(1)	773,633
Parker-Hannifin Corp	3.500%, $680,000 par, due 9/15/2022		(1)	705,599
Parker-Hannifin Corp	3.300%, $1,600,000 par, due 11/21/2024		(1)	1,676,269
Parker-Hannifin Corp	2.700%, $884,000 par, due 6/14/2024		(1)	903,139
PECO Energy Co	2.375%, $1,655,000 par, due 9/15/2022		(1)	1,671,449
Petroleos Mexicanos	2.378%, $1,100,000 par, due 4/15/2025		(1)	1,111,693
Petroleos Mexicanos	2.290%, $438,750 par, due 2/15/2024		(1)	442,577
Petroleos Mexicanos	2.000%, $1,057,500 par, due 12/20/2022		(1)	1,057,463
Petroleos Mexicanos	1.950%, $330,000 par, due 12/20/2022		(1)	329,472
PHEAA Student Loan Trust 2016-2	2.742%, $2,049,837 par, due 11/25/2065		(1)	2,029,331
Phillips 66	3.900%, $1,210,000 par, due 3/15/2028		(1)	1,320,052
Phillips 66	4.300%, $700,000 par, due 4/1/2022		(1)	734,822
PNC Bank NA	4.050%, $1,030,000 par, due 7/26/2028		(1)	1,130,594
PNC Bank NA	3.500%, $1,430,000 par, due 6/8/2023		(1)	1,500,167
PNC Bank NA	3.250%, $1,030,000 par, due 6/1/2025		(1)	1,081,034
PPG Industries Inc	2.400%, $1,050,000 par, due 8/15/2024		(1)	1,060,514
Pricoa Global Funding I	2.400%, $3,080,000 par, due 9/23/2024		(1)	3,099,832
ProLogis LP	4.250%, $1,148,000 par, due 8/15/2023		(1)	1,229,510
Providence Health & Services Obligated Group	4.379%, $275,000 par, due 10/1/2023		(1)	297,169
Providence St Joseph Health Obligated Group	2.746%, $1,350,000 par, due 10/1/2026		(1)	1,363,221
Providence St Joseph Health Obligated Group	2.532%, $1,355,000 par, due 10/1/2029		(1)	1,330,557
PSNH Funding LLC 3	3.506%, $900,000 par, due 8/1/2028		(1)	956,147

56(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Public Service Electric & Gas Co	3.250%, $275,000 par, due 9/1/2023		(1)	$286,446
Public Service Electric & Gas Co	2.375%, $2,060,000 par, due 5/15/2023		(1)	2,087,748
Reckitt Benckiser Treasury Services PLC	2.375%, $281,000 par, due 6/24/2022		(1)	283,090
Reckitt Benckiser Treasury Services PLC	2.750%, $1,680,000 par, due 6/26/2024		(1)	1,713,551
RELX Capital Inc	3.500%, $740,000 par, due 3/16/2023		(1)	768,412
RELX Capital Inc	4.000%, $480,000 par, due 3/18/2029		(1)	521,362
RI State Std Ln Authority	2.359%, $2,753,931 par, due 9/1/2036		(1)	2,736,361
Rochester Gas & Electric Corp	3.100%, $2,070,000 par, due 6/1/2027		(1)	2,138,672
Rockwell Collins Inc	3.700%, $1,635,000 par, due 12/15/2023		(1)	1,723,767
Rogers Communications Inc	3.625%, $775,000 par, due 12/15/2025		(1)	826,655
Rogers Communications Inc	3.000%, $545,000 par, due 3/15/2023		(1)	558,569
Rolls-Royce PLC	2.375%, $750,000 par, due 10/14/2020		(1)	752,867
Rolls-Royce PLC	3.625%, $780,000 par, due 10/14/2025		(1)	805,375
Roper Technologies Inc	3.800%, $500,000 par, due 12/15/2026		(1)	537,447
Roper Technologies Inc	2.350%, $340,000 par, due 9/15/2024		(1)	341,950
Roper Technologies Inc	3.650%, $1,303,000 par, due 9/15/2023		(1)	1,368,310
Royal Bank of Canada	3.700%, $3,731,000 par, due 10/5/2023		(1)	3,944,525
Royal Bank of Canada	2.100%, $1,225,000 par, due 10/14/2020		(1)	1,226,416
Royal Bank of Canada	4.650%, $380,000 par, due 1/27/2026		(1)	421,540
Ryder System Inc	3.650%, $1,703,000 par, due 3/18/2024		(1)	1,784,393
San Bernardino Community College District	2.540%, $2,035,000 par, due 8/1/2027		(1)	2,036,201
San Diego Community College District	2.807%, $3,020,000 par, due 8/1/2032		(1)	3,006,259
San Jose Evergreen Community College District	2.440%, $1,100,000 par, due 8/1/2029		(1)	1,081,982
San Jose Redevelopment Agency Successor Agency	3.375%, $1,530,000 par, due 8/1/2034		(1)	1,572,641
San Marcos Consolidated ISD	3.163%, $835,000 par, due 8/1/2026		(1)	873,134
Sanofi	3.375%, $2,304,000 par, due 6/19/2023		(1)	2,415,108
SBA Small Business Investment Cos	3.191%, $859,085 par, due 3/10/2024		(1)	870,350
SBA Small Business Investment Cos	3.015%, $854,752 par, due 9/10/2024		(1)	867,227
SBA Small Business Investment Cos	2.517%, $2,882,399 par, due 3/10/2025		(1)	2,901,325
SBA Small Business Investment Cos	3.548%, $5,320,227 par, due 9/10/2028		(1)	5,530,818
SBA Small Business Investment Cos	2.518%, $3,811,147 par, due 9/10/2027		(1)	3,802,054
SBA Small Business Investment Cos	2.829%, $2,915,128 par, due 9/10/2025		(1)	2,968,606
SBA Small Business Investment Cos	2.507%, $2,623,150 par, due 3/10/2026		(1)	2,631,342
SBA Small Business Investment Cos	2.845%, $8,539,997 par, due 3/10/2027		(1)	8,689,687
SBA Small Business Investment Cos	2.283%, $3,605,000 par, due 9/10/2029		(1)	3,588,677
SBA Small Business Investment Cos	3.113%, $5,495,472 par, due 3/10/2029		(1)	5,698,904
SC State Std Ln Corp	2.990%, $770,000 par, due 10/27/2036		(1)	773,534
SC State Std Ln Corp	2.292%, $212,901 par, due 1/25/2041		(1)	212,512
SC State Std Ln Corp	2.441%, $2,384,094 par, due 5/1/2030		(1)	2,373,909
Schlumberger Finance Canada Ltd	2.650%, $620,000 par, due 11/20/2022		(1)	630,434
Seasoned Credit Risk Transfer Trust Series 2018-3	3.500%, $6,026,567 par, due 8/25/2057		(1)	6,233,158
Seasoned Credit Risk Transfer Trust Series 2019-1	4.000%, $2,288,895 par, due 7/25/2058		(1)	2,408,126
Seasoned Credit Risk Transfer Trust Series 2019-2	4.000%, $2,872,313 par, due 8/25/2058		(1)	3,038,594
Sempra Energy	2.900%, $456,000 par, due 2/1/2023		(1)	465,069
Sequoia Union High School District	5.932%, $1,000,000 par, due 7/1/2025		(1)	1,195,120
Shell International Finance BV	3.250%, $395,000 par, due 5/11/2025		(1)	418,690
Shell International Finance BV	3.500%, $1,976,000 par, due 11/13/2023		(1)	2,082,329
Shell International Finance BV	3.400%, $685,000 par, due 8/12/2023		(1)	718,370
Sherwin-Williams Co/The	3.300%, $911,000 par, due 2/1/2025		(1)	925,381
Sherwin-Williams Co/The	2.750%, $247,000 par, due 6/1/2022		(1)	251,323
Sherwin-Williams Co/The	3.450%, $860,000 par, due 6/1/2027		(1)	910,000
Shire Acquisitions Investments Ireland DAC	2.400%, $750,000 par, due 9/23/2021		(1)	754,266
Siemens Financieringsmaatschappij NV	2.900%, $1,230,000 par, due 5/27/2022		(1)	1,258,078
Simon Property Group LP	3.375%, $1,000,000 par, due 10/1/2024		(1)	1,053,237
Simon Property Group LP	2.000%, $1,620,000 par, due 9/13/2024		(1)	1,612,237
SMALL BUSINESS ADMINISTRATION	2.130%, $677,459 par, due 1/1/2033		(1)	670,057
Sonoma County Junior College District	2.539%, $2,125,000 par, due 8/1/2027		(1)	2,101,476
Southern California Edison Co	2.400%, $570,000 par, due 2/1/2022		(1)	572,973
South-Western City School District	2.237%, $3,540,000 par, due 12/1/2025		(1)	3,545,522
Stanley Black & Decker Inc	3.400%, $1,630,000 par, due 3/1/2026		(1)	1,723,846
State of Delaware	4.550%, $1,000,000 par, due 7/1/2029		(1)	1,155,570
State of New York	2.260%, $4,380,000 par, due 2/15/2026		(1)	4,369,006
State of Oregon	1.967%, $1,620,000 par, due 11/1/2026		(1)	1,579,808
State of Oregon	5.902%, $1,250,000 par, due 8/1/2038		(1)	1,662,325
State of Texas	2.831%, $1,250,000 par, due 10/1/2025		(1)	1,306,338
State of Texas	4.631%, $1,250,000 par, due 4/1/2033		(1)	1,451,738
57(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
State of Texas	2.704%, $2,410,000 par, due 4/1/2031		(1)	$2,423,641
State of Utah	4.554%, $270,000 par, due 7/1/2024		(1)	285,846
State of Utah	3.539%, $2,410,000 par, due 7/1/2025		(1)	2,530,789
State of Washington	5.040%, $1,000,000 par, due 8/1/2031		(1)	1,182,120
State of Wisconsin	2.501%, $3,885,000 par, due 5/1/2032		(1)	3,834,378
State Street Corp	2.653%, $2,470,000 par, due 5/15/2023		(1)	2,504,400
State Street Corp	3.776%, $567,000 par, due 12/3/2024		(1)	600,062
Student Loan Corp	2.492%, $582,706 par, due 7/25/2036		(1)	576,065
Student Loan Corp	2.740%, $717,861 par, due 4/25/2037		(1)	712,779
Sumitomo Mitsui Financial Group Inc	3.936%, $2,467,000 par, due 10/16/2023		(1)	2,617,448
Sutter Health	3.695%, $750,000 par, due 8/15/2028		(1)	803,785
Tagua Leasing LLC	1.732%, $2,957,467 par, due 9/18/2024		(1)	2,940,213
Tamalpais Union High School District	2.265%, $3,295,000 par, due 8/1/2026		(1)	3,292,759
Tayarra Ltd	3.628%, $424,499 par, due 2/15/2022		(1)	432,773
Teva Pharmaceutical Finance Netherlands III BV	2.200%, $1,280,000 par, due 7/21/2021		(1)	1,239,616
Texas A&M University	3.477%, $1,000,000 par, due 5/15/2031		(1)	1,055,220
Texas A&M University	3.256%, $750,000 par, due 5/15/2029		(1)	782,685
Texas Transportation Commission State Highway Fnd	5.178%, $1,200,000 par, due 4/1/2030		(1)	1,444,596
Toronto-Dominion Bank/The	3.350%, $430,000 par, due 10/22/2021		(1)	441,415
Toronto-Dominion Bank/The	1.950%, $1,000,000 par, due 4/2/2020		(1)	1,000,251
Toronto-Dominion Bank/The	2.250%, $1,331,000 par, due 3/15/2021		(1)	1,337,047
Toronto-Dominion Bank/The	3.250%, $1,908,000 par, due 3/11/2024		(1)	1,997,976
Total Capital Canada Ltd	2.750%, $473,000 par, due 7/15/2023		(1)	485,204
Total Capital International SA	2.700%, $1,609,000 par, due 1/25/2023		(1)	1,644,221
Total Capital International SA	3.700%, $793,000 par, due 1/15/2024		(1)	843,248
Total Capital International SA	2.434%, $250,000 par, due 1/10/2025		(1)	253,176
Towd Point Mortgage Trust 2015-6	3.500%, $302,285 par, due 4/25/2055		(1)	306,216
Towd Point Mortgage Trust 2016-1	2.750%, $405,417 par, due 2/25/2055		(1)	405,607
Towd Point Mortgage Trust 2016-3	2.250%, $850,806 par, due 4/25/2056		(1)	848,678
Towd Point Mortgage Trust 2016-4	2.250%, $119,639 par, due 7/25/2056		(1)	118,925
Towd Point Mortgage Trust 2017-1	2.750%, $1,826,681 par, due 10/25/2056		(1)	1,839,145
Towd Point Mortgage Trust 2017-5	2.392%, $164,222 par, due 2/25/2057		(1)	163,816
Towd Point Mortgage Trust 2017-6	2.750%, $166,701 par, due 10/25/2057		(1)	167,708
Towd Point Mortgage Trust 2019-4	2.900%, $7,140,255 par, due 10/25/2059		(1)	7,181,311
Towd Point Mortgage Trust 2019-HY1	2.792%, $2,144,003 par, due 10/25/2048		(1)	2,148,654
Towd Point Mortgage Trust 2019-HY2	2.792%, $1,970,538 par, due 5/25/2058		(1)	1,977,102
Toyota Auto Loan Extended Note Trust 2019-1	2.560%, $3,255,000 par, due 11/25/2031		(1)	3,305,049
Toyota Motor Corp	2.358%, $690,000 par, due 7/2/2024		(1)	699,777
Toyota Motor Corp	3.419%, $495,000 par, due 7/20/2023		(1)	518,081
Toyota Motor Credit Corp	2.800%, $575,000 par, due 7/13/2022		(1)	588,564
Toyota Motor Credit Corp	3.450%, $1,960,000 par, due 9/20/2023		(1)	2,062,694
Trinity Health	3.084%, $2,235,000 par, due 12/1/2034		(1)	2,226,552
Truist Bank	3.200%, $1,935,000 par, due 4/1/2024		(1)	2,013,368
Truist Bank	2.625%, $385,000 par, due 1/15/2022		(1)	390,166
Truist Bank	2.150%, $1,390,000 par, due 12/6/2024		(1)	1,387,807
Truist Financial Corp	3.050%, $760,000 par, due 6/20/2022		(1)	778,993
Truist Financial Corp	2.625%, $1,150,000 par, due 6/29/2020		(1)	1,153,095
Truist Financial Corp	2.850%, $680,000 par, due 10/26/2024		(1)	702,585
Truist Financial Corp	2.700%, $226,000 par, due 1/27/2022		(1)	229,127
Truist Financial Corp	4.000%, $390,000 par, due 5/1/2025		(1)	422,875
Tyco Electronics Group SA	3.500%, $1,989,000 par, due 2/3/2022		(1)	2,045,706
UBS Commercial Mortgage Trust 2012-C1	3.400%, $556,656 par, due 5/10/2045		(1)	567,792
UBS Group AG	2.650%, $500,000 par, due 2/1/2022		(1)	505,142
UBS Group AG	3.491%, $1,850,000 par, due 5/23/2023		(1)	1,903,909
UBS Group AG	2.859%, $340,000 par, due 8/15/2023		(1)	345,452
UBS-Barclays Commercial Mortgage Trust 2012-C4	2.850%, $4,770,000 par, due 12/10/2045		(1)	4,848,080
UDR Inc	3.750%, $1,500,000 par, due 7/1/2024		(1)	1,585,001
UDR Inc	4.000%, $930,000 par, due 10/1/2025		(1)	1,004,490
Unilever Capital Corp	3.250%, $720,000 par, due 3/7/2024		(1)	754,471
Unilever Capital Corp	2.200%, $858,000 par, due 5/5/2022		(1)	864,241
Union Electric Co	2.950%, $850,000 par, due 6/15/2027		(1)	876,058
Union Pacific Corp	3.500%, $457,000 par, due 6/8/2023		(1)	479,077
Union Pacific Corp	3.150%, $116,000 par, due 3/1/2024		(1)	120,766
Union Pacific Corp	2.950%, $481,000 par, due 1/15/2023		(1)	493,042
Union Pacific Corp	3.750%, $2,160,000 par, due 7/15/2025		(1)	2,316,062
United States Small Business Administration	3.230%, $1,095,228 par, due 2/1/2034		(1)	1,135,987

58(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
United States Small Business Administration	5.540%, $99,907 par, due 9/1/2026		(1)	$105,565
United States Small Business Administration	5.600%, $437,539 par, due 9/1/2028		(1)	471,456
United States Small Business Administration	3.210%, $1,041,271 par, due 3/1/2034		(1)	1,081,906
United States Small Business Administration	5.630%, $499,071 par, due 10/1/2028		(1)	538,507
United States Small Business Administration	3.370%, $2,671,835 par, due 10/1/2033		(1)	2,762,511
United States Small Business Administration	2.840%, $3,005,733 par, due 4/1/2037		(1)	3,070,840
United States Small Business Administration	2.850%, $2,578,312 par, due 10/1/2037		(1)	2,624,445
United States Small Business Administration	2.810%, $3,335,236 par, due 6/1/2037		(1)	3,403,191
United States Small Business Administration	2.810%, $628,885 par, due 12/1/2036		(1)	643,407
United States Small Business Administration	5.680%, $179,578 par, due 6/1/2028		(1)	194,191
United States Small Business Administration	2.780%, $3,053,149 par, due 12/1/2037		(1)	3,111,819
United States Small Business Administration	2.980%, $1,596,169 par, due 6/1/2035		(1)	1,643,029
United States Small Business Administration	5.340%, $22,987 par, due 11/1/2021		(1)	23,448
United States Small Business Administration	5.510%, $266,731 par, due 11/1/2027		(1)	288,576
United States Small Business Administration	5.310%, $306,157 par, due 5/1/2027		(1)	326,533
United States Small Business Administration	6.770%, $172,058 par, due 11/1/2028		(1)	188,567
United States Small Business Administration	2.800%, $1,672,934 par, due 1/1/2037		(1)	1,703,656
United States Small Business Administration	5.720%, $1,444,259 par, due 1/1/2029		(1)	1,560,795
United States Small Business Administration	2.880%, $1,117,621 par, due 7/1/2035		(1)	1,141,001
United States Small Business Administration	2.980%, $1,360,458 par, due 7/1/2037		(1)	1,399,157
United States Small Business Administration	3.150%, $1,811,885 par, due 7/1/2033		(1)	1,860,224
United States Treasury Note/Bond	1.500%, $1,500,000 par, due 11/30/2024		(1)	1,487,871
United States Treasury Note/Bond	2.750%, $800,000 par, due 6/30/2025		(1)	842,687
United States Treasury Note/Bond	2.250%, $8,000,000 par, due 4/30/2021		(1)	8,067,504
United States Treasury Note/Bond	3.000%, $2,000,000 par, due 10/31/2025		(1)	2,137,578
United States Treasury Note/Bond	2.250%, $4,000,000 par, due 4/30/2024		(1)	4,096,248
United States Treasury Note/Bond	2.375%, $2,000,000 par, due 4/30/2026		(1)	2,070,468
United States Treasury Note/Bond	1.500%, $13,250,000 par, due 10/31/2021		(1)	13,231,887
United States Treasury Note/Bond	1.500%, $26,000,000 par, due 9/30/2021		(1)	25,960,402
United States Treasury Note/Bond	3.125%, $6,500,000 par, due 11/15/2028		(1)	7,151,774
United States Treasury Note/Bond	2.875%, $2,000,000 par, due 11/30/2025		(1)	2,124,922
United States Treasury Note/Bond	2.125%, $2,250,000 par, due 5/31/2026		(1)	2,295,439
United States Treasury Note/Bond	2.125%, $2,175,000 par, due 11/30/2024		(1)	2,219,435
United States Treasury Note/Bond	2.875%, $11,650,000 par, due 5/31/2025		(1)	12,340,356
United States Treasury Note/Bond	1.750%, $6,915,000 par, due 11/15/2029		(1)	6,816,136
United States Treasury Note/Bond	1.500%, $12,760,000 par, due 9/15/2022		(1)	12,730,588
United States Treasury Note/Bond	2.125%, $270,000 par, due 3/31/2024		(1)	275,020
United States Treasury Note/Bond	1.750%, $21,300,000 par, due 7/31/2024		(1)	21,368,224
United States Treasury Note/Bond	2.750%, $650,000 par, due 2/28/2025		(1)	683,617
United States Treasury Note/Bond	2.375%, $3,500,000 par, due 2/29/2024		(1)	3,599,806
United States Treasury Note/Bond	2.625%, $20,100,000 par, due 2/15/2029		(1)	21,316,995
United States Treasury Note/Bond	2.875%, $10,000,000 par, due 7/31/2025		(1)	10,604,300
United Technologies Corp	2.800%, $1,030,000 par, due 5/4/2024		(1)	1,058,782
UnitedHealth Group Inc	3.500%, $1,405,000 par, due 6/15/2023		(1)	1,472,055
UnitedHealth Group Inc	3.350%, $1,300,000 par, due 7/15/2022		(1)	1,346,561
UnitedHealth Group Inc	3.500%, $1,310,000 par, due 2/15/2024		(1)	1,383,006
University of Arkansas	2.550%, $3,265,000 par, due 11/1/2028		(1)	3,298,499
University of California	3.349%, $1,170,000 par, due 7/1/2029		(1)	1,245,032
University of Colorado	2.447%, $1,560,000 par, due 6/1/2026		(1)	1,576,879
University of Nebraska Facilities Corp	2.265%, $3,325,000 par, due 10/1/2027		(1)	3,282,241
University of North Carolina at Chapel Hill	3.327%, $500,000 par, due 12/1/2036		(1)	525,225
UNIVERSITY OF PENNSYLVANIA	2.942%, $1,500,000 par, due 8/15/2039		(1)	1,464,330
US Bancorp	2.400%, $980,000 par, due 7/30/2024		(1)	993,642
US Bank NA/Cincinnati OH	2.800%, $540,000 par, due 1/27/2025		(1)	558,424
US Bank NA/Cincinnati OH	3.400%, $2,818,000 par, due 7/24/2023		(1)	2,944,342
US Bank NA/Cincinnati OH	2.050%, $734,000 par, due 10/23/2020		(1)	734,945
USAA Capital Corp	2.450%, $1,194,000 par, due 8/1/2020		(1)	1,198,270
Ventas Realty LP	2.650%, $200,000 par, due 1/15/2025		(1)	201,509
Ventas Realty LP	3.500%, $721,000 par, due 2/1/2025		(1)	753,019
Ventas Realty LP	3.100%, $1,103,000 par, due 1/15/2023		(1)	1,129,036
Ventas Realty LP	4.400%, $1,370,000 par, due 1/15/2029		(1)	1,507,811
Verizon Communications Inc	3.376%, $1,476,000 par, due 2/15/2025		(1)	1,563,540
Verizon Communications Inc	2.625%, $530,000 par, due 8/15/2026		(1)	538,266
Verizon Communications Inc	4.125%, $460,000 par, due 3/16/2027		(1)	510,710
Verizon Communications Inc	3.500%, $970,000 par, due 11/1/2024		(1)	1,028,658
Verizon Owner Trust 2017-1	2.060%, $286,070 par, due 9/20/2021		(1)	286,086

59(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
		Description of investment, including
		maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party		collateral, par, or maturing value	shares	Cost	Current value
	Verizon Owner Trust 2017-3	2.060%, $929,067 par, due 4/20/2022		(1)	$929,372
	Verizon Owner Trust 2018-A	3.230%, $3,463,000 par, due 4/20/2023		(1)	3,521,649
	Verizon Owner Trust 2019-A	2.930%, $2,811,000 par, due 9/20/2023		(1)	2,856,968
	Verizon Owner Trust 2019-C	1.940%, $7,415,000 par, due 4/22/2024		(1)	7,408,000
	Vermont Std Asst Corp	2.402%, $2,248,105 par, due 7/28/2034		(1)	2,244,081
	Virginia Housing Development Authority	3.100%, $576,095 par, due 6/25/2041		(1)	585,716
	VIRGINIA STATE RESOURCES AUTHORITY	2.450%, $2,755,000 par, due 11/1/2027		(1)	2,758,609
	Vodafone Group PLC	4.125%, $880,000 par, due 5/30/2025		(1)	955,920
	Volkswagen Group of America Finance LLC	2.400%, $430,000 par, due 5/22/2020		(1)	430,570
	Volkswagen Group of America Finance LLC	2.850%, $590,000 par, due 9/26/2024		(1)	599,363
	Vornado Realty LP	3.500%, $2,020,000 par, due 1/15/2025		(1)	2,101,727
	Waste Management Inc	2.400%, $410,000 par, due 5/15/2023		(1)	414,221
	WEC Energy Group Inc	2.450%, $1,505,000 par, due 6/15/2020		(1)	1,506,552
	WEC Energy Group Inc	3.100%, $77,000 par, due 3/8/2022		(1)	78,649
*	Wells Fargo Commercial Mortgage Trust 2013-LC12	4.218%, $743,000 par, due 7/15/2046		(1)	788,219
	Welltower Inc	3.950%, $700,000 par, due 9/1/2023		(1)	738,849
	Welltower Inc	3.625%, $308,000 par, due 3/15/2024		(1)	323,623
	Welltower Inc	4.125%, $2,191,000 par, due 3/15/2029		(1)	2,388,321
	West Haymarket Joint Public Agency	5.400%, $1,250,000 par, due 12/15/2030		(1)	1,507,563
	Westpac Banking Corp	3.300%, $2,018,000 par, due 2/26/2024		(1)	2,104,574
	WFRBS Commercial Mortgage Trust 2013-C11	3.071%, $3,600,000 par, due 3/15/2045		(1)	3,683,084
	WFRBS Commercial Mortgage Trust 2013-C12	3.198%, $3,700,000 par, due 3/15/2048		(1)	3,802,475
	WFRBS Commercial Mortgage Trust 2013-C17	4.023%, $468,000 par, due 12/15/2046		(1)	496,227
	WFRBS Commercial Mortgage Trust 2013-UBS1	4.079%, $1,135,000 par, due 3/15/2046		(1)	1,206,435
	WFRBS Commercial Mortgage Trust 2014-C20	3.995%, $3,274,000 par, due 5/15/2047		(1)	3,487,092
	Wisconsin Electric Power Co	2.050%, $1,920,000 par, due 12/15/2024		(1)	1,919,140
	WISCONSIN ST GEN FUND APPROP	5.700%, $1,500,000 par, due 5/1/2026		(1)	1,684,305
	WRKCo Inc	3.900%, $920,000 par, due 6/1/2028		(1)	976,305
	WRKCo Inc	4.650%, $330,000 par, due 3/15/2026		(1)	363,228
	WRKCo Inc	3.000%, $1,260,000 par, due 9/15/2024		(1)	1,285,858
*	Wells Fargo/BlackRock Short Term Investment Fund S	15,876,271 units		(1)	15,876,271
					1,322,360,914
		Accrued income			7,533,977
		Payable for securities purchased on a forward commitment basis			(2,648,516)
		Payable for investment payments due			(1,535,000)
		Receivables for investment payments due			105,808
		Adjustment from fair value to current value			(24,570,395)
		Total			1,301,246,788
	Prudential Insurance Company of America	2.72%
	Massachusetts Mutual Life Ins. Co.	2.62%
	ABBVIE INC	2.950%, $1,175,000 par, due 11/21/2026		(1)	1,196,338
	ABBVIE INC	4.250%, $940,000 par, due 11/14/2028		(1)	1,039,725
	AEP TEXAS CENTRAL TRANS	5.306%, $204,761 par, due 07/01/2021		(1)	206,250
	American Electric Power	3.650%, $335,000 par, due 12/01/2021		(1)	345,633
	American Express	2.500%, $950,000 par, due 08/01/2022		(1)	961,353
	American Honda Finance	1.950%, $910,000 par, due 05/20/2022		(1)	913,303
	American Honda Finance	2.050%, $825,000 par, due 01/10/2023		(1)	828,160
	American International Group	3.900%, $690,000 par, due 04/01/2026		(1)	741,164
	Amgen Incorporated	3.875%, $1,040,000 par, due 11/15/2021		(1)	1,072,833
	ANHEUSER-BUSCH CO/INBEV	3.650%, $725,000 par, due 02/01/2026		(1)	773,256
	ANHEUSER-BUSCH INBEV WOR	4.150%, $785,000 par, due 01/23/2025		(1)	855,548
	ANTHEM INC	2.500%, $220,000 par, due 11/21/2020		(1)	220,979
	Apple Inc.	2.750%, $1,245,000 par, due 01/13/2025		(1)	1,286,521
	ASTRAZENECA PLC	3.500%, $955,000 par, due 08/17/2023		(1)	999,446
	AT&T INC	3.400%, $555,000 par, due 05/15/2025		(1)	581,235
	AT&T INC	3.550%, $655,000 par, due 06/01/2024		(1)	688,877
	AT&T INC	4.350%, $885,000 par, due 03/01/2029		(1)	984,571
	BAE SYSTEMS PLC	4.750%, $845,000 par, due 10/11/2021		(1)	882,112
	BANK OF AMERICA CORP	4.100%, $500,000 par, due 07/24/2023		(1)	533,345
	Bank of America Funding Corp	2.456%, $415,000 par, due 10/22/2025		(1)	417,776
	Bank of America Funding Corp	3.194%, $265,000 par, due 07/23/2030		(1)	274,164
	Bank of America Funding Corp	3.300%, $625,000 par, due 01/11/2023		(1)	646,175
	Bank of America Funding Corp	3.419%, $650,000 par, due 12/20/2028		(1)	682,591
	Bank of America Funding Corp	3.559%, $1,150,000 par, due 04/23/2027		(1)	1,215,608
	Bank of America Funding Corp	3.864%, $670,000 par, due 07/23/2024		(1)	705,095
	Bank of America Funding Corp	4.000%, $245,000 par, due 01/22/2025		(1)	261,342

60(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Bank of America Funding Corp	4.450%, $735,000 par, due 03/03/2026		(1)	$807,258
BANK OF MONTREAL	2.900%, $950,000 par, due 03/26/2022		(1)	968,601
Bank of Nova Scotia	2.000%, $640,000 par, due 11/15/2022		(1)	641,030
Bank of Nova Scotia	3.125%, $375,000 par, due 04/20/2021		(1)	380,925
BANK OF NY MELLON CORP	2.100%, $1,310,000 par, due 10/24/2024		(1)	1,311,716
BB&T CORPORATION	2.200%, $1,235,000 par, due 03/16/2023		(1)	1,243,200
BB&T CORPORATION	2.750%, $765,000 par, due 04/01/2022		(1)	778,556
BG ENERGY CAPITAL PLC	4.000%, $595,000 par, due 10/15/2021		(1)	614,677
Biogen Idec Inc	3.625%, $135,000 par, due 09/15/2022		(1)	140,513
Boeing Co	2.700%, $480,000 par, due 02/01/2027		(1)	486,677
BOSTON GAS COMPANY	3.001%, $365,000 par, due 08/01/2029		(1)	373,720
BOSTON PROPERTIES LP	3.400%, $1,105,000 par, due 06/21/2029		(1)	1,154,659
BP CAP MARKETS AMERICA	3.216%, $925,000 par, due 11/28/2023		(1)	963,804
Bristol-Meyers Squibb	3.200%, $560,000 par, due 06/15/2026		(1)	588,347
Capital One Financial Corp	2.400%, $570,000 par, due 10/30/2020		(1)	571,767
CATERPILLAR FINL SERVICE	2.850%, $770,000 par, due 05/17/2024		(1)	796,249
CHEVRON CORP	2.895%, $115,000 par, due 03/03/2024		(1)	119,207
CITIBANK N	2.499%, $765,000 par, due 05/20/2022		(1)	767,869
Citigroup Incorporated	3.142%, $1,410,000 par, due 01/24/2023		(1)	1,437,622
Citigroup Incorporated	3.200%, $1,135,000 par, due 10/21/2026		(1)	1,177,665
Citigroup Incorporated	3.352%, $680,000 par, due 04/24/2025		(1)	707,751
Citigroup Incorporated	3.700%, $690,000 par, due 01/12/2026		(1)	735,975
Citigroup Incorporated	4.600%, $1,205,000 par, due 03/09/2026		(1)	1,326,886
Comcast Corporation	3.000%, $1,080,000 par, due 02/01/2024		(1)	1,119,431
Comcast Corporation	3.950%, $915,000 par, due 10/15/2025		(1)	998,640
CREDIT SUISSE GROUP AG	4.207%, $1,350,000 par, due 06/12/2024		(1)	1,428,098
CVS Health Corp	3.875%, $130,000 par, due 07/20/2025		(1)	138,464
CVS Health Corp	4.000%, $825,000 par, due 12/05/2023		(1)	873,098
CVS Health Corp	4.780%, $740,000 par, due 03/25/2038		(1)	841,284
DAIMLER FINANCE NA LLC	2.300%, $210,000 par, due 01/06/2020		(1)	209,996
DAIMLER FINANCE NA LLC	2.700%, $1,215,000 par, due 06/14/2024		(1)	1,225,874
DAIMLER FINANCE NA LLC	3.350%, $535,000 par, due 05/04/2021		(1)	543,346
Deutshe Telekom Int Fin	2.820%, $545,000 par, due 01/19/2022		(1)	553,170
Dominion Resources Inc	2.750%, $465,000 par, due 01/15/2022		(1)	471,729
Dow Chemical	3.000%, $65,000 par, due 11/15/2022		(1)	66,469
Dow Chemical	3.625%, $615,000 par, due 05/15/2026		(1)	647,214
DOWDUPONT INC	4.493%, $1,255,000 par, due 11/15/2025		(1)	1,382,244
DTE Energy Company	2.529%, $590,000 par, due 10/01/2024		(1)	592,879
DTE Energy Company	2.600%, $255,000 par, due 06/15/2022		(1)	256,788
DTE Energy Company	3.850%, $950,000 par, due 12/01/2023		(1)	997,177
DUKE ENERGY FLORIDA LLC	3.200%, $475,000 par, due 01/15/2027		(1)	496,741
EMD FINANCE	2.400%, $1,025,000 par, due 03/19/2020		(1)	1,025,318
ERP Operating LP	3.000%, $490,000 par, due 07/01/2029		(1)	507,601
EVERSOURCE ENERGY	2.750%, $1,110,000 par, due 03/15/2022		(1)	1,126,606
Exelon Corporation	3.950%, $1,050,000 par, due 06/15/2025		(1)	1,129,653
Exelon Generation Co. LLC	2.950%, $730,000 par, due 01/15/2020		(1)	730,124
Fannie Mae ARM Pool	5.000%, $108,061 par, due 12/01/2048		(1)	116,030
Fannie Mae Pool	3.500%, $1,519,236 par, due 09/01/2049		(1)	1,567,851
Fannie Mae Pool	3.500%, $171,366 par, due 05/01/2049		(1)	176,629
Fannie Mae Pool	3.500%, $348,516 par, due 10/01/2049		(1)	359,125
Fannie Mae Pool	3.500%, $436,791 par, due 07/01/2049		(1)	450,165
Fannie Mae Pool	4.000%, $1,058,919 par, due 05/01/2049		(1)	1,103,573
Fannie Mae Pool	4.000%, $1,772,056 par, due 05/01/2049		(1)	1,849,389
Fannie Mae Pool	4.000%, $206,466 par, due 11/01/2048		(1)	215,264
Fannie Mae Pool	4.000%, $400,623 par, due 05/01/2049		(1)	416,580
Fannie Mae Pool	4.000%, $607,705 par, due 11/01/2048		(1)	632,621
Fannie Mae Pool	4.000%, $621,300 par, due 06/01/2049		(1)	648,383
Fannie Mae Pool	4.000%, $69,669 par, due 09/01/2049		(1)	72,614
Fannie Mae Pool	4.000%, $839,954 par, due 08/01/2049		(1)	875,434
Fannie Mae Pool	4.500%, $1,910,917 par, due 02/01/2049		(1)	2,010,647
Fannie Mae Pool	4.500%, $100,361 par, due 04/01/2049		(1)	106,768
Fannie Mae Pool	4.500%, $130,226 par, due 01/01/2049		(1)	136,982
Fannie Mae Pool	4.500%, $3,823,565 par, due 05/01/2049		(1)	4,033,594
Fannie Mae Pool	4.500%, $394,901 par, due 11/01/2048		(1)	417,671
Fannie Mae Pool	4.500%, $405,815 par, due 07/01/2048		(1)	428,589
Fannie Mae Pool	5.000%, $678,017 par, due 05/01/2048		(1)	725,567

61(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
	Description of investment, including
	maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	shares	Cost	Current value
Fannie Mae Pool	4.000%, $558,496 par, due 09/01/2049		(1)	$585,521
FANNIE MAE	3.500%, $552,217 par, due 09/01/2049		(1)	569,705
Fannie Mae	5.000%, $124,493 par, due 03/01/2049		(1)	133,439
Fannie Mae	5.000%, $2,509,859 par, due 05/01/2049		(1)	2,683,642
Federal Express Corporation	4.050%, $160,000 par, due 02/15/2048		(1)	154,597
FHLMC MULTIFAMILY STRUCTURED P	2.700%, $155,000 par, due 10/25/2025		(1)	158,625
FHLMC MULTIFAMILY STRUCTURED P	2.735%, $465,000 par, due 09/25/2025		(1)	476,146
FNMA	4.000%, $978,366 par, due 05/01/2049		(1)	1,016,630
Freddie 55 -UMBS	4.000%, $254,752 par, due 05/01/2049		(1)	265,108
Freddie 55- UMBS	4.000%, $342,282 par, due 05/01/2049		(1)	356,169
Freddie 55 -UMBS	4.000%, $84,582 par, due 05/01/2049		(1)	88,118
Freddie Mac 55 - UBMS	3.500%, $292,555 par, due 09/01/2049		(1)	301,870
Freddie Mac 55-UMBS	5.000%, $262,641 par, due 06/01/2049		(1)	280,501
Freddie Mac Gold Pool	4.000%, $1,105,952 par, due 03/01/2049		(1)	1,153,220
Freddie Mac Pool	4.000%, $1,379,430 par, due 09/01/2049		(1)	1,435,904
Freddie Mac-55 UMBS	3.500%, $212,294 par, due 07/01/2049		(1)	219,168
Freddie Mac-55 UMBS	4.000%, $183,039 par, due 07/01/2049		(1)	191,030
GOLDMAN SACHS GROUP INC	2.350%, $610,000 par, due 11/15/2021		(1)	612,422
Goldman Sachs Group Inc	2.905%, $2,200,000 par, due 07/24/2023		(1)	2,239,710
Goldman Sachs Group Inc	4.000%, $1,095,000 par, due 03/03/2024		(1)	1,166,876
Goldman Sachs Group Inc	5.750%, $680,000 par, due 01/24/2022		(1)	729,994
Goldman Sachs Group Inc.	3.750%, $945,000 par, due 02/25/2026		(1)	1,000,301
GUARDIAN LIFE GLOB FUND	1.950%, $560,000 par, due 10/27/2021		(1)	560,666
HERTZ 2015-3A	2.670%, $1,180,000 par, due 12/26/2025		(1)	1,176,330
Honda Auto Receivables Owner T	1.850%, $395,000 par, due 08/15/2025		(1)	393,215
HSBC Holdings PLC	3.600%, $1,720,000 par, due 05/25/2023		(1)	1,794,459
HSBC Holdings PLC	4.000%, $600,000 par, due 03/30/2022		(1)	625,308
HSBC Holdings PLC	4.300%, $200,000 par, due 03/08/2026		(1)	217,812
HSBC Holdings PLC	4.583%, $755,000 par, due 06/19/2029		(1)	844,271
John Deere Capital	1.950%, $510,000 par, due 06/13/2022		(1)	511,086
John Deere Capital	2.600%, $400,000 par, due 03/07/2024		(1)	409,188
JP Morgan Chase & Company	2.700%, $300,000 par, due 05/18/2023		(1)	305,460
JP Morgan Chase & Company	3.900%, $1,680,000 par, due 07/15/2025		(1)	1,814,534
JPMORGAN CHASE & CO	2.776%, $1,570,000 par, due 04/25/2023		(1)	1,594,790
JPMORGAN CHASE & CO	3.797%, $720,000 par, due 07/23/2024		(1)	758,916
JPMORGAN CHASE & CO	4.023%, $645,000 par, due 12/05/2024		(1)	687,873
JPMORGAN CHASE & CO	4.452%, $850,000 par, due 12/05/2029		(1)	967,377
KEURIG DR PEPPER INC	4.417%, $750,000 par, due 05/25/2025		(1)	819,128
Key Bank NA	2.300%, $740,000 par, due 09/14/2022		(1)	748,214
Key Corp	5.100%, $735,000 par, due 03/24/2021		(1)	762,790
Kinder Morgan Energy Partners	3.500%, $500,000 par, due 03/01/2021		(1)	506,385
KINDER MORGAN INC/DELAWA	4.300%, $920,000 par, due 06/01/2025		(1)	998,191
Mass Mutual Global Funding	1.950%, $920,000 par, due 09/22/2020		(1)	920,386
Mass Mutual Global Funding	2.250%, $460,000 par, due 07/01/2022		(1)	463,542
McDonald's Corporation	2.625%, $575,000 par, due 09/01/2029		(1)	575,817
MET LIFE GLOB FUNDING I	2.400%, $1,325,000 par, due 01/08/2021		(1)	1,331,559
MET LIFE GLOB FUNDING I	2.400%, $370,000 par, due 06/17/2022		(1)	373,878
Mondelez International	3.625%, $615,000 par, due 02/13/2026		(1)	654,846
MONDELEZ INTL HLDINGS NE	2.125%, $495,000 par, due 09/19/2022		(1)	495,104
Morgan Stanley Dean Witter	2.720%, $720,000 par, due 07/22/2025		(1)	729,101
Morgan Stanley Dean Witter	4.431%, $590,000 par, due 01/23/2030		(1)	667,337
Morgan Stanley	2.500%, $1,685,000 par, due 04/21/2021		(1)	1,697,772
Morgan Stanley	2.625%, $645,000 par, due 11/17/2021		(1)	652,734
MORGAN STANLEY	3.125%, $1,210,000 par, due 07/27/2026		(1)	1,249,373
MORGAN STANLEY	3.125%, $630,000 par, due 01/23/2023		(1)	647,697
Morgan Stanley	3.875%, $260,000 par, due 04/29/2024		(1)	276,401
Motiva Enterprises, LLC	5.750%, $210,000 par, due 01/15/2020		(1)	210,212
NESTLE HOLDINGS INC	3.350%, $725,000 par, due 09/24/2023		(1)	758,423
New York Life Global Funding	2.900%, $1,670,000 par, due 01/17/2024		(1)	1,723,089
NISSAN MASTER OWNER TRUST RECE	2.167%, $1,595,000 par, due 11/15/2023		(1)	1,597,377
NORTHROP GRUMMAN CORP	2.080%, $650,000 par, due 10/15/2020		(1)	650,722
OCCIDENTAL PETROLEUM COR	2.600%, $510,000 par, due 08/13/2021		(1)	513,774
OCCIDENTAL PETROLEUM COR	3.200%, $165,000 par, due 08/15/2026		(1)	166,982
OCCIDENTAL PETROLEUM COR	3.500%, $705,000 par, due 06/15/2025		(1)	728,068
PHILIP MORRIS INTL INC	2.875%, $1,500,000 par, due 05/01/2024		(1)	1,544,070
PNC Bank NA	2.550%, $645,000 par, due 12/09/2021		(1)	652,805

62(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
		Description of investment, including
		maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party		collateral, par, or maturing value	shares	Cost	Current value
	PUBLIC SERVICE ENTERPRIS	2.650%, $745,000 par, due 11/15/2022		(1)	$756,242
	Reckitt Benckiser TSY	2.750%, $1,605,000 par, due 06/26/2024		(1)	1,637,052
	Sempra Energy	2.400%, $1,005,000 par, due 03/15/2020		(1)	1,005,060
	SIEMENS FINANCIERINGSMAT	2.900%, $415,000 par, due 05/27/2022		(1)	424,474
	Simon Property Group LP	2.000%, $465,000 par, due 09/13/2024		(1)	462,773
	Simon Property Group LP	2.750%, $475,000 par, due 06/01/2023		(1)	485,588
	SOUTHERN CO	2.950%, $920,000 par, due 07/01/2023		(1)	943,745
	STATOIL ASA	3.700%, $265,000 par, due 03/01/2024		(1)	282,355
	Sysco Corporation	3.550%, $1,090,000 par, due 03/15/2025		(1)	1,160,687
	Toronto-Dominion Bank	1.900%, $740,000 par, due 12/01/2022		(1)	740,710
	TOYOTA AUTO LOAN EXTENDED NOTE	2.560%, $690,000 par, due 11/25/2031		(1)	700,612
	TOYOTA MOTOR CREDIT CORP	2.950%, $360,000 par, due 04/13/2021		(1)	365,429
	Trans- Canada Pipelines	4.625%, $315,000 par, due 03/01/2034		(1)	359,314
	Unilever Capital Corporation	2.600%, $445,000 par, due 05/05/2024		(1)	455,400
	Union Pacific Corporation	3.950%, $400,000 par, due 09/10/2028		(1)	442,004
	UNITED PARCEL SERVICE	2.200%, $200,000 par, due 09/01/2024		(1)	201,144
	United States Treasury	1.375%, $17,960,000 par, due 10/15/2022		(1)	17,851,881
	United States Treasury	1.375%, $3,120,000 par, due 05/31/2021		(1)	3,110,484
	United States Treasury	1.500%, $1,330,000 par, due 02/28/2023		(1)	1,325,425
	United States Treasury	1.750%, $5,455,000 par, due 01/31/2023		(1)	5,478,020
	United States Treasury	1.875%, $1,150,000 par, due 02/28/2022		(1)	1,157,096
	United States Treasury	1.875%, $2,100,000 par, due 10/31/2022		(1)	2,115,918
	United States Treasury	1.875%, $3,150,000 par, due 01/31/2022		(1)	3,168,459
	United States Treasury	2.000%, $3,870,000 par, due 10/31/2021		(1)	3,898,870
	United States Treasury	2.000%, $7,370,000 par, due 11/30/2022		(1)	7,454,092
	United States Treasury	2.125%, $1,870,000 par, due 12/31/2022		(1)	1,898,630
	United States Treasury	2.250%, $1,465,000 par, due 04/15/2022		(1)	1,486,638
	United States Treasury	2.250%, $10,920,000 par, due 03/31/2021		(1)	11,003,210
	United States Treasury	2.250%, $18,650,000 par, due 04/30/2021		(1)	18,808,898
	United States Treasury	2.250%, $3,855,000 par, due 08/15/2046		(1)	3,756,196
	United States Treasury	2.250%, $6,930,000 par, due 08/15/2049		(1)	6,743,791
	United States Treasury	2.375%, $1,350,000 par, due 02/29/2024		(1)	1,388,597
	United States Treasury	2.625%, $20,435,000 par, due 05/15/2021		(1)	20,716,799
	United States Treasury	2.750%, $7,280,000 par, due 08/15/2021		(1)	7,412,787
	United States Treasury	2.750%, $8,545,000 par, due 08/31/2023		(1)	8,880,135
	United States Treasury	2.875%, $31,375,000 par, due 10/31/2023		(1)	32,796,601
	United States Treasury	2.875%, $33,420,000 par, due 11/30/2023		(1)	34,957,988
	United Technology Corp	1.950%, $210,000 par, due 11/01/2021		(1)	210,458
	UnitedHealth Group Inc	2.375%, $615,000 par, due 08/15/2024		(1)	623,161
	US Bancorp	2.400%, $1,625,000 par, due 07/30/2024		(1)	1,647,620
	US Bancorp	2.625%, $710,000 par, due 01/24/2022		(1)	721,261
	VERIZON COMMUNICATIONS	4.500%, $745,000 par, due 08/10/2033		(1)	869,646
	Verizon Owner Trust	1.680%, $68,002 par, due 05/20/2021		(1)	67,988
	WAL-MART STORES INC	3.050%, $855,000 par, due 07/08/2026		(1)	901,931
	WISCONSIN PUBLIC SERVICE	3.350%, $295,000 par, due 11/21/2021		(1)	303,213
*	Wells Fargo/BlackRock Short Term Investment Fund S	7,989,030 units		(1)	7,989,030
					341,876,664
		Accrued income			1,834,198
		Payable for daily variation margin on futures contracts			(4,872)
		Payable for securities purchased on a forward commitment basis			(4,913,989)
		Payable for investment payments due			(1,818,297)
		Adjustment from fair value to current value			(7,013,457)
		Total			329,960,247
63(Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2019
		Description of investment, including
		maturity date, rate of interest,	Units/
Identity of issuer, borrower, lessor, or similar party		collateral, par, or maturing value	shares	Cost	Current value
	Total underlying securities of security-backed contracts at fair value				$4,355,479,943
	Accrued income				14,797,724
		Payable for daily variation margin on futures contracts			(4,872)
	Receivable for investment payments due				1,023,696
	Payable for investment securities purchased on a
	forward commitment basis				(26,244,800)
	Wrapper contract fee payable				(1,402,887)
	Payable for investment payments due				(5,283,297)
	Investment management fee payable				(82,641)
	Pending trades				575,157
	Adjustment from fair value to current value				(76,211,312)
	Total security-backed contracts				4,262,646,711
	Collective Investment Fund
*	Wells Fargo/BlackRock Short Term Investment Fund S	299,158,085 units		(1)	299,158,085
	Total collective investment funds at fair value				299,158,085
	Total Stable Value Fund				4,561,804,796
*	Wells Fargo – ESOP Fund
	Wells Fargo & Co. common stock allocated	Common stock fund	174,099,196	7,950,021,761	9,366,536,745
	Wells Fargo ESOP – unallocated	Convertible preferred stock	1,071,418	1,142,883,919	1,231,374,393
	Short-term investments - allocated	Money Market Fund	116,280,137	116,280,137	116,280,137
	Short-term investments - unallocated	Money Market Fund	86,224,731	86,224,731	86,224,731
	Total Wells Fargo – ESOP Fund				10,800,416,006
					$47,951,130,898
*	Represents a party-in-interest.
(1)	Cost information not required as investments are participant directed.
See accompanying report of independent registered public accounting firm.

EXHIBITS

Exhibit No.	Description	Location

23	Consent of Independent Registered Public Accounting Firm	Filed herewith.

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS FARGO & COMPANY 401(k) PLAN

/s/ Michael Branca
Michael Branca
Executive Vice President
Head of Total Rewards
Wells Fargo & Company

June 26, 2020